Exhibit 2.1

SCHEDULE 1

THE PROPOSALS

THE HIGH COURT

H.COS.2023.0000173

IN THE MATTER OF

MALLINCKRODT PUBLIC LIMITED COMPANY

AND

IN THE MATTER OF THE COMPANIES ACTS 2014 TO 2020

PROPOSALS FOR A COMPROMISE AND SCHEME OF ARRANGEMENT

BETWEEN

MALLINCKRODT PUBLIC LIMITED COMPANY

AND

ITS MEMBERS AND CREDITORS

DATED 9 OCTOBER 2023

Michael McAteer

Examiner
Grant Thornton
13-18 City Quay

Dublin 1

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	1

2	THE COMPANY AND ITS BUSINESS	4

3	BACKGROUND AND CHAPTER 11 CASES	4

4	INDEPENDENT EXPERT’S REPORT	4

5	THE PROPOSALS	5

6	COMPLIANCE WITH SECTION 539(1)OF THE ACT	6

7	TREATMENT OF MEMBERS	9

8	TREATMENT OF CREDITORS	10

9	DETERMINING THE CLAIMS OF CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS	13

10	WAIVING OF RIGHTS	13

11	IMPLEMENTATION OF THIS SCHEME	14

12	GENERAL DATA PROTECTION REGULATION	14

13	MISCELLANEOUS PROVISIONS	15

Appendix 1 (PARTICULARS OF THE COMPANY)		17

Appendix 2 (GROUP STRUCTURE CHART)		18

Appendix 3 (NEW CONSTITUTION)		19

Appendix 4 (STATEMENT OF ASSETS AND LIABILITIES OF THE COMPANY)		20

Appendix 5 (ESTIMATED FINANCIAL OUTCOME ON WINDING UP OF THE COMPANY)		21

Appendix 6 (THE CREDITORS)		22

Appendix 7 (THE PLAN)		34

Appendix 8 (PRIVACY STATEMENT - EXAMINERSHIP APPOINTMENTS)		35

1	DEFINITIONS AND INTERPRETATION

1.1	In these Proposals for a Compromise and Scheme of Arrangement (these Proposals), unless otherwise defined or unless the context otherwise requires, defined terms have the meaning given to them in the Plan (as defined below), and the following terms have the following meanings:

2022 Scheme means, in relation to the 2020 - 2022 Chapter 11 Cases, the amended scheme of arrangement between the Company, the Members and the Creditors (incorporating the 2020 - 2022 Plan) confirmed by the Irish Court on 27 April 2022 and effective 16 June 2022;

Act means the Companies Act 2014;

Chapter 11 Cases means the pre-packaged proceedings voluntarily initiated by the Company and certain of its subsidiaries pursuant to Chapter 11 of the Bankruptcy Code and jointly administered in the US Bankruptcy Court under the caption In re Mallinckrodt plc, et al., Case No. 23-11258 (JTD) (Bankr. D. Del.);

Claim includes:

(a)	any ‘claim’, defined in section 101(5) of the Bankruptcy Code as:

(i)	a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or

(ii)	a right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured; and / or

(b)	any claim, counterclaim, right (including right of subrogation), remedy, indebtedness, right of action, cause of action, indemnity, contribution, right of set-off, demand for damages and other sums (in each case of whatever kind or nature, whether in law, equity, regulation, statute, contract or otherwise, whether known or unknown, whether suspected or unsuspected, whether direct or indirect, whether present, future or otherwise, whether actual, prospective, contingent, potential, alleged or other and however and whether held for himself or as agent or trustee for any other person and whenever arising and in whatever jurisdiction), and all rights, title and interests in each of the foregoing, including for or by reason of or arising in connection with any undertaking, obligation, liability, occurrence, act, omission, circumstance, event, transaction, payment (in cash or in kind), matter or thing, whether actual or contingent and whether or not attributable to one cause or event, and Claims shall be construed accordingly;

Company means Mallinckrodt plc;

Correspondence means the correspondence issued to the Impaired Creditors notifying them of the meetings to be held in accordance with section 540 of the Act and setting out the amount of each such individual Creditor’s debt as set out in the Company’s books and records as at the Petition Date;

Creditors means all creditors of the Company, known or unknown, whether or not the liabilities have been acknowledged or recognised, qualified or unqualified, actual or contingent, ascertained or unascertained, including the classes of creditors listed in Appendix 6 hereof;

Directors means the directors of the Company from time to time;

Effective Date means the time and date when all conditions precedent specified in Article VIII of the Plan (other than the condition in Article VIII.A.8 of the Plan relating to the effectiveness of this Scheme) have been satisfied or waived in accordance with the terms of the Plan;

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Examiner means Michael McAteer, chartered accountant of Grant Thornton, 13-18 City Quay, Dublin 2;

Existing Shares means the entire issued share capital of the Company immediately prior to the Effective Date;

Impaired Creditors means, together:

(a)	First Lien Claims;

(b)	Second Lien Notes Claims;

(c)	Intercompany Claims;

(d)	Subordinated Claims; and

(e)	Unexercised Equity Interest Claims;

Independent Expert means Mr James Anderson, Partner, of Deloitte Ireland;

Independent Expert’s Report means the report in respect of the Company prepared by the Independent Expert dated 16 September 2023 (as updated 20 September 2023) pursuant to Section 511 of the Act;

Irish Court means the High Court of Ireland, or where any decision of the High Court of Ireland is appealed, the Court of Appeal of Ireland and / or Supreme Court of Ireland, as appropriate;

Irish Examinership Proceedings means the examinership process under the Act with respect to the Company;

Mallinckrodt Group means the global enterprise and group of companies of which the Company is the ultimate parent company;

Members means the holders of the Existing Shares immediately prior to the Effective Date;

Plan means the prepackaged joint plan of reorganization under Chapter 11 of the Bankruptcy Code as confirmed by the US Bankruptcy Court in the form attached hereto at Appendix 7 (which for the avoidance of doubt incorporates the Plan Supplement), as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms thereof, as the case may be;

Petition means the petition presented by the Directors to the Irish Court for the appointment of an examiner pursuant to section 510(1)(b) of the Act;

Petition Date means 20 September 2023, being the date of the presentation of the Petition in the Central Office of the Irish Court;

Pre-Existing Company Capital means the entirety of the company capital, within the meaning of Section 64(1) of Part 3 of the Act, existing immediately prior to the Effective Date;

Preferential Claims means all Claims owing by the Company as at the Petition Date, which would, in the event of a winding up of the Company under the Act, be preferential debts within the scope of Section 621 of the Act;

Protection Period means the period during which the Company is under the protection of the Irish Court in accordance with the Act;

Relevant Administrative Claims means, together:

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(a)	all Administrative Claims;

(b)	all Professional Fee Claims;

(c)	all Priority Tax Claims;

(d)	all Other Priority Claims; and

(e)	all Other Secured Claims,

(if any) that are due and / or owing by the Company as at the Petition Date;

Revenue means the Revenue Commissioners of Ireland;

Scheme means the scheme of arrangement between the Company, the Members and the Creditors as set out in these Proposals;

Unexercised Equity Interest Claims means any and all unexercised options, performance, share and / or stock units, restricted stock and / or share awards, warrants, calls, rights, puts, awards, commitments, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into issued share capital of the Company, and all Claims in respect of any of the foregoing, as in existence immediately prior to the Effective Date; and

US Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware.

1.2	In these Proposals, unless the context otherwise requires:

1.2.1	references to Parts, sections, clauses and sub-clauses are references to the Parts, clauses and sub-clauses respectively of these Proposals;

1.2.2	references to a ‘person’ include an individual, firm, partnership, company, corporation, unincorporated body of persons or any state or state agency;

1.2.3	references to a statute or a statutory provision or to a statutory instrument or provision of a statutory instrument include the same as subsequently modified, amended or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made hereunder or deriving validity therefrom;

1.2.4	the singular includes the plural and vice versa and words importing one gender shall include all genders;

1.2.5	headings to Parts, clauses, sub-clauses and Appendices are for ease of reference only and shall not affect the interpretation of these Proposals;

1.2.6	words such as hereunder, hereto, hereof and herein and other words commencing with ‘here’ shall, unless the context clearly indicates to the contrary, refer to the whole of these Proposals and not to any particular paragraph hereof;

1.2.7	in construing these Proposals, general words introduced by the word ‘other’ shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things, and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and any references to the word ‘include’ or ‘including’ is to be construed without limitation;

1.2.8	any reference to ‘these Proposals’ or any other document, or to any specified provision of these Proposals or any other document, is to these Proposals, that document or that provision as in force

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for the time being and as amended from time to time in accordance with the terms of these Proposals or that document;

1.2.9	any reference to a person includes his successors, personal representatives and permitted assigns;

1.2.10	euro or € means the lawful currency for the time being of Ireland and US$ or $ means US dollars, the lawful currency of the US; and

1.2.11	the phrase ‘impaired’ or ‘not impaired’, when used to describe the effect of these Proposals on a Claim or a Class of Claims shall be construed in accordance with the provisions of Section 539(5) of the Act.

2	THE COMPANY AND ITS BUSINESS

2.1	The Company was incorporated in Ireland on 9 January 2013 with registered number 522227. The registered office of the Company is located at College Business and Technology Park, Cruiserath, Blanchardstown, Dublin 15.

2.2	The Company is a publicly owned pharmaceutical company. It is the ultimate parent company of the Mallinckrodt Group, a global leader in the development, manufacture, marketing and distribution of speciality pharmaceutical products and therapies.

2.3	The authorised share capital of the Company comprises:

2.3.1	500,000,000 ordinary shares of US$0.01 each (the Ordinary Shares), of which 13,478,506 have been issued on or prior to the Petition Date; and

2.3.2	500,000,000 preferred shares of US$0.01 each (none of which have been issued to date); and

2.3.3	40,000 ordinary ‘A’ shares of EUR1.00 each (none of which have been issued to date).

2.4	The issued share capital of the Company as at the Petition Date was US$134,785.06, comprised entirely of Ordinary Shares of US$0.01 each.

2.5	Further particulars of the Company are set out in Appendix 1. A group structure chart for the Mallinckrodt Group is set out in Appendix 2.

3	BACKGROUND AND CHAPTER 11 CASES

3.1	On 28 August 2023 (the Chapter 11 Filing Date), the Company and certain of its subsidiaries voluntarily commenced the Chapter 11 Cases in the US Bankruptcy Court.

3.2	On 20 September 2023, the Directors presented the Petition to the Irish Court. By order of the Irish Court dated 20 September 2023, the Examiner was appointed examiner of the Company on an interim basis. By further order of the Irish Court dated 2 October 2023, the Examiner’s appointment as examiner of the Company was confirmed.

3.3	Save for as exclusively set out in these Proposals and the Plan, nothing shall impact the rights and obligations of the Company, its creditors or members pursuant to the 2022 Scheme and 2020 - 2022 Plan.

4	INDEPENDENT EXPERT’S REPORT

4.1	The Independent Expert’s Report, which accompanied the Petition, expressed the opinion that the Company and its undertaking had a reasonable prospect of survival as a going concern, provided the requisite class of Creditors accepted, and the Irish Court approved, these Proposals.

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4.2	The Independent Expert’s Report also expressed the view that the attempt to continue the whole or any part of the undertaking of the Company meets the best-interests-of-creditors test and would be likely to be more advantageous to the Members and Creditors as a whole rather than a winding up of the Company.

4.3	The Examiner has formulated these Proposals in accordance with section 534 of the Act and nothing has arisen since the appointment of the Examiner to cause the Examiner to disagree with the opinion of the Independent Expert set out above.

5	THE PROPOSALS

5.1	Proposals Accompanied the Petition

5.1.1	A draft form of these Proposals accompanied the Petition.

5.1.2	These Proposals largely mirror the Plan insofar as it relates and applies to the Company.

5.2	Members

5.2.1	There is one class of Members.

5.2.2	For the purposes of these Proposals, pursuant to the Act the interests of the Members are impaired if:

(a)	the nominal value of their shareholding in the Company is reduced;

(b)	where they are entitled to a fixed dividend in respect of their shareholding in the Company, the amount of that dividend is reduced;

(c)	they are deprived of all or any part of the rights accruing to them by virtue of their shareholding in the Company;

(d)	their percentage interest in the total issued share capital of the Company is reduced; or

(e)	the Members are deprived of their shareholding in the Company.

5.2.3	The interests of the Members are being impaired pursuant to the terms of these Proposals, as is more particularly described in Clause 7 below.

5.3	Creditors

5.3.1	There are nine (9) classes of Creditors’ Claims, which are more particularly described and specified at Clause 8.6 below.

5.3.2	For the purpose of these Proposals, a Creditor’s Claim against the Company is impaired if it receives less in payment of its Claim than the full amount due in respect of its Claim at the Petition Date, within the meaning of Section 539(5) of the Act.

5.3.3	The interests of Creditors that are Holders of the following classes of Claims are being impaired pursuant to the terms of these Proposals:

(a)	First Lien Claims;

(b)	Second Lien Notes Claims;

(c)	Intercompany Claims;

(d)	Subordinated Claims; and

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(e)	Unexercised Equity Interest Claims.

5.3.4	In accordance with his duty under section 534(2)(aa) of the Act, the Examiner confirms that the Impaired Creditors pursuant to the terms of these Proposals were given notice of and invited to attend a meeting to consider these Proposals under section 540 of the Act.

5.4	Equal Treatment

5.4.1	This Scheme provides equal treatment for:

(a)	each Claim or interest of each Member; and

(b)	each Claim or interest of each Creditor of a particular class,

unless the Holder of a particular Claim or interest has agreed to a less favourable treatment.

5.5	Effective Date

This Scheme will take effect and become binding on the Creditors, the Members and the Company on the Effective Date and the Plan and the Scheme shall take effect simultaneously on the Effective Date.

5.6	Memorandum and Articles of Association of the Company

The Examiner has specified in Clause 13.7 that he considers it necessary for the existing memorandum and articles of association of the Company to be amended in order to facilitate the survival of the Company, and the whole or any part of its undertaking, as a going concern. The form of the memorandum and articles of association of the Company that will take effect as and from the Effective Date is attached at Appendix 3.

5.7	Financial position of the Company and estimated outcome on a winding up

5.7.1	A statement of assets and liabilities (including contingent and prospective liabilities) of the Company as at the Petition Date is attached at Appendix 4.

5.7.2	The estimated financial outcome of a winding-up of the Company for the Members and the Creditors is attached at Appendix 5.

5.8	Reduction in the Pre-Existing Company Capital

The Examiner has specified in Clause 13.8 that he considers it necessary for the Pre-Existing Company Capital to be reduced to zero in order to facilitate the survival of the Company, and the whole or any part of its undertaking, as a going concern and / or in order to give effect to this Scheme and the Plan.

6	COMPLIANCE WITH SECTION 539(1) OF THE ACT

6.1	Pursuant to section 539(1) of the Act, proposals for a compromise or scheme of arrangement shall:

6.1.1	539(1)(a) specify each class of members and creditors of the company:

This detail is contained in Clause 5 (the Proposals) of these Proposals.

6.1.2	539(1)(aa) identify the company concerned

This detail is contained in Clause 2 (the Company and its Business) of these Proposals.

6.1.3	539(1)(ab) identify the examiner

This detail is contained in Clause 3 (Background and Chapter 11 Cases) of these Proposals.

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6.1.4	539(1)(b) specify any class of members and creditors whose interests or claims will not be impaired by the proposals, including the reasons why it is proposed not to impair such interests or claims

Detail of unimpaired creditors are contained in Clause 8 (Treatment of Creditors) of these Proposals. It is a provision of the Plan that certain creditors shall not be impaired by the Plan and the Examiner considers that, in accordance with the terms of the Plan, those creditors shall also not be impaired by the Scheme.

6.1.5	539(1)(c) specify any class of members and creditors whose interests or claims will be impaired by the proposals, including the interests or claims impaired by such proposals

This detail is contained in Clause 8 (Treatment of Creditors) of these Proposals.

6.1.6	539(1)(d) provide equal treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to less favourable treatment

This is noted at Clause 5.4 of these Proposals.

6.1.7	539(1)(da) identify the terms of the proposals including, in particular –

(i) any proposed restructuring measures,

The proposed restructuring measures are set out in Clause 7 to Clause 11 of these Proposals.

(ii) where applicable, the proposed duration of any proposed restructuring measures,

The proposed duration of the restructuring measures shall be on and from the Effective Date when this Scheme will be implemented in accordance with the Milestones set out in the Plan.

(iii) the arrangements with regard to informing and consulting employees or employees’ representatives,

The Company does not have any direct employees or employee representatives to inform or consult about these Proposals. However, the Mallinckrodt Group employs c. 2,700 people worldwide, the details of which are set out in full in the Petition.

(iv) where applicable, the overall consequences as regards employment such as dismissals, short-time working arrangements or similar,

The Examiner considers that there are no anticipated adverse consequences arising from the Proposals with regard to employment in respect of the Company (in circumstances where it does not have any direct employees) or the Mallinckrodt Group should the Proposals be implemented in their current form. On 30 August 2023, the Company and the other Debtors received interim approval from the US Bankruptcy Court for relief sought in several “First Day” motions in order to support ongoing operations, including approvals to enable the Debtors to continue paying employee wages, salaries and benefits without interruption. On 21 September 2023, the US Bankruptcy Court granted final relief with respect to the foregoing employee-related obligations.

(v) any new financing anticipated as part of the restructuring measures and the reason why the new financing is necessary to implement the plan,

As outlined in the Independent Expert’s Report, on 30 August 2023 the US Bankruptcy Court entered an interim order approving the entry into the DIP Credit Agreement and the availing of the DIP Facility and the initial drawdown of $150,000,000 occurred shortly thereafter. Subsequent to the date of the Petition, the US Bankruptcy Court entered a final order approving the DIP Facility on 21 September 2023, following which an additional and final drawdown of $100,000,000

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occurred on 25 September 2023. There is an additional 12% Backstop Premium paid-in-kind on the DIP Facility. The Examiner believes that, in accordance with the terms of the Plan, this new financing is necessary to implement the Plan and to fund the working capital needs and reorganisation efforts of the Mallinckrodt Group. The Examiner also recognises the importance of sending a strong signal to the Mallinckrodt Group’s employees and business partners that the Mallinckrodt group has adequate liquidity during the Examinership and the Chapter 11 Cases.

6.1.8	539(1)(e) provide for the implementation of the proposals,

This detail is contained in Clause 11 (Implementation of this Scheme) of these Proposals.

6.1.9	539(1)(ea) provide a statement of reasons which explains why the proposals provide a reasonable prospect of facilitating the survival of the company and the whole or part of its undertaking as a going concern, and includes details of the necessary pre-conditions for the success of the proposals,

The Examiner believes that if implemented these Proposals provide a reasonable prospect of survival of the Company as a going concern.

The Independent Expert’s Report, which accompanied the Petition, expressed the opinion that the Company and its undertakings had a reasonable prospect of survival as a going concern, provided the requisite class of Creditors accepted, and the Irish Court approved, these Proposals. Nothing has arisen since the appointment of the Examiner to cause the Examiner to disagree with the opinion of the Independent Expert set out above. The Examiner, having carried out an independent assessment, agrees with the analysis in the Independent Expert’s Report that the product matrix and sales trends of the Company are strong and with a more sustainable debt profile, which can be delivered through the Scheme and the Plan, the Company should have a had a reasonable prospect of survival as a going concern.

The necessary pre-conditions for the success of these Proposals include:

(a)	satisfaction or waiver of the Conditions Precedent under the Plan and confirmation of the Plan by the US Bankruptcy Court;

(b)	the acceptance of these Proposals by the requisite majority in value of the impaired Creditors;

(c)	the approval of these Proposals by the Irish Court; and

(d)	the consummation of the Chapter 11 Plan and the transactions contemplated thereby.

6.1.10	539(1)(f) if the examiner considers it necessary or desirable to do so to facilitate the survival of the company, and the whole or any part of its undertaking, as a going concern, specify whatever changes should be made in relation to the management or direction of the company,

The New Constitution (as defined in Clause 13.7 of these Proposals) specifies changes to be made to the management or direction of the Company, including procedures and qualifications to appoint and remove directors, amended drag and tag-along rights, pre-emption rights in favour of certain shareholders and other general provisions regarding the Company’s governance.

6.1.11	539(1)(g) if the examiner considers it necessary or desirable to do so to facilitate such survival, specify any changes he or she considers should be made in the constitution of the company, whether as regards the management or direction of the company or otherwise,

This detail is contained in Clause 13.7 of these Proposals.

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6.1.12	539(1)(ga) in the case of a company referred to in section 510(6), include proposals for the protection of dwellings provided or managed in furtherance of the primary object or primary objects of the company as specified in section 25(2)(b)(i) of the Housing (Regulation of Approved Housing Bodies) Act 2019,

Not applicable

6.1.13	539(1)(h) include such other matters as the examiner deems appropriate.

Not applicable

6.2	MDT II Provisions

6.2.1	On 23 August 2023, following arms-length negotiations, the Company and the MDT II entered into the Revised Deferred Cash Payments Agreement, pursuant to which the MDT II Settlement Payment was made. On the Effective Date, the Company and the MDT II intend to enter into the MDT II CVR Agreement, pursuant to which the MDT II will be provided the MDT II CVRs. For the avoidance of doubt, the Company shall continue to comply with the MDT II CVR Agreement and the Revised Deferred Cash Payments Agreement and nothing in this Scheme shall contradict the terms of the Plan with respect to such agreements.

6.2.2	In accordance with the 2020-2022 Confirmation Order, the Company or applicable reorganised debtor shall continue to comply with the Voluntary Operating Injunction and the Monitor shall remain in place, provided that the Company or applicable reorganized debtor shall have no liabilities of any kind to the MDT II, any of the Opioid Creditor Trusts (as defined in the 2020-2022 Plan), or any beneficiaries of any of the foregoing before, on, or after the Effective Date except as expressly agreed in the Restructuring Support Agreement, the Revised Deferred Cash Payment Terms, the MDT II CVR Agreement, and the Amended Cooperation Agreement.

6.2.3	Additionally, the Company shall continue to comply with any non-monetary obligations under the MDT II Agreement and Amended Cooperation Agreement during the pendency of the Chapter 11 Cases and the Amended Opioid Cooperation Agreement and the Revised Deferred Cash Payments Agreement shall be assumed or deemed to be assumed by the Company on the Effective Date in accordance with Article IV.R of the Plan, provided that, as set forth in the Revised Deferred Cash Payments Agreement, all Original Deferred Cash Payments shall have been satisfied by the MDT II Settlement Payment and no further Original Deferred Cash Payments shall be owed.

6.3	General

6.3.1	The Irish Court has not directed that any specific provisions be included in this Scheme.

6.3.2	The Examiner has included in this Scheme all such other matters as he deems appropriate.

7	TREATMENT OF MEMBERS

7.1	The rights of the Members are impaired by this Scheme.

7.2	The Members shall receive no distribution on account of the Existing Shares under this Scheme or under the Plan. On the Effective Date, the Existing Shares and all and any rights attaching or relating thereto will be cancelled.

7.3	The Examiner shall be entitled, as of the Effective Date, to execute on behalf of the Company and / or the board of Directors all documentation necessary in connection with the cancellation of the Existing Shares in accordance with Clause 7.2.

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8	TREATMENT OF CREDITORS

8.1	The interests or Claims of at least one class of Creditors is being impaired pursuant to the terms of this Scheme, as explained in detail at Clauses 8.7 to 8.16 below.

8.2	Appendix 6 contains details, provided by the Company to the Examiner, of the names of Creditors as at the Petition Date compiled from the books and records of the Company.

8.3	On 9 October 2023, the Correspondence was issued to each Impaired Creditor of the Company whose details are set out in Appendix 6.

8.4	The treatment proposed in this Scheme with respect to each class of Creditors is set out below. Where the Irish Court confirms this Scheme (with or without material modification), this Scheme shall notwithstanding any enactment, rule of law or otherwise be binding on all the Creditors as and from the Effective Date and the class or classes of Creditors affected by this Scheme including, for the avoidance of doubt, any person other than the Company who, under any statute, enactment, rule of law or otherwise, is liable for all or any part of the debts of the Company on the Effective Date.

8.5	Save as otherwise expressly provided herein and in the Plan, the following shall apply:

8.5.1	no interest, penalties or costs (over and above the sum specified in the Correspondence issued to each Creditor or the sum determined in accordance with this Scheme and the Plan) shall be payable by the Company to any Creditor;

8.5.2	to the extent applicable:

(a)	the payments to Creditors; and / or

(b)	the Reinstatement of the Claims of Creditors; and / or

(c)	the issuance of the First Lien New Common Equity (subject to dilution on account of the Management Incentive Plan and the MDT II CVRs, if such rights are satisfied by the issuance of New Common Equity) to the Holders of First Lien Claims; and / or

(d)	the issuance of the New Common Equity (subject to dilution on account of the Management Incentive Plan and the MDT II CVRs, if such rights are satisfied by the issuance of New Common Equity) to the Holders of Second Lien Notes Claims; and / or

(e)	the incurrence by the Company of obligations pursuant to the New Takeback Debt,

provided for in this Scheme and / or the Plan (as applicable) shall be in full and final settlement of all Claims and entitlements of each Creditor to which such payment or issuance is made, or to whose benefit such obligations are incurred; and

8.5.3	to the extent that any Creditor Claim is insured, this Scheme shall not affect the liability of the insurer.

8.6	Creditors’ Claims have been categorised into the following classes of Claims for the purposes of this Scheme:

8.6.1	DIP Claims;

8.6.2	First Lien Claims;

8.6.3	Second Lien Notes Claims;

8.6.4	Relevant Administrative Claims;

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8.6.5	General Unsecured Claims;

8.6.6	Intercompany Claims;

8.6.7	Subordinated Claims;

8.6.8	Unexercised Equity Interest Claims; and

8.6.9	Preferential Claims.

8.7	DIP Claims

8.7.1	The Holders of the DIP Claims are not impaired by this Scheme.

8.7.2	The DIP Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article II.C of the Plan), so that as set forth in the Plan, each Holder of the DIP Claims shall receive on the Effective Date, in exchange for full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share of payment in Cash of the DIP Cash Sweep (if the DIP Cash Sweep occurs) and/or the Syndicated Exit Financing, if any; provided that, to the extent that the net proceeds of the Syndicated Exit Financing and the DIP Cash Sweep are collectively less than aggregate amount owing with respect to the DIP Claims immediately prior to the Effective Date, the balance owing with respect to the DIP Claims will be converted on a dollar-for-dollar basis into New First Priority Takeback Term Loans in the amount of such shortfall. On this basis, the DIP Claims are not impaired by these Proposals.

8.8	First Lien Claims

8.8.1	The Holders of the First Lien Claims against the Company are impaired by this Scheme. The Scheme does not provide additional rights to the Holders of the First Lien Claims beyond those provided in the Plan. The following provisions 8.8.2 to 8.8.5 reflect the relevant terms of the Plan.

8.8.2	The First Lien Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.2 of the Plan) so that, as further set forth in the Plan, each Holder of the First Lien Claims shall receive on the Effective Date, in exchange for full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share of:

(a)	the First Lien New Common Equity subject to dilution on account of the Management Incentive Plan and the MDT II CVRs (if such rights are satisfied by the issuance of New Common Equity);

(b)	as applicable, Cash in an amount sufficient to repay in full (A) the First Lien Term Loans Accrued and Unpaid Interest in the case of any Holder of First Lien Term Loan Claims, (B) the 2025 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2025 First Lien Notes Claims, and (C) the 2028 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2028 First Lien Notes Claims;

(c)	Cash from (A) the Exit Minimum Cash Sweep, if the Exit Minimum Cash Sweep Trigger occurs and/or (B) the net proceeds of the Syndicated Exit Financing, if any, after the repayment of all applicable Allowed DIP Claims; and

(d)	if applicable, the New Second Priority Takeback Debt.

8.8.3	In accordance with the terms of Article III.B.2 of the Plan, on the Effective Date, the Company shall pay in full in Cash all outstanding First Lien Notes Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and First Lien Collateral Agent Fees.

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8.8.4	To the extent that the option set forth in Clause 8.8.2(d) is applicable, the Company shall incur all obligations (if any) specified as owing by it pursuant to the New Takeback Debt Documentation in accordance with the Plan (including, without limitation, Articles IV.H and IV.I of the Plan).

8.8.5	On the Effective Date, the Company shall incur all obligations (if any) specified as owing by it to the Holders of the First Lien Claims pursuant to the Plan and / or in respect of the New Common Equity in accordance therewith (including, without limitation, Article IV.K of the Plan).

8.9	Second Lien Notes Claims

8.9.1	The Holders of the Second Lien Notes Claims against the Company are impaired by this Scheme. The Scheme does not provide additional rights to the Holders of the Second Lien Notes Claims beyond those provided in the Plan. The following provisions 8.9.2 to 8.9.5 reflect the relevant terms of the Plan.

8.9.2	The Second Lien Notes Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.3 of the Plan).

8.9.3	Each Holder of the Second Lien Notes Claims shall receive on the Effective Date, in exchange for full and final satisfaction, settlement, release, and discharge of such Claims, its Pro Rata Share of seven and seven-tenths percent (7.7%) of the New Common Equity, subject to dilution on account of the Management Incentive Plan and the MDT II CVRs (if such rights are satisfied by the issuance of New Common Equity).

8.9.4	On the Effective Date, the Company shall pay in full in Cash all outstanding Second Lien Notes Indenture Trustee Fees and Second Lien Collateral Agent Fees.

8.9.5	On the Effective Date, the Company shall incur all obligations (if any) specified as owing by it to the Holders of the Second Lien Notes Claims pursuant to the Plan and / or in respect of the New Common Equity in accordance therewith (including, without limitation, Article IV.K of the Plan).

8.10	Relevant Administrative Claims

8.10.1	The Holders of the Relevant Administrative Claims are not impaired by this Scheme.

8.10.2	The Relevant Administrative Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Articles II.A, II.D., II.E, & III.B.1 of the Plan) and are not impaired by these Proposals because they would be paid out in full in a liquidation of the Company.

8.11	General Unsecured Claims

8.11.1	The Holders of the General Unsecured Claims against the Company are not impaired by this Scheme.

8.11.2	The General Unsecured Claims shall be treated in accordance with the terms of the Plan (including, without limitation, Article III.B.4 of the Plan) and are not impaired by these Proposals because they would be paid in cash in full on the Effective Date or in the ordinary course of business as and when due, or otherwise receive treatment rendering them unimpaired.

8.12	Intercompany Claims

8.12.1	The Holders of the Intercompany Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.6 of the Plan).

8.12.2	Without prejudice to their rights pursuant to the Plan, the Holders of the Intercompany Claims shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Intercompany Claims shall be deemed

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to have been set-off, settled, distributed, contributed, merged, cancelled or released in full as against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

8.13	Subordinated Claims

8.13.1	The Holders of the Subordinated Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.5 of the Plan).

8.13.2	Without prejudice to their rights pursuant to the Plan, the Holders of the Subordinated Claims shall not receive any payment, dividend or other distribution pursuant to this Scheme (save as provided for in the Plan) and, with effect from the Effective Date, the Subordinated Claims shall be deemed to have been cancelled, released, discharged, and extinguished and shall be of no further force or effect as against the Company, and the Company shall cease to have any liability or obligation with respect to such Claims.

8.14	Unexercised Equity Interest Claims

8.14.1	The rights of the Holders of the Unexercised Equity Interest Claims are impaired by this Scheme and shall be treated in accordance with the Plan (including, without limitation, Article III.B.8 of the Plan).

8.14.2	The Unexercised Equity Interest Claims and any and all rights attaching or relating thereto will be discharged, cancelled, released and extinguished and the Holders of such Unexercised Equity Interest Claims shall have no Claim whatsoever and howsoever arising against the Company in respect of such Unexercised Equity Interest Claims and the Holders of such Unexercised Equity Interest will not receive any distribution or retain any property on account of such Unexercised Equity Interest Claims.

8.14.3	The Holders of the Unexercised Equity Interest Claims will not receive any form of dividend or payment under this Scheme in return for the cancellation of their rights under the Unexercised Equity Interest Claims.

8.15	Preferential Claims

8.15.1	The Holders of the Preferential Claims are not impaired by this Scheme on the basis that they would be paid out in full in a liquidation of the Company.

8.15.2	The Preferential Claims shall be paid in full when they fall due in the ordinary course.

9	DETERMINING THE CLAIMS OF CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS

In order to implement this Scheme and in the interests of the Company and the Creditors, taken as a whole, it is proposed to resolve the Claims of contingent, unliquidated and Disputed Claims in accordance with the provisions specified in Article VII of the Plan.

10	WAIVING OF RIGHTS

10.1	This Scheme covers all Claims against the Company, including contingent and prospective liabilities, as at the Petition Date whether or not the liabilities have been acknowledged or recognised or are unknown including for the avoidance of doubt any liabilities arising from or in connection with guarantees or indemnities to any party.

10.2	With effect from the Petition Date, without prejudice to the right of the Company to perform and seek performance of its contractual rights and entitlements existing at the Petition Date, no Creditor or any other party shall have any debt, right or Claim of any description whatsoever (including, but not limited to, contingent or prospective Claims arising out of any guarantee or indemnity granted in respect of any liability

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of the Company and Claims of which the Company and / or the Examiner are unaware), against the Company arising out of or connected with any contract, engagement, circumstance, event, act or omission of the Company prior to the Petition Date, or arising as a consequence of the appointment of the Examiner, save as provided in this Scheme and the Plan.

10.3	Without prejudice to the generality of Clause 10.2 above, no Creditor shall be permitted to set off a Claim which it owes to the Company (where such Claim has been incurred during the Protection Period) against a Claim which was owing to it by the Company on or before the Petition Date.

10.4	For the avoidance of doubt:

10.4.1	failure through inadvertence on the part of the Examiner or the Company to notify any Creditor of the class meeting of Creditors to which the Creditor should have received notice will not prevent that Creditor from being bound by this Scheme, if and to the extent that this Scheme is confirmed by the Irish Court;

10.4.2	nothing in this Scheme shall prejudice or affect the rights of the Company to seek full payment or contribution from any person or to pursue or enforce any Claim or liability of any person or to seek performance of its contractual rights and entitlements existing at the Petition Date;

10.4.3	unless otherwise provided in this Scheme or the Plan, with respect to the Company, no interest, penalties, or costs (over and above the sum specified in the Correspondence or the sum determined in accordance with the provisions specified in Article VII of the Plan) shall be payable by the Company to any Creditor; and

10.4.4	with respect to the Company, the dividends (whether in the form of cash payments or otherwise) provided for in this Scheme pursuant to an order of the Irish Court confirming this Scheme shall be in full and final settlement of all Claims and entitlements of each Creditor to which a dividend is made as determined in accordance with this Scheme.

11	IMPLEMENTATION OF THIS SCHEME

11.1	In formulating this Scheme, the Examiner has treated each separate class of Creditors, on a fair and equitable basis having regard to the current trading position of the Company and the relative amounts which those Creditors might receive on a winding up. The Examiner believes that the acceptance and implementation of this Scheme is in the best interests of the Creditors.

11.2	At the confirmation hearing in respect of the Company under section 541 of the Act, the Examiner proposes to seek orders approving this Scheme in respect of the Company, upon the making of which, this Scheme will become effective and binding on the Members, the Creditors and the Company in accordance with its terms and the order of the Irish Court, and the Company will cease to be under the protection of the Irish Court.

11.3	On and from the Effective Date, the steps to implement this Scheme will be implemented in accordance with the Plan.

12	GENERAL DATA PROTECTION REGULATION

12.1	The Examiner has at all times acted in accordance with Data Protection Law. For the purpose of this section, ‘Data Protection Law’ means Regulation (EU) 2016/679 of the European Parliament and the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and the Data Protection Acts 1988 – 2003.

12.2	Under GDPR, the Examiner has a number of lawful reasons that he may use (or ‘process’) personal information including his compliance with his legal obligations as Examiner to the Company and the related ‘legitimate interests’ under the examinership process.

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12.3	Broadly speaking ‘legitimate interests’ means that the Examiner can process personal information if he has a genuine and legitimate reason and is not harming any individual’s rights and interests.

12.4	In providing services to the Company as appointed examiner, the Examiner is entitled to process personal data of individuals that he receives from the Company and/or through his dealings with the Company (Personal Data). The Examiner shall process any such Personal Data for the strict purpose of providing the Company with his services, for administration and billing purposes, and for other purposes incidental to the provision of his services and for compliance with his legal obligations, such as under anti- money laundering legislation.

12.5	Where the Examiner has processed any personal information by virtue of compliance with his legal obligations or legitimate interests, he has considered and balanced any potential impact on an individual’s personal rights under Data Protection Law. The Examiner’s legal obligations and legitimate interests do not automatically override an individual’s interests and the Examiner shall not use personal data for activities where the Examiner’s interests are overridden by the impact on the individual (unless the Examiner has received consent or is otherwise required or permitted to by law).

12.6	The Examiner will retain electronic and hard copy files for a period of between 6 to 14 years, or longer where required, after which he may destroy all documents, copies and images of them. The Examiner reserves the right to destroy files and documents relating to this Scheme six years after the examinership has been completed.

12.7	The Examiner’s responsibilities under Data Protection Law will vary depending on whether he acts as a data controller or, as the case may be, a data processor of Personal Data. If the Examiner acts as a data controller of Personal Data, he shall comply at all times with his data controller obligations as provided under Data Protection Law. The Examiner shall adhere to Grant Thornton’s “Privacy Statement – Examinership Appointments” attached at Appendix 8 which provides additional information about how the Examiner processes Personal Data when he acts as a data controller.

13	MISCELLANEOUS PROVISIONS

13.1	No double recovery

There shall be no double recovery under this Scheme and the Plan with respect to the same Claims.

13.2	Priorities

13.2.1	The remuneration costs and expenses of the Examiner shall be accorded the priority afforded to them in section 554 of the Act and shall be paid in priority to all other debts or payments under this Scheme on or before the Effective Date.

13.2.2	To the extent permitted by law, the Examiner shall have no personal liability in relation to this Scheme, or his actions as Examiner or in relation to the conduct of the examinership.

13.2.3	Except as provided herein, all amounts due to Creditors by the Company in respect of goods or services provided during the Protection Period shall be paid by the Company in full in the normal course of business.

13.2.4	No certificates pursuant to section 529 of the Act have been issued by the Examiner to the date of this Scheme in relation to the Company during the Protection Period.

13.3	Foreign currency conversion

Creditors’ Claims denominated in currency other than euro or US$ amounts as at the Petition Date will be converted into euro at the European Central Bank References Rates maintained by the Central Bank of Ireland as at the Petition Date.

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13.4	Non admission of Claims

Nothing contained in this Scheme shall constitute an admission or acknowledgement of liability in respect of any Claim which has not otherwise been admitted by the Company.

13.5	Interests of Directors and Connected Companies

In accordance with section 540(11) of the Act, to the extent that certain of the Directors, or companies, connected to the Directors are Creditors of the Company, the effect of this Scheme on the interests of the Directors, whether as directors, Members or Creditors of the Company, or otherwise, is no different to the effect on the like interest of other persons.

13.6	Explanatory memorandum

13.6.1	Accompanying this Scheme is an explanatory memorandum (the Explanatory Memorandum), which provides a summary of this Scheme and its effect. It should be read in conjunction with this Scheme.

13.6.2	Terms defined in this Scheme in respect of the Company shall have the same meaning in the Explanatory Memorandum. In the event of any inconsistency between the terms of the Explanatory Memorandum and this Scheme, the terms of this Scheme shall apply.

13.7	Memorandum and articles of association of the Company

With effect from the Effective Date, the memorandum and articles of association shall be amended and adopted in the form attached at Appendix 3 (the New Constitution). The New Constitution shall be adopted as the new memorandum and articles of association of the Company in substitution for and to the exclusion of the existing memorandum and articles of association of the Company.

13.8	Reduction of the Pre-Existing Company Capital

Without prejudice to the provisions of Clause 7, with effect from the Effective Date the Pre-Existing Company Capital shall be reduced to zero. The Examiner shall be entitled, as of the Effective Date, to execute on behalf of the Company and / or the board of Directors all documentation necessary in connection with the reduction of the Pre-Existing Company Capital in accordance with this Clause 13.8.

13.9	Governing law and jurisdiction

13.9.1	This Scheme and any dispute arising out of or in connection with it or its subject matter or enforceability (including non-contractual obligations, disputes or claims) shall be governed by and construed in accordance with the laws of Ireland.

13.9.2	The courts of Ireland shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding relating to this Scheme (Proceedings) or to settle any dispute which may arise in relation to this Scheme, however, nothing in this Clause will limit the taking of any Proceedings in another court of competent jurisdiction, nor will the taking of Proceedings in any one or more jurisdictions preclude the taking of Proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

13.9.3	No person whose rights or interests are affected by this Scheme shall have any right to object to any Proceedings being brought in the courts of Ireland or to claim that the Proceedings have been brought in an inconvenient forum or to claim that the courts of Ireland do not have jurisdiction.

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APPENDIX 1

Particulars of the Company

Particulars
Registered Number	522227
Date of Incorporation	9 January 2013
Place of Incorporation	Ireland
Registered Office	College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Ireland
Authorised Share Capital	US$10,000,000 and €40,000 divided into 500,000,000 Ordinary Shares of US$0.01 each, 500,000,000 Preferred Shares of US0.01 each and 40,000 Ordinary A Shares of €1.00 each
Issued Share Capital	US$134,785.06 divided into 13,478,506 Ordinary Shares of US$0.01 each
Directors	Riad El-Dada Daniel Celentano James Sulat Woodrow Myers Jr. MD Neal Goldman Paul Bisaro Sigurdur Olafsson Karen Ling Susan Silbermann
Secretary	Mark Tyndall (Secretary) Bradwell Limited (Assistant Secretary)

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APPENDIX 2

Group Structure Chart

Mallinckrodt Pharmaceuticals

Effective as of March 31, 2023

Mallinckrodt Group S.à r.l. (Luxembourg)
Mallinckrodt Windsor S.à r.l. (Luxembourg)
Key
Debtor and obligor on Term Loan and all Secured Notes
Debtor and servicer on the A/R Facility and obligor on Term Loan and all Secured Notes
Non-debtor and obligor on A/R Facility
Non-debtor and obligor on Term Loan and all Secured Notes
Non-debtor and non-obligor
Branch/Rep Office
Minority owner not depicted

CONFIDENTIAL

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APPENDIX 3

New Constitution

19

Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM and ARTICLES OF ASSOCIATION

of

MALLINCKRODT PUBLIC LIMITED COMPANY

(Adopted on ●   November 2023)

Cert. No.: 522227

Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

CONSTITUTION

of

MALLINCKRODT PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION

1.	The name of the Company is Mallinckrodt public limited company.

2.	The Company is a public limited company for the purposes of Part 17 of the Companies Act 2014 (the “Act”).

3.	The objects for which the Company is established are:

3.1	(a)	To carry on the business of a healthcare services development company operating in the healthcare field, and to design, manufacture, produce, supply and provide generic and branded pharmaceuticals, contrast media, radiopharmaceuticals, active pharmaceutical ingredients and dosage pharmaceuticals and other devices or products of a surgical, pharmaceutical, diagnostic, medical imaging or medical character necessary or suitable for the proper treatment of sick or injured persons or patients and to carry on business as merchants of and dealers in all supplies required for use in the treatment and care of the sick and injured and to do all things usually dealt in by persons carrying on the above mentioned businesses or any of them or likely to be required in connection with any of the said businesses.

(b)	To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

(c)	To acquire the entire issued share capital of Mallinckrodt International Finance S.A., a Luxembourg registered company and Mallinckrodt Belgium BVBA, a Belgian registered company.

3.2	To acquire shares, stocks, debentures, debenture stock, bonds, obligations and securities by original subscription, tender, purchase, exchange or otherwise and to subscribe for the same either conditionally or otherwise, and to guarantee the subscription thereof and to exercise and enforce all rights and powers conferred by or incidental to the ownership thereof.

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3.3	To facilitate and encourage the creation, issue or conversion of and to offer for public subscription debentures, debenture stocks, bonds, obligations, shares, stocks, and securities and to act as trustees in connection with any such securities and to take part in the conversion of business concerns and undertakings into companies.

3.4	To purchase or by any other means acquire any freehold, leasehold or other property and in particular lands, tenements and hereditaments of any tenure, whether subject or not to any charges or incumbrances, for any estate or interest whatever, and any rights, privileges or easements over or in respect of any property, and any buildings, factories, mills, works, wharves, roads, machinery, engines, plant, live and dead stock, barges, vessels or things, and any real or personal property or rights whatsoever which may be necessary for, or may conveniently be used with, or may enhance the value or property of the Company, and to hold or to sell, let, alienate, mortgage, charge or otherwise deal with all or any such freehold, leasehold, or other property, lands, tenements or hereditaments, rights, privileges or easements.

3.5	To sell or otherwise dispose of any of the property or investments of the Company.

3.6	To establish and contribute to any scheme for the purchase of shares in the Company to be held for the benefit of the Company’s employees and to lend or otherwise provide money to such schemes or the Company’s employees or the employees of any of its subsidiary or associated companies to enable them to purchase shares of the Company.

3.7	To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of gift or otherwise as the Directors shall deem fit and to grant any fee, farm grant or lease or to enter into any agreement for letting or hire of any such property or asset for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

3.8	To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for limiting competition or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.9	To apply for, purchase or otherwise acquire any patents, brevets d’invention, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property, rights or information so acquired.

3.10	To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any

4

business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly to benefit this Company.

3.11	To invest and deal with the moneys of the Company not immediately required upon such securities and in such manner as may from time to time be determined.

3.12	To lend money to and guarantee the performance of the contracts or obligations of any company, firm or person, and the repayment of the capital and principal of, and dividends, interest or premiums payable on, any stock, shares and securities of any company, whether having objects similar to those of this Company or not, and to give all kinds of indemnities.

3.13	To engage in currency exchange and interest rate transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange or interest rate hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other exposure or for any other purpose.

3.14	To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any securities of, any person, firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company as defined by the Act, or a subsidiary, as defined in the Act of any such holding company or otherwise associated with the Company in business.

3.15	To borrow or secure the payment of money in such manner as the Company shall think fit, and in particular by the issue of debentures, debenture stocks, bonds, obligations and securities of all kinds, either perpetual or terminable and either redeemable or otherwise and to secure the repayment of any money borrowed, raised or owing by trust deed, mortgage, charge, or lien upon the whole or any part of the Company’s property or assets (whether present or future) including its uncalled capital, and also by a similar trust deed, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation or liability it may undertake.

3.16	To draw, make, accept, endorse, discount, execute, negotiate and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

3.17	To subscribe for, take, purchase or otherwise acquire and hold shares or other interests in, or securities of any other company having objects altogether or in part similar to those of this Company, or carrying on any business capable of being conducted so as directly or indirectly to benefit this Company.

3.18	To hold in trust as trustees or as nominees and to deal with, manage and turn to account, any real or personal property of any kind, and in particular shares, stocks, debentures, securities, policies, book debts, claims and chases in actions, lands, buildings, hereditaments, business concerns and undertakings, mortgages, charges,

5

annuities, patents, licences, and any interest in real or personal property, and any claims against such property or against any person or company.

3.19	To constitute any trusts with a view to the issue of preferred and deferred or other special stocks or securities based on or representing any shares, stocks and other assets specifically appropriated for the purpose of any such trust and to settle and regulate and if thought fit to undertake and execute any such trusts and to issue, dispose of or hold any such preferred, deferred or other special stocks or securities.

3.20	To give any guarantee in relation to the payment of any debentures, debenture stock, bonds, obligations or securities and to guarantee the payment of interest thereon or of dividends on any stocks or shares of any company.

3.21	To construct, erect and maintain buildings, houses, flats, shops and all other works, erections, and things of any description whatsoever either upon the lands acquired by the Company or upon other lands and to hold, retain as investments or to sell, let, alienate, mortgage, charge or deal with all or any of the same and generally to alter, develop and improve the lands and other property of the Company.

3.22	To provide for the welfare of persons in the employment of or holding office under or formerly in the employment of or holding office under the Company including Directors and ex-Directors of the Company and the wives, widows and families, dependants or connections of such persons by grants of money, pensions or other payments and by forming and contributing to pension, provident or benefit funds or profit sharing or co-partnership schemes for the benefit of such persons and to form, subscribe to or otherwise aid charitable, benevolent, religious, scientific, national or other institutions, exhibitions or objects which shall have any moral or other claims to support or aid by the Company by reason of the locality of its operation or otherwise.

3.23	To remunerate by cash payments or allotment of shares or securities of the Company credited as fully paid up or otherwise any person or company for services rendered or to be rendered to the Company whether in the conduct or management of its business, or in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital, or any debentures or other securities of the Company or in or about the formation or promotion of the Company.

3.24	To enter into and carry into effect any arrangement for joint working in business or for sharing of profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

3.25	To distribute in specie or otherwise as may be resolved, any assets of the Company among its members and in particular the shares, debentures or other securities of any other company belonging to this Company or of which this Company may have the power of disposing.

3.26	To vest any real or personal property, rights or interest acquired or belonging to the Company in any person or company on behalf of or for the benefit of the Company, and with or without any declared trust in favour of the Company.

3.27	To transact or carry on any business which may seem to be capable of being conveniently carried on in connection with any of these objects or calculated directly or indirectly to enhance the value of or facilitate the realisation of or render profitable any of the Company’s property or rights.

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3.28	To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

3.29	To pay all costs, charges and expenses incurred or sustained in or about the promotion and establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage and charges incidental thereto.

3.30	To procure the Company to be registered or recognised in any part of the world.

3.31	To do all or any of the matters hereby authorised in any part of the world or in conjunction with or as trustee or agent for any other company or person or by or through any factors, trustees or agents.

3.32	To make gifts or grant bonuses to the Directors or any other persons who are or have been in the employment of the Company including substitute directors.

3.33	To do all such other things that the Company may consider incidental or conducive to the attainment of the above objects or as are usually carried on in connection therewith.

3.34	To carry on any business which the Company may lawfully engage in and to do all such things incidental or conducive to the business of the Company.

3.35	To make or receive gifts by way of capital contribution or otherwise.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company. None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of this clause.

NOTE:	It is hereby declared that the word “company” in this clause, except where used in reference to this Company shall be deemed to include any partnership, body corporate or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere and the intention is that the objects specified in each paragraph of this clause shall except where otherwise expressed in such paragraph be in no way limited or restricted by reference to or inference from the terms of any other paragraph.

4.	The share capital of the Company is US$~~[ • ]~~5,000,000 and €25,000 divided into ~~[ • ]~~500,000,000 Ordinary Shares of US$~~[ • ]~~0.01 each and 25,000 Ordinary A Shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable

7

law as from time to time in effect. “Bankruptcy Code” in this memorandum of association means title 11 of the United States Code §§101-1532.

5.	The liability of the members is limited.

6.	The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

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We, the several persons whose names and addresses are subscribed, wish to be formed into a company in pursuance of this memorandum of association and we agree to take the number of shares in the capital of the company set opposite our respective names.

Names, addresses and descriptions of subscribers	Number of shares taken by each subscriber

J. MCGOWAN-SMYTH For and on behalf of Fand Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of DIJR Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of AC Administration Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Nominees Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Registrars Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trust Services Limited Arthur Cox Building Earlsfort Terrace Dublin 2	One Ordinary Share

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J. MCGOWAN-SMYTH For and on behalf of Arthur Cox Trustees Limited Arthur Cox Building Earlsfort Terrace Dublin 2 Solicitor	One Ordinary Share

Dated 21 December 2012

Witness to the above signatures:

Name:	MAIREAD FOLEY

Address:	ARTHUR COX BUILDING EARLSFORT TERRACE DUBLIN 2

Occupation:	COMPANY SECRETARY

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COMPANIES ACT 2014

A PUBLIC COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

-of-

MALLINCKRODT PUBLIC LIMITED COMPANY

(Adopted on • )

PRELIMINARY

1.

(a)	The provisions set out in these articles of association shall constitute the whole of the regulations applicable to the Company and no “optional provision” as defined by section 1007(2) of the Act with the exception of Sections 83 and 84 of the Act shall apply to the Company.

(b)	For the avoidance of doubt, the regulations contained in Table A in the First Schedule to the Companies Act, 1963 shall not apply to the Company.

2.

(a)	In these articles:

“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

“Acts” means the Act and all other enactments and statutory instruments which are to be read as one with, or construed or read together as one with the Act and every statutory modification and re-enactment thereof for the time being in force.

“address” includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication.

“Adoption Date” means the effective date of adoption of these articles.

“Affiliate” means in relation to a person (including, for the avoidance of doubt, a company or other corporate entity):

(a)	any holding company of that person and any subsidiary of: (i) that person; (ii) any holding company of that person; or (iii) a subsidiary or any other subsidiaries of any such holding company;

(b)	any other person which (either directly or indirectly) Controls, is Controlled by or is under Common Control with such person; and

(c)	any fund, account or similar vehicle managed for investment purposes (a “fund”) Controlled by, associated with or managed by (i) such person, including (1) such fund’s general partner or trustee and (2) any entity Controlled or managed by such fund, (ii) an Affiliate of such person or (iii) the same investment manager, advisor or subadvisor that Controls or

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manages such person or Affiliate or such investment manager, advisor or issuer;

in all cases from time to time; provided, that for purposes of these articles, no Holder shall be deemed an Affiliate of the Company or any of its subsidiaries.

“Assistant Secretary” means any person appointed by the Secretary from time to time to assist the Secretary.

“articles” means the articles of association of which this article 2 forms part, as the same may be amended and may be from time to time and for the time being in force.

“Bankruptcy Code” means title 11 of the United States Code §§101-1532.

“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks are generally open for business in Ireland and the State of New York.

“CEO” means the Chief Executive Officer (or the person discharging the functions of the Chief Executive Officer by whatever name called other than on an interim basis) of the Company as appointed by the Board from time to time.

“Clear Days” in relation to the period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect.

“Chairman” means the chairperson of the Board appointed in accordance with article 102.

“Company” means the company whose name appears in the heading to these articles.

“Company Competitor” means any person designated on the list of Company competitors maintained, and updated from time to time, by the Board in its good faith discretion (and which the Board shall provide to a Holder upon written request in good faith), provided that no Holders or their Affiliates on the Adoption Date shall be deemed a Company Competitor.

“Confidentiality Agreement” means a confidentiality agreement in respect of any items delivered to an Information Rights Member, which shall be in a customary form reasonably acceptable to the Company; provided, that such confidentiality agreement shall (a) include a customary acknowledgment of the restrictions under U.S. federal securities laws on trading while in possession of material non-public information, and (b) not restrict the disclosure of information received from the Company to other members of the Company or prospective transferees of shares, so long as such members and prospective transferees have entered into a substantially similar confidentiality agreement (or agreed to be subject thereto) and are not Company Competitors.

“Control” means the ability of a person or persons, directly or indirectly, to direct or cause the direction of the management, affairs or policies of another person howsoever arising, or actual direction of the affairs of the other person whether or not under a legal right to do so, including in each case, whether through (including through one or more intermediary entities):

(a)	provisions contained in its constitutional documents or, as the case may be, certificate of incorporation, by-laws or other documentation regulating or managing the affairs of that or any other person;

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(b)	by any powers confirmed by any applicable law or regulations;

(c)	the ownership of any interest in, or rights over, voting securities; or

(d)	powers granted under a power of attorney or otherwise;

and “Common Control” and “Controlled” shall be construed accordingly.

“Directors” or the “Board” means the directors from time to time and for the time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name called.

“electronic communication” has the meaning given to those words in the Electronic Commerce Act 2000.

“electronic signature” has the meaning given to those words in the Electronic Commerce Act 2000.

“Encumbrance” means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or Share interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exempted Issuance” means any allotment or issue of Shares or an Interest in Shares by the Company under or in connection with:

(a)	the issue of Shares (or Interest in Shares) by means of a pro rata distribution to all Holders of any class of Shares;

(b)	the issue of Shares (or Interest in Shares) to any employees, Directors, officers or consultants of the Company or any subsidiary of the Company (both pursuant to and outside of the MIP);

(c)	entry into the Opioid Trust CVR or the issue of Shares (or Interest in Shares) pursuant to the terms of the Opioid Trust CVR;

(d)	the issue or allotment of Shares or Interests in Shares as consideration for an acquisition (whether by equity sale, merger, recapitalization, asset purchase or otherwise) by the Company (or any subsidiary of the Company) of another body corporate, firm, partnership or entity;

(e)	the issue of Shares (or Interest in Shares) to banks or other lending or financial institutions, pursuant to a bona fide debt financing or refinancing approved in good faith by the Board;

(f)	the issue of Shares (or Interests in Shares) pursuant to the terms of an examiner’s scheme of arrangement approved by the High Court under the Act; or

(g)	the issue of Shares in a transaction if compliance with the pre-emption rights herein in connection with such issue would require registration under the Securities Act or Exchange Act, if the Board determines that: (i) such issue of Shares and compliance with pre-emption rights cannot be reasonably

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structured to avoid such registration requirement, whether by limiting the offering of such shares to those Holders that could participate in an offering exempt from the registration requirements of the Securities Act or otherwise, (ii) the Company intends to deregister under the Exchange Act once the Company is eligible to do so or the Company is not then registered under the Exchange Act, and (iii) such registration would reasonably impede or delay the Company’s ability to deregister or maintain deregistration under the Exchange Act.

“First Designator” means the First List Shareholder holding the largest number of issued ordinary shares from time to time (when its holding of ordinary shares is aggregated with those of its Affiliates).

“First List Shareholder” means a person set out in Schedule 1 to these articles of association or any Affiliate of such person, in each case only for so long as such persons are Holders.

“Group” means the Company and its subsidiaries from time to time and for the time being and “Group Company” means any one of them as the case may be.

“Holder” in relation to any Share, means the member whose name is entered in the Register as the holder of the Share or, where the context permits, the members whose names are entered in the Register as the joint holders of Shares.

“Information Rights Members” means the Holders who (i) have executed and delivered to the Company a Confidentiality Agreement and (ii) are not Company Competitors.

“Interest in Shares” means, in relation to any Share or Shares a “disclosable interest” as set out in section 258 of the Act, any right convertible into or exercisable or exchangeable for Shares whether directly or indirectly through one or more intermediary rights, or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for Shares, or any right to receive, or to direct the payment or receipt of, any dividend referable to any Share or Shares.

“MIP” means any management incentive plan adopted by the Company, which shall authorise the issuance of up to 10% of the total ordinary shares (calculated on a fully-diluted basis) to the directors, officers, and/or employees of Company and/or its subsidiaries, in each case, in accordance with the terms and conditions of such MIP and as authorized from time to time by the Board or any compensation committee (by whatever name called) of the Board.

“MIP Awards” means any equity awards granted pursuant to the MIP.

“MIP Shares” means any shares issued to the directors, officers, employees and/or consultants of the Company and its subsidiaries pursuant to the MIP Awards.

“Nominating and Selection Committee” means the nominating and selection committee (or any successor committee by whatever name called), which shall be comprised as set out in article 125 (and, for the avoidance of doubt, the members of the Nominating and Selection Committee may comprise persons who are not Directors).

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“Office” means the registered office from time to time and for the time being of the Company.

“Opioid Trust CVR” has the meaning assigned to “MDT II CVR” in the restructuring and support agreement entered into by the Company on 23 August 2023.

“Ordinary Resolution” means an ordinary resolution of the Company’s members within the meaning of the Act.

“Pre-Emption Shareholder” means a Holder which, together with any Affiliates, represents 1% or more in nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).

“Proportionate Entitlement” means in relation to any Holder, the proportion as nearly as may be (without involving fractions of Shares) which the aggregate nominal value of the ordinary shares held by that Holder, bears to the aggregate nominal value of all the issued ordinary shares.

“public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Redeemable Shares” means redeemable shares in accordance with the Act.

“Register” means the register of members maintained by the Company’s transfer agent, to be kept as required in accordance with the Act.

“Required Consent” means any merger control, competition law, regulatory, licencing or other consent, clearance, approval, authorisation or permission of a governmental body that is required to enable a proposed transfer of Shares.

“Sale Transaction” means (a) any direct or indirect merger, consolidation, recapitalization, sale or other transfer, issuance or disposition of equity securities or other transaction or series of related transactions, the result of which is that the Holders of Shares immediately prior to such transaction cease to own, directly or indirectly, Shares representing at least 50% of the economic or voting rights of the issued Shares (or in the respective successor entity thereto resulting from such transaction) immediately after such transaction (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), or (b) the sale, transfer or other disposition of all or a majority of the assets of the Company and its subsidiaries, taken as a whole, to one or more third parties.

“seal” means the common seal of the Company and any duplicate of such common seal of the Company.

“Second Designators” means, collectively, the persons set out in Schedule 2 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.

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“Secretary” means any person appointed to perform the duties of the secretary of the Company and includes any joint secretary.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Share” means any share for the time being in the issued share capital of the Company, and unless the context otherwise provides, includes any Interest in Shares.

“Special Resolution” means a special resolution of the Company’s members within the meaning of the Act.

“Third Designators” means, collectively, the persons set out in Schedule 3 to these articles of association or any Affiliates of such persons, in each case only for so long as such persons are Holders.

(b)	Expressions in these articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes of representing or reproducing words in a visible form except as provided in these articles and/or where it constitutes writing in electronic form sent to the Company, and the Company has agreed to its receipt in such form. Expressions in these articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors. Expressions in these articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(c)	Unless the contrary intention appears, words or expressions contained in these articles shall bear the same meaning as in the Acts or in any statutory modification thereof in force at the date at which these articles become binding on the Company.

(d)	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it.

(e)	The masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(f)	Reference to US$, USD, or dollars shall mean the currency of the United States of America and to €, euro, EUR or cent shall mean the currency of Ireland.

(g)	References to “days” are to calendar days unless otherwise indicated.

(h)	For purposes of these articles (including any ancillary agreements entered into in connection with these articles), when calculating a Holder’s ownership percentage, such Holder’s Shares shall be aggregated together with the Shares held by such Holder’s Affiliates (including any Affiliated funds that are under common

16

management) including Shares held through nominees of such Affiliates, provided that, for the avoidance of doubt, for the determination of whether any percentage threshold has been reached under these articles, the same Share and/or Interest in Shares shall not be counted more than once.

SHARE CAPITAL AND VARIATION OF RIGHTS

3.	(a)	The share capital of the Company is US$~~[ • ]~~5,000,000 and €25,000 divided into ~~[ • ]~~500,000,000 ordinary shares of US$~~[ • ]~~0.01 each, and 25,000 ordinary A shares of €1.00 each. For the avoidance of doubt, notwithstanding anything herein to the contrary, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Company shall not issue non-voting equity securities; provided, however, that the foregoing restriction (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Company and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

(b)	The rights and restrictions attaching to the ordinary shares shall be as follows:

(i)	subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting, the right to attend and speak at any general meeting of the Company and to exercise one vote per ordinary share held at any general meeting of the Company;

(ii)	the right to participate pro rata in all dividends declared by the Company; and

(iii)	the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.

(c)	The Directors may issue and allot ordinary A shares subject to the rights, privileges, limitations and restrictions set out in this article 3(c):

(i)	Income

The holder of an ordinary A share shall not be entitled to receive any dividend or distribution declared, made or paid or any return of capital (save as provided for in this article 3) and shall not entitle its holder to any further or other right of participation in the assets of the Company.

(ii)	Capital

On a winding up of, or other return of capital (other than on a redemption of any class of shares in the capital of the Company) by the Company, the holders of ordinary A shares shall be entitled to participate in such return of capital or winding up of the Company, such entitlement to be limited to the repayment of the amount paid up or credited as paid up on such ordinary A shares and shall be paid only after the holders of ordinary shares shall have received payment in respect of such amount as is paid up or credited as paid up on those ordinary shares held by them at that time, plus the payment in cash of $100,000,000 on each such ordinary share.

(iii)	Acquisition of Ordinary A Shares

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The Company as agent for the holders of ordinary A shares shall have the irrevocable authority to authorise and instruct the Secretary (or any other person appointed for the purpose by the Directors) to acquire, or to accept the surrender of, the ordinary A shares for no consideration and to execute on behalf of such holders such documents as are necessary in connection with such acquisition or surrender, and pending such acquisition or surrender to retain the certificates, to the extent issued, for such ordinary A shares. Any request by the Company to acquire, or for the surrender of, any ordinary A shares may be made by the Directors depositing at the Office a notice addressed to such person as the Directors shall have nominated on behalf of the holders of ordinary A shares. A person whose shares have been acquired or surrendered in accordance with this article 3(c)(iii) shall cease to be a member in respect of such ordinary A shares but shall notwithstanding remain liable to pay the Company all monies which, at the date of acquisition or surrender, were payable by him or her to the Company in respect of such shares, but his or her liability shall cease if and when the Company has received payment in full of all such monies in respect of such shares. A notice issued pursuant to this paragraph shall be deemed to be validly issued notwithstanding the provisions of articles 159 -164.

(iv)	Voting

The holders of ordinary A shares shall not be entitled to receive notice of, nor attend, speak or vote at, any general meeting.

(d)	Unless the Board specifically resolves to treat such acquisition as a purchase for the purposes of the Act, an ordinary share shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire ordinary shares, or an interest in ordinary shares, from such third party and the Company is hereby authorised to enter into any such agreement, transaction or trade. In these circumstances, the acquisition of such shares or interest in shares by the Company shall constitute the redemption of a Redeemable Share in accordance with the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any ordinary share a Redeemable Share, or to authorise the redemption of such a Redeemable Share and once deemed to be a Redeemable Share such share shall be redeemable at the instance of the Company.

4.	Subject to the provisions of the Act and the other provisions of these articles, the Company may:

(a)	pursuant to the Act, issue any shares of the Company which are to be redeemed or are liable to be redeemed at the option of the Company or the member on such terms and in such manner as may be determined by the Company in general meeting (by Special Resolution) on the recommendation of the Directors; or

(b)	subject to and in accordance with the provisions of the Acts and without prejudice to any relevant special rights attached to any class of shares pursuant to the Act, purchase any of its own shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between members or members of the same class) and may cancel any shares so purchased or hold them as treasury shares (as defined in the Act) and may reissue any such shares as shares of any class or classes.

5.	Without prejudice to any special rights previously conferred on the Holders of any existing shares or class of shares, any share in the Company may be issued with such preferred or

18

deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by Ordinary Resolution determine.

6.	If at any time the share capital is divided into different classes of shares, the rights attached to any class may, whether or not the Company is being wound up, be varied or abrogated with the consent in writing of the Holders of three-fourths of the issued shares in that class, or with the sanction of a Special Resolution passed at a separate general meeting of the Holders of the shares of that class, provided that, if the relevant class of Holders has only one Holder, that person present in person or by proxy, shall constitute the necessary quorum; provided further that, whether or not the share capital is divided into different classes of shares, if any amendment or modification of these articles would have a materially adverse effect on the rights of a Holder (in its capacity as a Holder) in a manner disproportionate to its effect on the other Holders holding the same class(es) of Shares of the Company (solely in their respective capacity as a Holder of the same class(es) of Shares of the Company), that amendment or modification shall require the consent in writing of such Holder; provided, further, that notwithstanding the foregoing provisions of this article 6, any amendment or modification of the appointment or removal rights of the First Designator or Second Designators as set forth in article 116 shall require the prior written consent of the First Designator or Second Designators, as applicable. To every such meeting referred to in this article 6 the provisions of article 50 shall apply.

7.	The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pani passu therewith.

8.	(a)	Subject to the provisions of these articles relating to new shares, the Shares shall be at the disposal of the Directors (and/or by a committee of the Directors or by any other person where such committee or person is so authorised by the Directors), and they may (subject to the provisions of the Acts) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no Share shall be issued at a discount to its nominal value save in accordance with the Act, and so that, save where the Act permits otherwise, the amount payable on application on each Share shall not be less than one-quarter of the nominal amount of the Share and the whole of any premium thereon.

(b)	Subject to any requirement to obtain the approval of members under any laws, regulations or the rules of any stock exchange to which the Company is subject, the Board is authorised, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board deems advisable, options to purchase or subscribe for such number of shares of any class or classes or of any series of any class as the Board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued.

(c)	The Directors are, for the purposes of section 1021 of the Act, generally and unconditionally authorised to exercise all powers of the Company to allot and issue relevant securities (as defined by the said section 1021) up to the amount of Company’s authorised share capital and to allot and issue any shares purchased by the Company pursuant to the provisions of the Act and held as treasury shares and this authority shall expire five years from the Adoption Date. The Company may before the expiry of such authority make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot

19

relevant securities in pursuance of such an offer or agreement notwithstanding that the authority hereby conferred has expired.

(d)	The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities within the meaning of the said section 1023 of the Act for cash pursuant to the authority conferred by paragraph (c) of this article 8 as if section 1022 of the Act did not apply to any such allotment provided such allotment is pursuant to either paragraph (e) or is an Exempted Issuance. The Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this paragraph (d) had not expired.

(e)	Save for the allotment of securities under an Exempted Issuance, all new Shares (or Interest in Shares) which the Directors propose to issue (“New Shares”) shall be offered first to each of the Pre-Emption Shareholders in proportion to their respective Proportionate Entitlements and at the same price, in accordance with the following procedure:

(i)	The Company shall by notice in writing offer to each Pre-Emption Shareholder the opportunity to subscribe for New Shares specifying:

(A)	the number of New Shares offered;

(B)	the subscription price per New Share; and

(C)	the time period (not being less than ten Business Days) within which the offer, if not accepted in writing, shall be deemed to be declined (in this article 8(e), the “Offer Period”).

(ii)	It shall be also open to each such Pre-Emption Shareholder to specify if it is willing to subscribe for New Shares in excess of its respective Proportionate Entitlement (in this article 8(e), “Excess Shares”) and, if the Pre-Emption Shareholder does so specify, it shall state the number of Excess Shares.

(iii)	Following expiry of the Offer Period, the Board shall allocate the New Shares among the Pre-Emption Shareholders in the following manner:

(A)	if the total number of New Shares applied for is equal to or less than the available number of New Shares, the Company shall allocate the number of new shares applied for under the applications; or

(B)	if the total number of New Shares applied for is more than the available number of New Shares, those New Shares shall be allocated to each Pre-Emption Shareholder in proportion to its Proportionate Entitlement (or such lesser number of New Shares for which he may have applied) and applications for Excess Shares by Pre-Emption Shareholders shall be allocated under such applications or, in the event of competition, to each such Pre-Emption Shareholder applying for Excess Shares in the proportion which the aggregate nominal value of the ordinary shares held by such Pre-Emption Shareholder bears to the aggregate nominal value of the ordinary shares held by all Pre-Emption Shareholders applying for Excess Shares (as nearly as may be), provided that no such applicant

20

Pre-Emption Shareholder shall be allocated more Excess Shares than it shall have stated itself willing to take.

(iv)	The Company shall within five Business Days of the expiry of the Offer Period give notice of each such allocation (in this article 8(e), an “Allocation Notice”) to the applicant Pre-Emption Shareholders and shall specify in the Allocation Notice the place and time (being not earlier than five Business Days and not later than ten Business Days after the date of the Allocation Notice) at which the subscription for the New Shares shall be completed.

(v)	Any New Shares in respect of which an offer made under article 8(e)(i) is accepted shall be allotted and issued on the basis of such offer and each relevant applicant Pre-Emption Shareholder shall be obliged to subscribe accordingly.

(vi)	To the extent that any New Shares so offered are not taken up during the Offer Period the Board may, within five Business Days, at its sole discretion, allot such unallocated New Shares to such persons as the Board thinks proper, provided that such New Shares shall be offered on terms no more favourable than such New Shares were first offered to the Pre Emption Shareholders under Article 8(e)(i).

(vii)	The provisions set out in this article 8(e) shall not apply to an Exempted Issuance.

(viii)	Notwithstanding the provisions of these articles, the Company shall also comply with all applicable requirements of the Securities Act and Exchange Act and the rules and regulations thereunder to the extent applicable to the matters set forth in this article 8.

(f)	Nothing in these articles shall preclude the Directors from recognising a renunciation of the allotment of any Shares by any allottee in favour of some other person.

9.	If by the conditions of allotment of any Share, the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the Share.

10.	The Company may pay commission to any person in consideration of a person subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares in the Company or procuring or agreeing to procure subscriptions, whether absolute or conditional, for any shares in the Company on such terms and subject to such conditions as the Directors may determine, including, without limitation, by paying cash or allotting and issuing fully or partly paid shares or any combination of the two. The Company may also, on any issue of shares, pay such brokerage as may be lawful.

11.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder.

12.	No person shall be entitled to a share certificate in respect of any ordinary share held by them in the share capital of the Company, whether such ordinary share was allotted or transferred

21

to them, and the Company shall not be bound to issue a share certificate to any such person entered in the Register.

13.	The Company shall not give, whether directly or indirectly and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company, except as permitted by the Act.

14.	(a)	The Company shall have a first and paramount lien on every Share (not being a fully paid Share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Directors, at any time, may declare any Share to be wholly or in part exempt from the provisions of this article 14. The Company’s lien on a Share shall extend to all moneys payable in respect of it.

(b)	The Company may sell in such manner as the Directors determine any Share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within 14 Clear Days after notice demanding payment, and stating that if the notice is not complied with the Share may be sold, has been given to the Holder of the Share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

(c)	To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the Share sold to, or in accordance with the directions of, the purchaser. The transferee shall be entered in the Register as the Holder of the Share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

(d)	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the Shares at the date of the sale.

15.	(a)	Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least 14 Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his Shares. A call may be required to be paid by instalments. A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

(c)	The joint Holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

(d)	If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the

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notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

(e)	An amount payable in respect of a Share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these articles shall apply as if that amount had become due and payable by virtue of a call.

(f)	Subject to the terms of allotment, the Directors may make arrangements on the issue of Shares for a difference between the Holders in the amounts and times of payment of calls on their Shares.

(g)	The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any Shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) 15% per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

(h)	(i)	If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter and during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(ii)	The notice shall name a further day (not earlier than the expiration of 14 Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

(iii)	If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any Shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect. The forfeiture shall include all dividends or other moneys payable in respect of the forfeited Shares and not paid before forfeiture. The Directors may accept a surrender of any Share liable to be forfeited hereunder.

(iv)	On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the Shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

(i)	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal such a Share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the Share to that person. The Company may receive the consideration, if any, given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favour of

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the person to whom the Share is sold or disposed of and thereupon he shall be registered as the Holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

(j)	A person whose Shares have been forfeited shall cease to be a member in respect of the forfeited Shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the Shares, without any deduction or allowance for the value of the Shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the Shares.

(k)	A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a Share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Share.

(1)	The provisions of these articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the nominal value of the Share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

(m)	The Directors may accept the surrender of any Share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered Share shall be treated as if it has been forfeited.

TRANSFER OF SHARES

16.	(a)	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary, an Assistant Secretary or any such person that the Secretary or an Assistant Secretary nominates for that purpose (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, and by the transferee where required by the Act, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

(b)	The Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) seek reimbursement of the stamp duty from the

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transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) claim a first and permanent lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

(c)	Notwithstanding the provisions of these articles and subject to any regulations made under section 1086 of the Act, title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with section 1086 of the Act or any regulations made thereunder. The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

17.	Subject to such of the restrictions of these articles and to such of the conditions of issue of any share warrants as may be applicable, the Shares of any member and any share warrant may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

18.	Save in respect of Dragged Shares, Tag Shares, any Shares issued pursuant to the terms of the Opioid Trust CVR or the sale of the entire issued share capital of the Company, a Holder may only:

(a)	pledge, mortgage, or otherwise create (or permit to be created) any Encumbrance over or in respect of any of its Shares or any Interest in Shares;

(b)	transfer, dispose of, assign, licence, surrender, create any rights over or otherwise alienate all or any part of its Shares or any Interest in Shares;

(c)	enter into any agreement, arrangement, or understanding (whether legally binding or not) in respect of the votes attached to any of its Shares; or

(d)	enter into any agreement to do any of the foregoing;

in each case, where none of the circumstances set out in article 19 apply and the Board shall refuse to register any other purported transfer.

19.	The circumstances referred to in article 18 are as follows:

(a)	the transfer would have adverse regulatory or tax consequences to the Company (including any transfers that would result in a violation of U.S. securities laws or the Company being required to register under the Investment Company Act);

(b)	the transferee is a Company Competitor (provided that a transfer of ordinary shares to a private equity fund or financial investor that owns an equity interest in a Company Competitor shall not be deemed to be a transfer to a Company Competitor); or

(c)	the transferor has failed to comply with its obligations in articles 26-35.

20.	(a)	The Directors in their absolute discretion and without assigning any reason therefor may decline to register:

(i)	any transfer of a share which is not fully paid;

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(ii)	any transfer to or by a minor or person of unsound mind;

(iii)	any transfer where the Board is not reasonably satisfied that the transfer restrictions contained in these articles have been complied with in respect of such transfer (provided that, for the avoidance of doubt, the Board may not decline to register any transfer of shares to a Company Competitor if such transfer is made pursuant to the drag-along and tag-along processes set forth in articles 26-35 or a sale in connection with a sale process as set forth in article 43);

(iv)	any transfer where the instrument of transfer has not been correctly stamped in respect of stamp duty; and

(v)	any transfer where the Board is satisfied, based on written advice from outside legal counsel, that any Required Consent has not been obtained.

(b)	The Directors may decline to recognise any instrument of transfer unless:

(i)	the instrument of transfer is accompanied by any evidence the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of one class of share only;

(iii)	the instrument of transfer is in favour of not more than four transferees; and

(iv)	it is lodged at the Office or at such other place as the Directors may appoint.

21.	If the Directors refuse to register a transfer, they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

22.	(a)	The Directors may from time to time fix a record date for the purposes of determining the rights of members to notice of and/or to vote at any general meeting of the Company. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors, and the record date shall be not more than eighty nor less than ten days before the date of such meeting. If no record date is fixed by the Directors, the record date for determining members entitled to notice of or to vote at a meeting of the members shall be the close of business on the day next preceding the day on which notice is given. Unless the Directors determine otherwise, a determination of members of record entitled to notice of or to vote at a meeting of members shall apply to any adjournment or postponement of the meeting.

(b)	In order that the Directors may determine the members entitled to receive payment of any dividend or other distribution or allotment of any rights or the members entitled to exercise any rights in respect of any change, conversion or exchange of shares, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining members for such purpose shall be at the close of business on the day on which the Directors adopt the resolution relating thereto.

23.	Registration of transfers may be suspended at such times and for such period, not exceeding 30 days in each year, as the Directors may from time to time determine subject to the requirements of the Act.

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24.	All instruments of transfer shall upon their being lodged with the Company remain the property of the Company and the Company shall be entitled to retain them.

25.	Subject to the provisions of these articles, whenever as a result of a consolidation of Shares or otherwise any members would become entitled to fractions of a Share, the Directors may sell or cause to be sold, on behalf of those members, the Shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale (subject to any applicable tax and abandoned property laws) in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the Shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the Shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

DRAG ALONG

26.	Drag Along Right

(a)	Notwithstanding any other provision relating to the transfer of Shares under these articles, if a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 26-30, the “Selling Shareholder(s)”) determine to effect, approve or otherwise take any action that would cause the occurrence of, or desire to consummate, a Sale Transaction (whether or not a shareholder vote is required) to or with a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder(s) (the “Drag Buyer”), the Selling Shareholder(s) shall have the right, but not the obligation (the “Drag Along Right”) to require all other Holders (the “Dragged Shareholders”) to sell and transfer all of the Shares held by them (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) (the “Dragged Shares”) to the Drag Buyer under these articles (a “Drag Sale”).

27.	Drag Along Mechanism

(a)	The Selling Shareholder(s) may exercise the Drag Along Right by giving notice in writing to the Company (the “Drag Along Notice”) at least 15 Business Days prior to the date upon which the Drag-Along Sale is to be consummated, specifying:

(i)	the name and address of the Drag Buyer;

(ii)	that the Dragged Shareholders are required to transfer all of their Dragged Shares to the Drag Buyer on the same terms (subject to the provisions of article 28) as the Selling Shareholders(s);

(iii)	the proposed consideration payable for the Dragged Shares which shall, for each Dragged Share, be on the same terms, be the same per Share consideration and be in the same form (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) as the consideration offered by the Drag Buyer for the Selling Shareholder’s Shares and the terms and conditions of payment offered by the Drag Buyer;

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(iv)	the proposed date, place and time for completion of the Drag Sale which will not be less than ten Business Days from the date of the Drag Along Notice (the “Drag Completion Date”); and

(v)	any other terms and conditions (including warranties, representations or indemnities as to title, capacity or authority) of the Drag Sale which shall (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries and subject to the provisions of article 28) be the same or less onerous than the terms and conditions applicable to the Selling Shareholder’s transfer of the Selling Shareholder’s Shares to the Drag Buyer.

(b)	Following receipt of a Drag Along Notice in compliance with the requirements set forth in the foregoing clause (a), the Company shall promptly distribute copies of the Drag Along Notice to the Dragged Shareholders. The Drag Along Notice shall be accompanied by copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.

(c)	The Drag Sale shall be conditional on the contemporaneous (or earlier) completion of the transfer to the Drag Buyer of all of the Shares held by the Selling Shareholders.

(d)	A Drag Along Notice, once served, shall be irrevocable unless the Selling Shareholder(s) send a written notice to the Company that the Drag Sale will not be completed, in which case, the Drag Along Notice shall (along with all obligations under such Drag Along Notice) lapse.

(e)	The Selling Shareholder(s) shall be entitled to serve a further Drag Along Notice following the lapse of any particular Drag Along Notice.

28.	Commitments of the Dragged Shareholders

(a)	If a Drag Along Notice is delivered by the Company or by or on behalf of the Selling Shareholder(s) to the Dragged Shareholders, each of the Dragged Shareholders shall be required to:

(i)	(A) vote (including by written consent) such Dragged Shareholders’ Shares (to the extent of any voting rights), whether by proxy, voting agreement or otherwise, in favour of the Drag Sale and (B) not raise any objection against such Drag Sale (including objections relating to consideration being paid in connection therewith) or the process pursuant to which it was arranged, negotiated or consummated;

(ii)	if such Drag Sale is structured as a sale or transfer of Shares, be obligated to sell or transfer to the Drag Buyer, at the closing of such Drag Sale, all Shares held by such Dragged Shareholder (including, for the avoidance of doubt, the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) on purchase terms and conditions that are substantially the same as those purchase terms and conditions applicable to the Shares of the Selling Shareholder(s) of the same class (excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries), free and clear of any Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws); provided, that the transaction consideration received by the Dragged Shareholders be on the same terms, be the same per Share consideration and be in the same form

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(excluding any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries);

(iii)	if such Drag Sale is structured as a sale or transfer of assets (including by or through the sale, issuance or other disposition of Shares or other equity interests of, or reorganization, merger, unit or share exchange, consolidation or other business combination involving, any direct and/or indirect subsidiary or subsidiaries of the Company), approve any subsequent dissolution and liquidation of the Company or any of its subsidiaries in connection therewith and execute and/or deliver any applicable documents, instruments or agreements related thereto;

(iv)	execute and deliver any applicable purchase agreement, merger agreement, indemnity agreement, escrow agreement, confidentiality agreement, letter of transmittal, release or other agreements or documents governing or relating to such Drag Sale that the Company, the Selling Shareholder(s) or the Drag Buyer may request and which are executed and delivered by the Selling Shareholder(s) (other than any agreements or documents that relate to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) (the “Drag Sale Documents”), and agree to (A) the same covenants, obligations, indemnities (pro rata with respect to Company matters) and agreements as made by the Selling Shareholder(s) set forth therein, including any obligations as to confidentiality of the terms of the Drag Sale (other than non-competition, non-solicitation and other similar restrictive covenants) on a several and not joint basis and (B) make representations or warranties, on a several and not joint basis, regarding organization, existence and good standing of such Dragged Shareholder, the power and authority of such Dragged Shareholder to enter into the Drag Sale, due authorization, execution and delivery by such Dragged Shareholder of the Drag Sale Documents, enforceability against such Dragged Shareholder of the Drag Sale Documents, good and marketable title (free and clear of all Encumbrances (other than any Encumbrances that are imposed by these articles or under applicable securities laws)) of the Shares of such Dragged Shareholder, the consents and notices required to be obtained or made by such Dragged Shareholder in connection with such Drag Sale, and no brokers’ fees owed by such Dragged Shareholder in connection with such Drag Sale; provided, however, that any indemnity and participation in any escrow to be provided in a Drag Sale shall be pro rata and the aggregate amount of liability for each Dragged Shareholder to the Drag Buyer under any indemnity and any escrow to be provided by a Dragged Shareholder in a Drag Sale shall not exceed the amount of gross proceeds payable to such Dragged Shareholder in connection with such Drag Sale (other than, in the case of an indemnity, on account of such Dragged Shareholder’s own fraud);

(v)	use commercially reasonable efforts to obtain or make any consents or filings necessary to be obtained or made by such Dragged Shareholder to effectuate such Drag Sale;

(vi)	waive and refrain from exercising any appraisal, dissenters or similar rights;

(vii)	not assert any claim against the Company, any member of the Board or any committee thereof or any other Holder or any of its Affiliates in connection with the Drag Sale;

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(viii)	if required by the Selling Shareholder(s), elect, and agree to reimburse and indemnify (subject to a customary cap and customary limitations), a shareholder representative appointed by the Selling Shareholder(s)in connection with a Drag Sale; and

(ix)	not (A) take any action that would reasonably be expected to impede or be prejudicial to such Drag Sale, (B) assert, at any time, any claim against the Company, any member of the Board (or any committee thereof), or any other Holder or any of its Affiliates (including any Selling Shareholder and any of its Affiliates) in connection with such Drag Sale, or (C) except as permitted under and pursuant to article 95 or as required by law, rule, regulation or legal process, disclose to any person any information related to such Drag Sale (including the identity of the Drag Buyer, the fact that discussions or negotiations are taking place concerning such Drag Sale, or any of the terms, conditions or other information with respect to such Drag Sale); and

(x)	take any and all reasonably necessary actions in furtherance of the consummation of the Drag Sale.

29.	Drag Completion

(a)	Each Dragged Shareholder, on receipt of the Drag Along Notice and accompanying documents, shall be obliged to return to the Company no later than two Business Days prior to the Drag Completion Date:

(i)	if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;

(ii)	duly executed stock transfer form(s) for its Shares in favour of the Drag Buyer; and

(iii)	duly executed copies of all documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale.

(b)	On the Drag Completion Date, subject to receipt by the Company from the Drag Buyer of the consideration in respect of the Dragged Shares, the Company shall deliver to the Drag Buyer the executed share transfer forms and share certificates (or indemnities) in respect of the Dragged Shares and any documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale and shall pay the consideration so received to the Dragged Shareholders in accordance with their entitlements.

(c)	If any Dragged Shareholder fails to execute and deliver transfer(s) in respect of any Dragged Shares held by it under this article 29 (the “Defaulting Dragged Shareholder”):

(i)	the Company may authorise any Director or officer, to execute and deliver as agent and attorney for and on behalf of the Defaulting Dragged Shareholder the transfer of those Dragged Shares to the Drag Buyer and any other documents required to be executed by the Dragged Shareholders to give effect to the Drag Sale;

(ii)	the Company may receive and give a good discharge for the consideration on behalf of the Defaulting Dragged Shareholder and (subject to a stamp

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certificate being issued in respect of the transfer) enter the name of the Drag Buyer in the Register of members as the registered holder of the Drag Shares so purchased by it, and it shall be no impediment to registration of Shares under this article 29(c) that no share certificate has been produced; and

(iii)	the Board shall, where the consideration is cash, pay the consideration (net of any applicable deductions) in respect of such Defaulting Dragged Shareholder’s Shares into a separate bank account in the Company’s name and shall hold such consideration on trust (but without interest) for the Defaulting Dragged Shareholder and, where the consideration is not cash, hold the consideration on trust (but without interest) and until:

(A)	the Defaulting Dragged Shareholder delivers its share certificate(s) in respect of the relevant Dragged Shares (or an indemnity, in a form reasonably satisfactory to the Company, in respect of any lost share certificate) to the Company; or

(B)	such time as the Board may determine when it shall be paid the consideration (but without interest).

(d)	To secure each Holder’s obligations under these articles, each Holder irrevocably appoints the Company as its attorney and/or agent with authority to act in that Holder’s name and on its behalf to execute and deliver any and all agreements, transfers, instruments, deeds and other documents necessary to give full effect to this article 29 (but no other) (including, without limitations, article 29(a)) and the Company shall be entitled to delegate the exercise of such authority to any Director or officer from time to time.

(e)	Each Selling Shareholder and each Dragged Shareholder will bear its pro rata share (based upon the allocation among each such Dragged Shareholder of the consideration payable in respect of Shares in the Drag Sale) of the costs and expenses of any Drag Sale to the extent such costs and expenses are incurred for the benefit of all Dragged Shareholders or the Company and are not otherwise paid by the Company or the Drag Buyer. Costs and expenses incurred by any Selling Shareholder or Dragged Shareholder on its own behalf will not be considered costs and expenses of the Drag Sale and will be borne solely by such Selling Shareholder or Dragged Shareholder, as applicable.

30.	New Members

(a)	A Drag Along Notice shall be deemed to have been served, on the same terms as the previous Drag Along Notice, on any person who becomes a member of the Company following the issue of a Drag Along Notice but prior to the completion of a Drag Sale, under the exercise of a pre-existing option to acquire Shares in the Company or otherwise, following the issue of a Drag Along Notice but prior to completion of a Drag Sale (a “New Drag Member”). Such New Drag Member shall be required sell and transfer its Shares, and the provisions of articles 26, 27, 28, 29 and this article 30 shall apply mutatis mutandis to such New Drag Member.

TAG ALONG

31.	Tag Along Rights

(a)	If a Holder or Holders that collectively own or hold 50% or more in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the

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MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) (in these articles 31-35, the “Selling Shareholder(s)”) proposes to transfer those Shares (in any transaction or series of related transactions) to a bona fide arm’s length buyer who is not an Affiliate of any of the Selling Shareholder(s) or their Affiliates (the “Tag Buyer”), other than a transfer where a Drag Along Notice has been served under the terms of article 27, (a “Tag Sale”), the Selling Shareholder(s) shall offer, or procure that the Tag Buyer offers, each of the other Holders of ordinary shares (each, including, for the avoidance of doubt, the Holders of any MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR, a “Remaining Shareholder”) the opportunity to participate in such Tag Sale (a “Tag Offer”), on the same terms as the Selling Shareholder(s) (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries), up to that number of Shares owned or held by such Remaining Shareholder equal to the product of (x) the total number of Shares to be acquired by the Tag Buyer in the proposed Tag Sale and (y) such Remaining Shareholder’s proportionate percentage of the issued Shares collectively owned or held by the Selling Shareholder(s) and all participating Remaining Shareholders (the “Tag Shares”).

32.	Tag Along Mechanism

(a)	The Selling Shareholder(s) shall deliver to the Company notice in writing of the Tag Offer (the “Tag Offer Notice”), at least 15 Business Days before the proposed date for completion of the Tag Sale (which date shall take account of the grant of any Required Consent in respect of the proposed transfer (and if a Required Consent is required, the Selling Shareholder(s), the Company and the Remaining Shareholders shall at their own cost co-operate with each other party, and provide all necessary information and assistance reasonably required by any other party, in connection with (and to facilitate) the grant of such Required Consent, including the making of any necessary applications for such Required Consent) (the “Tag Completion Date”).

(b)	The Tag Offer Notice shall set out:

(i)	the name and address of the Tag Buyer;

(ii)	the number of Tag Shares proposed to be purchased by the Tag Buyer;

(iii)	the Tag Completion Date;

(iv)	the consideration for the Tag Shares;

(v)	where the consideration comprises, in whole or in part, non-cash consideration, a description of such non-cash consideration;

(vi)	the time period within which the Tag Offer must be accepted, which shall not be less than ten Business Days from the date of the Tag Offer Notice (the “Tag Acceptance Period”); and

(vii)	any other terms and conditions (including any warranties, representations or indemnities) of the Tag Offer, provided that:

(A)	the consideration to be received by the Tagging Shareholder shall (subject to any investment or reinvestment opportunity given to management of the Company or any of its subsidiaries) be on the same terms, the same per ordinary share consideration and in the

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same form as the consideration received by the Selling Shareholder(s);

(B)	the Tagging Shareholders shall only be required to make representations and warranties, on a several and not joint basis, regarding: (I) organization, existence and good standing of such Tagging Shareholder; (II) the power and authority of such Tagging Shareholder to enter into the Tag Sale; (III) due authorisation, execution and delivery by such Tagging Shareholder of such documents and agreements required to be executed by the Tagging Shareholders to give effect to the Tag Sale (the “Tag Sale Documents”) and enforceability against such Tagging Shareholder of such documents and agreements; (IV) good and marketable title (free and clear of all Encumbrances) of the Shares of such Tagging Shareholder; (V) the consents and notices required to be obtained or made by such Tagging Shareholder in connection with such Tag Sale; (VI) no conflicts with organizational documents, contracts or law applicable to such Tagging Shareholder; (VII) no legal proceedings against such Tagging Shareholder; and (VIII) no brokers’, finders’ or other fees owed by such Tagging Shareholder in connection with such Tag Sale; and

(C)	any indemnity and participation in any escrow to be provided in such Tag Sale shall be pro rata and not exceed the amount of proceeds payable to such Tagging Shareholder in connection with such Tag Sale (other than, in the case of an indemnity, on account of such Tagging Shareholder’s own fraud).

(c)	Following receipt of a Tag Along Notice in compliance with the requirements set forth in the foregoing clause (b), the Company shall promptly distribute copies of the Tag Along Notice to the Remaining Shareholders. The Tag Offer Notice shall be accompanied by copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.

(d)	If a Remaining Shareholder wishes to accept the Tag Offer (in such event, a “Tagging Shareholder”), the Tagging Shareholder shall notify the Company in writing within the Tag Acceptance Period (any such notice, a “Tag Response Notice”). Any Remaining Shareholder that does not deliver a Tag Response Notice to the Company prior to expiry of the Tag Acceptance Period shall be deemed to have declined the Tag Offer.

(e)	If any Tagging Shareholder accepts the Tag Offer, completion of the Tag Sale shall be conditional on completion of the sale and purchase of all the Tag Shares held by Tagging Shareholders. The consummation of any proposed Tag Sale (in whole or part) shall occur in the sole discretion of the Selling Shareholder(s), who shall have no liability or obligation whatsoever to any other Holder of Shares participating therein in connection with the negotiation of, structuring, restructuring and cancellation (in whole or part) of such Tag Sale (it being understood that any consummation or cancellation in part shall apply proportionally with respect to the Selling Shareholder(s) and the Tagging Shareholders).

(f)	Each Tagging Shareholder shall be obliged to return to the Company no later than two Business Days prior to the Tag Completion Date:

(i)	if a certificate has been issued in respect of the relevant Shares, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a

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form satisfactory to the Board) which shall be held against payment of the aggregate consideration due to it;

(ii)	duly executed stock transfer form(s) for its Shares in favour of the Tag Buyer; and

(iii)	duly executed copies of all documents required to be executed by the Tagging Shareholders to give effect to the Tag Sale.

(g)	Each Tagging Shareholder shall bear its share of the costs of the Tag Sale pro rata to the proceeds received by it in the Tag Sale. Each Tagging Shareholder shall be entitled to receive the consideration in respect of its Tag Shares (less its share of the costs) at the same time as the Selling Shareholder(s) in respect of their Shares.

(h)	If the Tag Buyer fails to make a Tag Offer to all Remaining Shareholders in the Company under these articles 31-35, the Selling Shareholder(s) shall not be entitled to complete the Tag Sale, the Company shall not register any transfer and any purported registration of a transfer shall be void.

(i)	If any Tagging Shareholder (a “Defaulting Tagging Shareholder”) electing to participate in a Tag Sale materially breaches any of its obligations under articles 31 or 32 in respect of such Tag Sale or any of its representations or obligations under any of the Tag Sale Documents, then, (i) at the option of the Selling Shareholder(s), such Tagging Shareholder will not be permitted to participate in such Tag Sale and the Tagging Shareholder(s) can proceed to close such Tag Sale excluding the sale of such Tagging Shareholder’s Shares therefrom and (ii) at the option of the Selling Shareholder(s), the number of Shares to be transferred or sold by the Selling Shareholder(s) and the Tagging Shareholder (excluding the Defaulting Tagging Shareholder) shall be recalculated pursuant to article 31 excluding the Defaulting Tagging Shareholder from such calculation.

(j)	The Company shall, and shall use its commercially reasonable efforts to cause its officers, employees, agents, contractors and others under its control to, cooperate and assist in any proposed Tag Sale and not take any action which would reasonably be expected to impede or be prejudicial to any such Tag Sale. Pending the completion of any proposed Tag Sale, the Company shall comply with the terms of the Tag Sale Documents to which it is a party and shall use commercially reasonable efforts to operate the Company and its subsidiaries in the ordinary course of business and to maintain all existing business relationships in good standing (unless otherwise required by the Tag Sale Documents).

(k)	If, within 120 calendar days after delivery of the Tag-Along Response Notice, the Selling Shareholder(s) have not completed the transfer or sale of its Shares on the same terms and conditions set forth in the Tag Offer Notice, the Selling Shareholder(s) shall return to each Tagging Shareholder any documents in the possession of the Selling Shareholder(s) executed by the Tagging Shareholders in connection with the proposed Tag Sale.

(1)	Notwithstanding the provisions of these articles, the Company and any Selling Shareholder shall also comply with all applicable requirements of the Securities Act and the rules and regulations thereunder with respect to the matters set forth in articles 31-35.

33.	New Members

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(a)	A Tag Offer Notice shall be deemed to have been served, on the same terms as the previous Tag Offer Notice, on any person who becomes a member of the Company following the issue of a Tag Offer Notice but prior to completion of a Tag Sale, under the exercise of a pre-existing option to acquire Shares in the Company or otherwise (for the purposes of these articles 31-35, a “New Tag Member”). Such New Tag Member may elect to sell and transfer such proportion of the Shares acquired by it as represents, as nearly as may be, the proportion which the total number of Tag Shares bears to the total number of Shares in issue and the provisions of articles 31-35 shall apply mutatis mutandis to the New Tag Member.

34.	Non-Acceptance by Shareholders

(a)	If some or all of the Remaining Shareholders decline, or are deemed to have declined, the Tag Offer, the Tag Sale is permitted to be made provided:

(i)	it is completed within 90 Business Days of the expiry of the Tag Acceptance Period or if applicable, the long-stop date for the satisfaction of the Required Consent (as agreed between the Selling Shareholder and the Tag Buyer); and

(ii)	it takes place on terms and conditions no more favourable in any material respect to those stated on the Tag Offer Notice.

(b)	All Holders agree to vote their Shares for the Tag Sale at any meeting of Holders (or any class) called to vote on or approve the Tag Sale and/or consent in writing to the Tag Sale.

35.	Non Completion of Tag Sale

(a)	If the Tag Sale is not completed within the period set out in article 34, the Selling Shareholder shall promptly return to the Tagging Shareholders all documents (if any) previously delivered in respect of the Tag Sale, and all the restrictions on transfer contained in these articles with respect to Shares held or owned by the Selling Shareholder and such Tagging Shareholder shall again be in effect.

TRANSMISSION OF SHARES

36.	In the case of the death of a member, the survivor or survivors where the deceased was a joint Holder, and the personal representatives of the deceased where he was a sole Holder, shall be the only persons recognised by the Company as having any title to his interest in the Shares; but nothing herein contained shall release the estate of a deceased joint Holder from any liability in respect of any Share which had been jointly held by him with other persons.

37.	Any person becoming entitled to a Share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject as herein provided, elect either to be registered himself as Holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Shares by that member before his death or bankruptcy, as the case may be.

38.	If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he elects to have another person registered, he shall testify his election by executing to that person a transfer of the Share. All the limitations, restrictions and provisions of these articles relating to the right to transfer and the registration of transfers of Shares shall be applicable to any such notice or

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transfer as aforesaid as if the death or bankruptcy of the member had not occurred and the notice of transfer were a transfer signed by that member.

39.	A person becoming entitled to a Share by reason of the death or bankruptcy of the Holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Holder of the Share, except that he shall not, before being registered as a member in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to the meetings of the Company, so, however, that the Directors may at any time give notice requiring such person to elect either to be registered himself or to transfer the Share, and if the notice is not complied with within 90 days, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the Share until the requirements of the notice have been complied with.

ALTERATION OF CAPITAL

40.	The Company may from time to time by Ordinary Resolution increase the authorised share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

41.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the Act; or

(c)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled.

42.	The Company may by Special Resolution (or by Ordinary Resolution where permitted by section 83 of the Act) reduce its share capital, any capital redemption reserve fund, any share premium account or any undenominated capital in any manner and with and subject to any incident authorised, and consent required, by law.

SALE PROCESS

43.	A Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) shall be entitled, upon reasonable written notice to the Board, to require the Board to initiate a process for a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) and appoint a financial advisor, in each case, within a reasonable time specified by such Holder or Holders. The Board and the Company shall, and shall cause their respective employees and representatives to, co-operate with and assist fully such financial advisor who shall have full access to all relevant information of the Company (subject to such financial advisor entering into a confidentiality agreement which shall be in a customary form reasonably acceptable to the Company) to enable a review of strategic alternatives for the Company and a sale of all or a portion of the Company’s assets or business segments (including a Sale Transaction) to be effected and shall meet with such financial advisor and / or any prospective purchaser if required. Subject to all applicable laws, the fees and expenses of such financial advisor shall be borne by the Company or another Group Company.

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44.	Where article 43 applies, the Company shall provide Information Rights Members with regular updates on the sale process and prompt notice of any material developments of such process.

SALE, LEASE OR EXCHANGE OF ASSETS

45.	The Directors shall not sell, lease or exchange all or substantially all of the Company’s property and assets, including the Company’s goodwill and its corporate franchises, (a “Substantially Entire Asset Sale”) without the prior consent of a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), but subject to obtaining such consent, the Directors are authorised to effect such a Substantially Entire Asset Sale upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other company or companies, as the Directors deem expedient and for the best interests of the Company. Notwithstanding authorisation or consent to a Substantially Entire Asset Sale by the members, the Board may, in good faith consistent with the Directors’ fiduciary duties, abandon such sale, lease or exchange without further action of the members, subject to the rights, if any, of third parties under any contract relating thereto. Notwithstanding the foregoing, no approval or resolution adopted by the members shall be required for a sale, lease or exchange of property and assets of the Company to a subsidiary.

This article 45 shall not be deemed to limit or otherwise modify articles 43 or 44. For the purposes of this article 45:

(a)	the property and assets of the Company include the property and assets of any subsidiary of the Company; and

(b)	“subsidiary” means any entity wholly owned and controlled, directly or indirectly, by the Company and includes, without limitation, companies, partnerships, limited partnerships, limited liability partnerships, limited liability companies, and/or statutory trusts.

GENERAL MEETINGS

46.	The Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it. Not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next. This article 46 shall not apply in the case of the first general meeting, in respect of which the Company shall convene the meeting within the time periods required by the Act.

47.	Subject to the Act, all general meetings of the Company may be held outside of Ireland.

48.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

49.	The Directors may, whenever they think fit, convene an extraordinary general meeting, and extraordinary general meetings shall also be convened on such requisition, or on requisition of the Company’s auditors, or in default may be convened by such requisitionists, as provided in section 178(3) Act.

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50.	All provisions of these articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:

(a)	the necessary quorum shall be one or more persons holding or representing by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting) at least one-half in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting;

(b)	any Holder of shares of the class present in person or by proxy may demand a poll; and

(c)	on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

51.	A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.

NOTICE OF GENERAL MEETINGS

52.	(a)	Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting, and an extraordinary general meeting called for the passing of a Special Resolution, shall be called by not less than 21 Clear Days’ notice and all other extraordinary general meetings shall be called by not less than 14 Clear Days’ notice.

(b)	Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy to attend, speak and vote in his place and that a proxy need not be a member of the Company. It shall also give particulars of any Directors who are to retire at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting. Provided that the latter requirement shall only apply where the intention to propose the person has been received by the Company in accordance with the provisions of these articles. Subject to any restrictions imposed on any shares, the notice of the meeting shall be given to all the members of the Company as of the record date set by the Directors and to the Directors and the Company’s auditors.

(c)	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

53.	Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than 28 days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

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PROCEEDINGS AT GENERAL MEETINGS

54.	All business shall be deemed special that is transacted at an extraordinary general meeting, and also all that is transacted at an annual general meeting, with the exception of the review by the members of the Company’s affairs declaring a dividend, the consideration of the Company’s statutory financial statements and the reports of the Directors and auditors, the election of Directors, the re-appointment of the retiring auditors and the fixing of the remuneration of the auditors.

55.	Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, at any annual general meeting of the members, only such nominations of persons for election to the Board shall be made, and only such other business shall be conducted or considered, as shall have been properly brought before the meeting. For nominations to be properly made at an annual general meeting, and proposals of other business to be properly brought before an annual meeting, nominations and proposals of other business must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in articles 116, 118, 122 and 123 and must be: (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly made at the annual general meeting, by or at the direction of the Board or (c) otherwise properly requested to be brought before the annual general meeting by a member of the Company in accordance with these articles. For nominations of persons for election to the Board or proposals of other business to be properly requested by a member to be made at an annual general meeting, such nomination or proposal must not be contrary to the limitations on the nomination, appointment, removal and replacement of Directors set out in 116, 118, 122 and 123 and a member must (i) be a member at the time of giving of notice of such annual general meeting by or at the direction of the Board and at the time of the annual general meeting, (ii) be entitled to vote at such annual general meeting and (iii) comply with the procedures set forth in these articles as to such business or nomination. The immediately preceding sentence shall be the exclusive means for a member to make nominations or other business proposals (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an annual general meeting of members.

56.	At any extraordinary general meeting of the members, only such business shall be conducted or considered, as shall have been properly brought before the meeting pursuant to the Company’s notice of meeting. To be properly brought before an extraordinary general meeting, proposals of business must be (a) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the extraordinary general meeting, by or at the direction of the Board, or (c) otherwise properly brought before the meeting by any members of the Company pursuant to the valid exercise of power granted to them under the Acts.

57.	Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating and appointing Directors set out therein, nominations of persons for election to the Board may be made at an extraordinary general meeting of members at which Directors are to be elected pursuant to the Company’s notice of meeting (a) by or at the direction of the Board, (b) by any members of the Company pursuant to the valid exercise of power granted to them under the Acts, or (c) provided that the Board has determined that Directors shall be elected at such meeting, by any member of the Company who (i) is a member at the time of giving of notice of such extraordinary general meeting and at the time of the extraordinary general meeting, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in these articles as to such nomination, provided always no

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Director shall be proposed contrary to the limitations on the nomination and appointment of Directors set out in articles 116, 118, 122 and 123. The immediately preceding sentence shall be the exclusive means for a member to make nominations (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Company’s notice of meeting) before an extraordinary general meeting of members.

58.	Except as otherwise provided by law, the memorandum of association or these articles, the Chairman of any general meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the general meeting was made or proposed, as the case may be, in accordance with these articles and, if any proposed nomination or other business is not in compliance with these articles, to declare that no action shall be taken on such nomination or other proposal and such nomination or other proposal shall be disregarded.

59.	No business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business. One or more Holders, present in person or by proxy (whether or not such Holder actually exercises his voting rights in whole, in part or at all at the relevant general meeting), entitling them to exercise a majority of the voting power of the Company on the relevant record date shall constitute a quorum.

60.	Any general meeting duly called at which a quorum is not present shall be adjourned and the Company shall provide notice pursuant to article 52 in the event that such meeting is to be reconvened.

61.	The Chairman, if any, of the Board shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, any Director of the Company or any other person nominated by the Board (or if the Board has not nominated any such person prior to the meeting or such person is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act, such an officer or Director or any other person elected by the Directors present at the meeting) shall preside as Chairman of the meeting.

62.	If at any general meeting no person nominated in accordance with article 61 is willing to act as Chairman or if no such person is present within 15 minutes after the time appointed for holding the meeting, the members present shall choose one of their number to be Chairman of the meeting.

63.	The Chairman may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place without notice other than by announcement of the time and place of the adjourned meeting by the Chairman of the meeting. The Chairman of the meeting may at any time without the consent of the meeting adjourn the meeting to another time and/or place if, in his opinion, it would facilitate the conduct of the business of the meeting to do so or if he is so directed by the Board. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

64.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:

(a)	the Chairman; or

(b)	by at least three members present in person or by proxy; or

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(c)	by any member or members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)	by a member or members holding Shares in the Company conferring the right to vote at the meeting being Shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the Shares conferring that right.

Unless a poll is so demanded, a declaration by the Chairman that a resolution has, on a show of hands, been carried or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book containing the minutes of the proceedings of the Company, shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

65.	Except as provided in article 66, if a poll is duly demanded it shall be taken in such manner as the Chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

66.	A poll demanded on the election of the Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the meeting directs, and any business other than that on which a poll has been demanded may be proceeded with pending the taking of the poll.

67.	Where there is an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote in addition to any other vote he may have.

68.	Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of Shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any Share held by him unless all monies then payable by him in respect of that Share have been paid.

ADVANCE NOTICE OF MEMBER BUSINESS AND NOMINATIONS

69.	Without qualification or limitation, subject to article 81, and subject to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set out in articles 116 and 118, for nominations or any other business to be properly brought before an annual general meeting by a member pursuant to article 55, the member must have given timely notice thereof (including, in the case of nominations, the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof, in writing to the Secretary, and such other business must otherwise be a proper matter for member action.

70.	To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the member must be so delivered not earlier than the close of business on the 90th day prior to the date of such annual general meeting and not later than the close of business on the later of the 60th day prior to the date of such annual general meeting or, if the first public announcement of the date of such annual general meeting is less than 100 days prior to the date of such annual general meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the Company; provided, further, that with respect to the 2024

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annual general meeting, notice by the member must be so delivered not later than the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

71.	In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.

72.	Without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116, 118, 122 and 123 and the limitations on nominating, appointing, removing and replacing Directors set out therein, and subject to article 81, in the event the Company calls an extraordinary general meeting of members for the purpose of electing one or more directors to the Board, any member may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Company’s notice of meeting, provided that the member gives timely notice thereof (including the completed and signed questionnaire, representation and agreement required by article 82), and timely updates and supplements thereof, in writing, to the Secretary.

73.	To be timely, a member’s notice shall be delivered to the Secretary at the Office not earlier than the close of business on the 120th day prior to the date of such extraordinary general meeting and not later than the close of business on the later of the 90th day prior to the date of such extraordinary general meeting or, if the first public announcement of the date of such extraordinary general meeting is less than 100 days prior to the date of such extraordinary general meeting, the 10th day following the day on which public announcement is first made of the date of the extraordinary general meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of an extraordinary general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

74.	In addition, to be considered timely, a member’s notice shall further be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for the meeting and as of the date that is ten Business Days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to the Secretary at the Office not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof.

75.	To be in proper form, a member’s notice (whether given pursuant to articles 69-71 or articles 72-74) to the Secretary must include the following, as applicable:

76.	As to the member giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, a member’s notice must set forth: (i) the name and address of such member, as they appear on the Company’s books, of such beneficial owner, if any,

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and of their respective Affiliates or associates or others acting in concert therewith, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such member, such beneficial owner and their respective Affiliates or associates or others acting in concert therewith, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, or any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Company, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether the member, the beneficial owner, if any, or any Affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned beneficially by such member, the beneficial owner, if any, or any Affiliates or associates or others acting in concert therewith, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such member has a right to vote any class or series of shares of the Company, (D) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such member, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Company by, manage the risk of share price changes for, or increase or decrease the voting power of, such member with respect to any class or series of the shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Company (any of the foregoing, a “Short Interest”), (E) any rights to dividends on the shares of the Company owned beneficially by such member that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such member is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (G) any performance-related fees (other than an asset-based fee) that such member is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, including without limitation any such interests held by members of such member’s immediate family sharing the same household, (H) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Company held by such member, and (I) any direct or indirect interest of such member in any contract with the Company, any Affiliate of the Company or any Company Competitor (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), and (iii) any other information relating to such member and beneficial owner, if any, that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

77.	If the notice relates to any business other than a nomination of a director or directors that the member proposes to bring before the meeting, a member’s notice must, in addition to the

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matters set forth in article 76 above, also set forth: (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such member and beneficial owner, if any, in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such proposal or business includes a proposal to amend these articles, the text of the proposed amendment), and (iii) a description of all agreements, arrangements and understandings between such member and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such member.

78.	As to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in article 76 above, also set forth: (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such member and beneficial owner, if any, and their respective Affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective Affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K under the Exchange Act if the member making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any Affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

79.	With respect to each person, if any, whom the member proposes to nominate for election or re-election to the Board, a member’s notice must, in addition to the matters set forth in articles 76 and 78 above, also include a completed and signed questionnaire, representation and agreement required by article 82. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable member’s understanding of the independence, or lack thereof, of such nominee.

80.	Notwithstanding the provisions of these articles, a member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in articles 69 - 82; provided, however, that any references in these articles to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the separate and additional requirements set forth in these articles with respect to nominations or proposals as to any other business to be considered pursuant to articles 54 - 58.

81.	Nothing in these articles shall be deemed to affect any rights (i) of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of members of the Company to bring business before an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts. Subject to Rule 14a-8 under the Exchange Act, nothing in these articles shall be construed to permit any member, or give any member the right, to include or have disseminated or described in the Company’s proxy statement any nomination of a director or directors or any other business proposal.

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82.	Subject to the rights of members of the Company to propose nominations at an extraordinary general meeting pursuant to the valid exercise of power granted to them under the Acts, and without prejudice to the rights of the First Designator, the Second Designators and the Nominating and Selection Committee set forth in articles 116 and 118, to be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under articles 69 - 81) to the Secretary at the Office a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request), and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director of the Company, and will comply with all applicable corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company publicly disclosed from time to time.

VOTES OF MEMBERS

83.	Subject to any special rights or restrictions as to voting for the time being attached by or in accordance with these articles to any class of shares, on a show of hands every member present in person and every proxy shall have one vote, but so that no one member shall on a show of hands have more than one vote in respect of the aggregate number of shares of which he is the Holder, and on a poll every member who is present in person or by proxy shall have one vote for each share of which he is the Holder.

84.	When there are joint Holders, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose, seniority shall be determined by the order in which the names stand in the Register.

85.	A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in Ireland or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll. Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these articles for the receipt of appointments of proxy and in default the right to vote shall not be exercisable.

86.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision shall be final and conclusive.

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87.	Votes may be given either personally or by proxy.

88.	(a)	Every member entitled to attend and vote at a general meeting may appoint a proxy to attend, speak and vote on his behalf and may appoint more than one proxy to attend, speak and vote at the same meeting; provided, that each proxy is appointed to exercise the rights attached to a different share or shares held by the member. The appointment of a proxy shall be in any form which the Directors may approve (subject to compliance with any requirements as to form prescribed by the Acts and the Exchange Act) and, if required by the Company, shall be signed by or on behalf of the appointor. In relation to written proxies, a body corporate must sign a form of proxy under its common seal (if applicable) or under the hand of a duly authorised officer or attorney thereof. A proxy need not be a member of the Company. The appointment of a proxy in electronic or other form shall only be effective in such manner as the Directors may approve and subject to any requirements of the Acts. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or adjourned meeting or any other information or communication by such time or times as may be specified by the Board in the notice of meeting or adjourned meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or adjourned meeting at which the appointee proposes to vote, and, subject to the Acts, if not so delivered the appointment shall not be treated as valid.

(b)	Without limiting the foregoing, the Directors may from time to time permit appointments of a proxy to be made by means of an electronic or internet communication or facility and may in a similar manner permit supplements to, or amendments or revocations of, any such electronic or internet communication or facility to be made. The Directors may in addition prescribe the method of determining the time at which any such electronic or internet communication or facility is to be treated as received by the Company. The Directors may treat any such electronic or internet communication or facility which purports to be or is expressed to be sent on behalf of a Holder as sufficient evidence of the authority of the person sending that instruction to send it on behalf of that Holder.

89.	Any body corporate which is a member of the Company may authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company and the person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. The Company may require evidence from the body corporate of the due authorisation of such person to act as the representative of the relevant body corporate.

90.	An appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been received by the Company for the purposes of any meeting shall not require to be delivered, deposited or received again by the Company for the purposes of any subsequent meeting to which it relates.

91.	Receipt by the Company of an appointment of proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. An appointment proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates.

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92.	(a)	A vote given or poll demanded in accordance with the terms of an appointment of proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the death or insanity of the principal, or the revocation of the appointment of proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no intimation in writing (whether in electronic form or otherwise) of such death, insanity, revocation or transfer shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the appointment of proxy is used or at which the representative acts.

(b)	The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (with or without stamped envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative.

93.	The instrument appointing a proxy shall, be deemed to confer authority to demand or join in demanding a poll.

94.	Subject to the Act and the Exchange Act, a resolution in writing signed by all of the members for the time being entitled to attend and vote on such resolution at a general meeting (or being bodies corporate by their duly authorised representatives) shall be as valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company duly convened and held, and may consist of several documents in like form each signed by one or more persons, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Act. Any such resolution shall be served on the Company.

INFORMATION RIGHTS

95.	The Company shall enter into an information rights deed (“Information Rights Deed”) for the benefit of the Information Rights Members from time to time in a form agreed between the Information Rights Members and the Company, governing the provision of information by the Company to such Information Rights Members. Upon becoming an Information Rights Member, a Holder shall be deemed to have the benefit of and be bound by the obligations of the Information Rights Deed.

DIRECTORS

96.	The number of Directors constituting the Board shall be seven; provided, that the Company may from time to time by Special Resolution increase or reduce the maximum number of Directors.

97.	The continuing Directors may act notwithstanding any vacancy in their body, provided that if the number of the Directors is reduced below the prescribed number in article 96 the provisions of article 123 shall apply. If, at any annual general meeting of the Company, the number of Directors is reduced below the ~~prescribed~~minimum number prescribed in the Act due to the failure of any Directors to be re-elected, then in those circumstances, the two Directors which receive the highest number of votes in favour of re-election shall be re-elected and shall remain Directors until such time as additional Directors have been appointed to replace them as Directors. If, at any annual general meeting of the Company, the number of Directors is reduced below the ~~prescribed~~ minimum number prescribed in the Act

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in any circumstances where one Director is re-elected, then that Director shall hold office until the next annual general meeting and the Director which (excluding the re-elected Director) receives the highest number of votes in favour of re-election shall be re-elected and shall remain a Director until such time as one or more additional Directors have been appointed to replace him or her. If there are no Director or Directors able or willing to act then any two members may summon a general meeting for the purpose of appointing Directors. Any additional Director so appointed shall hold office (subject to the provisions of the Acts and these articles) only until the conclusion of the annual general meeting of the Company next following such appointment unless he is re-elected during such meeting.

98.	Each Director shall be paid a fee for their services at such rate as may from time to time be determined by the Board. The Directors may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings of the Company or in connection with the business of the Company.

99.	If any Director shall be called upon to perform extra services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, the Company may remunerate such Director either by a fixed sum or by a percentage of profits or otherwise as may be determined by a resolution passed at a meeting of the Directors and such remuneration may be either in addition to or in substitution for any other remuneration to which he may be entitled as a Director.

100.	A Director (whether or not a member of the Company) shall be entitled to attend and speak at general meetings.

101.	Unless the Company otherwise directs, a Director of the Company may be or become a Director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as Holder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a Director or officer of, or from his interest in, such other company.

CHAIRMAN

102.	The Chairman will be selected from amongst the Directors by the Nominating and Selection Committee. In the event that the Nominating and Selection Committee ceases to exist, any replacement of the Chairman will be determined by a majority of the Board.

BORROWING POWERS

103.	Subject to the Act, the Directors may exercise all the powers of the Company to borrow or raise money, and to mortgage or charge its undertaking, property, assets and uncalled capital or any part thereof and to issue debentures, debenture stock and other securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

POWERS AND DUTIES OF THE DIRECTORS

104.	The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Acts or by these articles, required to be exercised by the Company in general meeting, subject, nevertheless, to any of these articles and to the provisions of the Acts and to such directions, not being inconsistent with the Acts or these articles, as may be given by the Board in general meeting.

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105.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit, and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

106.	The Company may exercise the powers conferred by the Act with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

107.

(a)	Each Director is expressly permitted (for the purposes of Section 228(1)(d) of the Act) to use vehicles, telephones, computers, accommodation and any other Company property as may be specified by the Directors where such use is approved by the Board or by any person so authorised by the Board or as permitted by their terms of employment or appointment.

(b)	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with the Act.

(c)	As recognised by section 228(1)(e) of the Act, the Directors may agree to restrict their power to exercise an independent judgement but only where this has been approved by a resolution of the Board of the Company.

(d)	Nothing in section 228(1)(d) or section 228(1)(f) of the Act shall restrict a Director from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. To the fullest extent permitted by applicable law, the Company renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that may from time to time be presented to Directors other than in their role as directors of the Company, even if the opportunity is one that the Company or its subsidiaries might reasonably be expected to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Directors shall have no duty to communicate or offer such business opportunity to the Company and, to the fullest extent permitted by applicable law, shall not be deemed to have breached any fiduciary or other duty solely by reason of the fact that such Director pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries. Without prejudice to the generality of the foregoing, a business opportunity shall not be deemed to be an opportunity of the Company if it is an opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, by its nature, not in line with the Company’s business or is of no advantage to it or is one in which the Company has no interest or reasonable prospect.

108.	Save as otherwise provided by these articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company. A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on which he is not entitled to vote.

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(a)	A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:

(i)	the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)	the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)	any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)	any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or member or otherwise howsoever, provided that he is not the Holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this article 108 to be a material interest in all circumstances);

(v)	any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate tax authorities;

(vi)	any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and/or any subsidiary thereof to acquire Shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the Director benefits or may benefit; or

(vii)	any proposal concerning the giving of any indemnity pursuant to article 168(a) or the discharge of the cost of any insurance coverage purchased or maintained pursuant to article 114 and article 168(b).

(b)	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under sub-paragraph 108(a)(iv)) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment,

(c)	If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the Chairman of the meeting and his ruling in relation to any Director other than himself shall be final

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and conclusive. In relation to the Chairman, such question may be resolved by a resolution of a majority of the Directors (other than the Chairman) present at the meeting at which the question first arises.

(d)	For the purposes of this article 108, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director.

(e)	The Company by Ordinary Resolution may suspend or relax the provisions of this article 108 to any extent or ratify any transaction not duly authorised by reason of a contravention of this article 108.

109.	A Director may hold and be remunerated in respect of any other office or place of profit under the Company or any other company in which the Company may be interested (other than the office of auditor of the Company or any subsidiary thereof) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine, and no Director or intending Director shall be disqualified by his office from contracting or being interested, directly or indirectly, in any contract or arrangement with the Company or any such other company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise nor shall any Director so contracting or being so interested be liable to account to the Company for any profits and advantages accruing to him from any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.

110.	The Directors may exercise the voting powers conferred by shares of any other company held or owned by the Company in such manner in all respects as they think fit and in particular they may exercise their voting powers in favour of any resolution appointing the Directors or any of them as Directors or officers of such other company or providing for the payment of remuneration or pensions to the Directors or officers of such other company.

111.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director, but nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

112.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall from time to time by resolution determine.

113.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

(b)	of the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

114.	The Directors may procure the establishment and maintenance of or participate in, or contribute to any non-contributory or contributory pension or superannuation fund, scheme or arrangement or life assurance scheme or arrangement for the benefit of, and pay, provide for or procure the grant of donations, gratuities, pensions, allowances, benefits or emoluments to any persons (including Directors or other officers) who are or shall have been at any time in the employment or service of the Company or of any company which is or was a subsidiary of the Company or of the predecessor in business of the Company or any such subsidiary or

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holding Company and the wives, widows, families, relatives or dependants of any such persons. The Directors may also procure the establishment and subsidy of or subscription to and support of any institutions, associations, clubs, funds or trusts calculated to be for the benefit of any such persons as aforesaid or otherwise to advance the interests and well-being of the Company or of any such other Company as aforesaid, or its members, and payments for or towards the insurance of any such persons as aforesaid and subscriptions or guarantees of money for charitable or benevolent objects or for any exhibition or for any public, general or useful object. Provided that any Director shall be entitled to retain any benefit received by him under this article 114, subject only, where the Acts require, to disclosure to the members and the approval of the Company in general meeting.

DISQUALIFICATION OF DIRECTORS

115.	The office of a Director shall be vacated ipso facto if the Director:

(a)	is restricted or disqualified to act as a Director under the Acts; or

(b)	resigns his office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or

(c)	is removed from office under article 116 or 122.

APPOINTMENT, ROTATION AND REMOVAL OF DIRECTORS

116.	The Board shall be constituted as follows:

(a)	the CEO for the time being;

(b)	the First Designator shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “First Designated Director”), in each case, by notice in writing to the Company, provided that this shall only be the case where the First Designator holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);

(c)	the Second Designators shall be entitled to appoint one Director and shall have the sole right to remove and replace such Director (the “Second Designated Director” and together with the First Designated Director, the “Designated Directors”), in each case, by notice in writing to the Company, provided that this shall only be the case where at least one member of the Second Designators holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and

(d)	up to four other directors who qualify as “independent directors” (under the listing requirements of the New York Stock Exchange) (the “Remaining Directors”),

provided that the Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Company, as such agreement is amended or replaced from time to time.

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117.	Where the First Designator or at least one member of the Second Designators ceases to hold at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), their respective appointment and removal rights pursuant to article 116(b), article 116(c), article 122 and article 123 shall be deemed rescinded.

118.	Notwithstanding anything to the contrary in these articles, but subject to the Acts, the Remaining Directors may only be persons nominated by a resolution of the Nominating and Selection Committee pursuant to articles 125 and 126, provided that when articles 125 and 126 empower the Nominating and Selection Committee to nominate less than four persons, any such Remaining Directors that are not to be nominated by the Nominating and Selection Committee may be nominated or appointed in accordance with the other provisions of these articles.

119.	For the avoidance of doubt, subject always to compliance with article 116(a), at every annual general meeting of the Company, all of the Directors (other than the Designated Directors) shall retire from office unless re-elected by Ordinary Resolution at the annual general meeting. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

120.	Subject to the appointment rights of the First Designator and Second Designators set out in article 116, every Director shall be eligible to stand for re-election at an annual general meeting.

121.	For the avoidance of doubt, subject always to compliance with article 116(a), if a Director offers himself for re-election, he shall be deemed to have been re-elected, unless at such meeting the Ordinary Resolution for the re-election of such Director has been defeated.

122.	The Company may, by Ordinary Resolution, of which notice has been given in accordance with the Act, remove any Director before the expiration of his period of office notwithstanding anything in these articles or in any agreement between the Company and such Director; provided, that notwithstanding the foregoing and insofar as permitted by the Act, (i) so long as the First Designator retains its appointment and removal rights pursuant to article 116, the First Designated Director may only be removed or replaced at any time by the First Designator, (ii) so long as the Second Designators retain their appointment and removal rights pursuant to article 116, the Second Designated Director may only be removed or replaced at any time by the Second Designators, ~~and~~-(iii) other than removals by the Board for cause, so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, the Remaining Directors in respect of which it retains such rights may only be removed or replaced by the Nominating and Selection Committee, and (iv) the CEO may only be removed or replaced as a Director by resolution of the Board. Any such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

123.	The Company may, by Ordinary Resolution, appoint another person in place of a Director removed from office at an annual general meeting or under article 122 and the Company by Ordinary Resolution may appoint any person to be a Director to fill a Board vacancy; provided that in any circumstance in which the number of Director nominees exceeds the number of Directors to be elected (whether to fill a vacancy pursuant to this article 123 arising from a removal or if members have the right to nominate directors for election at an annual general meeting or otherwise) (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled

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to vote on the election of Directors (by which it is meant in priority of those receiving the highest number of votes in absolute terms (and not by relative percentage of votes cast) in their respective separate resolutions until the maximum number of Directors have been appointed (provided that no such Director shall be elected where their separate resolution has not been passed)); provided further that if such members do not appoint a Director to fill such vacancy within 45 days after the occurrence of such vacancy, the Board may appoint a Director to fill such vacancy until the next meeting of the members held for the purpose of electing Directors; provided, further, that, notwithstanding the foregoing, (i) so long as the Nominating and Selection Committee retains its nomination rights with respect to Remaining Directors in accordance with articles 125 and 126, any vacancy on the Board previously held by a Remaining Director (whether due to resignation, removal, failure to be re-elected or otherwise) in respect of which it retains such rights shall remain open until the Nominating and Selection Committee has appointed a replacement (subject to re-election at the next annual general meeting), ~~and~~-(ii) so long as the First Designator and Second Designators retain their appointment and removal rights pursuant to article 116, any vacancy on the Board previously held by a First Designated Director or Second Designated Director (whether due to resignation, removal, failure to be re-elected or otherwise), as applicable, shall remain open until the First Designator or Second Designators, as applicable, has designated a replacement, and (iii) the CEO may only be removed or replaced as a Director by resolution of the Board.

124.	The Directors may appoint any person to fill the following positions:

(a)	Secretary (including more than one Secretary to act as joint secretary):

It shall be the duty of the Secretary to make and keep records of the votes, doings and proceedings of all meetings of the members and Board of the Company, and of its committees, and to authenticate records of the Company. The Secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any Secretary so appointed may be removed by them.

A provision of the Acts or these articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the Secretary.

The Secretary may delegate any of his functions to such one or more persons (including individuals, bodies corporate or firms) as may be nominated by the Secretary from time to time.

(b)	Assistant Secretaries:

The Assistant Secretaries shall have such duties as the Secretary shall determine.

In addition to the Board’s power to delegate to committees pursuant to article 131, the Board may delegate any of its powers to any individual Director or member of the management of the Company or any of its subsidiaries as it sees fit; any such individual shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Board. The Board shall also have the power to appoint and remove officers of the Company including, but not limited to, CEO, President, Vice President, Treasurer, Controller and Assistant Treasurer.

NOMINATING AND SELECTION COMMITTEE

125.	Composition of the Nominating and Selection Committee

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(a)	The Nominating and Selection Committee shall be comprised of:

(i)	~~[●]~~four members appointed by the First List Shareholders (by notice in writing to the Company) (the “First List Members”), who may be removed and replaced from time to time by the First List Shareholders by notice in writing to the Company, in each case for so long as the First List Shareholders collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR);

(ii)	~~[●]~~four members appointed by the Second Designators (by notice in writing to the Company) (the “Second List Members”), who may be removed and replaced from time to time by the Second Designators by notice in writing to the Company, in each case for so long as the Second Designators collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); and

(iii)	two members appointed by the Third Designators (by notice in writing to the Company) (the “Third List Members” and together with the First List Members and the Second List Members, the “Committee Members”), who may be removed and replaced from time to time by the Third Designators by notice in writing to the Company, in each case for so long as the Third Designators collectively own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR).

(b)	Where any of the First List Shareholders, Second Designators or Third Designators, in each case, collectively, cease to own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the First List Members, Second List Members or Third List Members (as applicable) shall immediately cease to be members of the Nominating and Selection Committee and shall give notice in writing of same to the Company; provided that if any of the First List Shareholders, Second Designators or Third Designators, having ceased to be members of the Nominating and Selection Committee pursuant to this article (b), subsequently own or hold at least 5% of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), such First List Shareholders, Second Designators or Third Designators (as applicable) shall (upon notice in writing to the Company) become entitled to exercise the appointment rights set out in article (a).

(c)	All provisions of these articles relating to proceedings of the Board shall, mutatis mutandis, apply to proceedings of the Nominating and Selection Committee; provided that the Nominating and Selection Committee shall act only by unanimous resolution.

(d)	The Nominating and Selection Committee shall have authority to retain and terminate, at the expense of the Company, any third-party recruiting firm as it determines appropriate to assist it in the nomination of the Remaining Directors, and

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to approve the fees and other retention terms of any such recruiting firm. Such recruiting firm shall report directly to the Nominating and Selection Committee.

126.	Rights of the Nominating and Selection Committee to nominate the Remaining Directors

(a)	The number of Remaining Directors (or their replacements) which the Nominating and Selection Committee may nominate shall be as follows:

(i)	For so long as the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 40% or more of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall continue to be entitled to nominate four Remaining Directors (or their replacements);

(ii)	Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 30% or more (but less than 40%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate three Remaining Directors (or their replacements);

(iii)	Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 20% or more (but less than 30%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate two Remaining Directors (or their replacements);

(iv)	Where the First List Shareholders, the Second Designators and the Third Designators collectively own or hold 10% or more (but less than 20%) of the issued ordinary shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the Nominating and Selection Committee shall be entitled to nominate one Remaining Director (or their replacement).

(b)	Where the number of Remaining Directors that were nominated by the Nominating and Selection Committee at any time falls below the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a), the Nominating and Selection Committee shall, at least 20 Business Days prior to the publication of the notice of meeting for the Company’s next annual general meeting, notify the Company in writing of the Remaining Directors who shall be nominated by the Nominating and Selection Committee (which number shall not exceed the number of Remaining Directors which the Nominating and Selection Committee is entitled to nominate pursuant to article (a)).

(c)	The Nominating and Selection Committee shall no longer be entitled to nominate, remove or replace any Remaining Directors where:

(i)	the First List Shareholders, the Second Designators and the Third Designators collectively own or hold less than 10% of the issued ordinary

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shares (calculated on a fully-diluted basis, but excluding the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR); or

(ii)	no Committee Member remains on the Nominating and Selection Committee,

and in such case the Nominating and Selection Committee shall cease to exist.

(d)	The initial Remaining Directors on the Adoption Date shall be appointed by the Nominating and Selection Committee on, or as soon as reasonably practicable after, the Adoption Date by notice in writing to the Company (and shall be subject to re-election at the next occurring annual general meeting).

(e)	For the avoidance of doubt, the rights set forth in article 125 and this article 126 shall not be transferable to any third party.

PROCEEDINGS OF DIRECTORS

127.	(a)	The Directors shall meet together, at least quarterly and as often as necessary for the dispatch of business, adjourn and otherwise regulate their meetings as they may think fit.

(b)	The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors in office at the time when the meeting is convened. Such majority must include each of the Designated Directors; provided that if a Designated Director fails to attend three successive meetings of the Board and consequently a quorum is not available at such meetings, a quorum will not require the attendance of such Designated Director solely for the next duly called meeting.

(c)	Questions arising at any meeting shall be decided by a majority of votes cast by Directors present or represented at such meeting. Each Director present and voting shall have one vote.

(d)	Any Director may participate in a meeting of the Directors by means of telephonic or other such communication whereby all persons participating in the meeting can hear each other speak, and participation in a meeting in this manner shall be deemed to constitute presence in person at such meeting and any Director may be situated in any part of the world for any such meeting.

128.	The Chairman or any two Directors acting together may, and the Secretary on the requisition of the Chairman or any two Directors shall, at any time summon a meeting of the Directors.

129.	The continuing Directors may act notwithstanding any vacancy in their number but, if and so long as their number is reduced below the minimum number fixed by ~~or pursuant to these artieles~~the Act as the minimum number of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number or of summoning a general meeting of the Company but for no other purpose.

130.	If at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may designate any other person to be Chairman of the meeting.

131.	The Board may from time to time designate committees of the Board, with such powers and duties as the Board may decide to confer on such committees, and shall, for those committees and any others provided for herein, elect a Director or Directors to serve as the member or

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members, designating, if it desires, other Directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. The members of committees of the Board will be appointed by a majority of the Board and shall include in all cases each of the Designated Directors unless any Designated Director(s) declines, in his or her sole discretion, to serve on any such committee (subject to the exclusion of Directors from meetings of committees considering transactions (i) with such Director or such Director’s Affiliates, or (ii) in the case of a Designated Director, with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director). Adequate provision shall be made for notice to members of all meetings; a majority of the members shall constitute a quorum (which shall include the Designated Directors, unless any Designated Director(s) declined to serve on such committee, subject to the exclusion of Designated Directors from meetings of committees considering transactions (i) in respect of which the Designated Director has a conflict or (ii) with a Holder (or an Affiliate of a Holder) with rights in respect of the appointment of such Designated Director) unless the committee shall consist of one or two members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committees. This article 131 is subject to articles 125, 126 and 132.

132.	The members of the Nominating and Selection Committee shall be as set out in article 125. For the avoidance of doubt, members of the Nominating and Selection Committee may include one or more Holders, including one or more persons listed on Schedule 1, Schedule 2 or Schedule 3 attached to these articles.

133.	A committee may elect a chairman of its meeting. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

134.	All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

135.	Notwithstanding anything in these articles or in the Acts which might be construed as providing to the contrary, notice of every meeting of the Directors shall be given to all Directors either by mail, telephone, email, or any other electronic means not less than 48 hours before the date of the meeting or on such shorter notice as person or persons calling such meeting may deem necessary or appropriate and which is reasonable in the circumstances and shall specify the purpose of such meeting and provide other customary information regarding the topics to be considered. Any Director may waive any notice required to be given under these articles, and the attendance of a Director at a meeting shall be deemed to be a waiver by such Director.

136.	A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile

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transmission, electronic mail or some other similar means of transmitting the contents of documents.

137.	Unless otherwise agreed by the Board, and except as otherwise required by applicable law or the tax residency requirements of any relevant jurisdiction, the Board shall procure that the board of directors (or similar governing body) (the “Subsidiary Boards”) of each wholly-owned subsidiary of the Company shall include such of the Directors then serving on the Board that request such appointment; provided, that each Designated Director may, in his or her sole discretion, decline to serve on any such Subsidiary Board. Each Director shall upon request be provided with a list of the Company’s wholly-owned subsidiaries (which list shall be updated from time to time).

BOARD OBSERVERS

138.	The following parties shall each be entitled, at any time and from time to time by notice in writing to the Company to nominate one board observer (the “Observers”) to attend (but not to vote) at meetings of the Board and to request the removal from office of any such person so nominated with or without the appointment of some other person in their place:

(a)	the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 1 to these articles (the “First Appointer”); and

(b)	the Holder holding the largest number of issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued or issuable pursuant to the terms of the Opioid Trust CVR) on the Adoption Date amongst the persons set out in Schedule 2 to these articles (the “Second Appointer”), for such time as the First Appointer or (as the case may be) the Second Appointer holds at least 5% of the nominal value of the issued ordinary shares (calculated on a fully-diluted basis, but excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR).

139.	The Observers shall be entitled to receive notice of Board meetings, copies of the Board minutes of meetings and copies of all other papers circulated to the Board and any committees as if he / she were a Director, provided that the Observers shall have entered into a confidentiality agreement, which shall be in a customary form reasonably acceptable to the Company, in respect of any information concerning the Company which may come into their possession in their role as Observers.

140.	The Board shall have the right to exclude the Observers from portions of a Board meeting or omit to provide the Observers with certain information if the Observer or an Affiliate thereof is a Company Competitor or if the Board believes in good faith, that such exclusion or omission is necessary to:

(a)	preserve the Company’s legal privilege; or

(b)	fulfil the Company’s obligations with respect to confidential or proprietary information of third parties (provided, however, that the Observers shall not be so excluded unless all other persons whose receipt of such materials or presence at a

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Board meeting would result in a violation of such third party confidentiality obligations are also excluded); or

(c)	protect the Company’s trade secrets, mysteries of trade, or secret processes which relate to the conduct of the business of the Company, or protect against a conflict of interest.

THE SEAL

141.	(a)	The Directors shall ensure that the Company seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors and that every instrument to which the seal shall be affixed shall be signed by a Director or some other person appointed by the Directors for that purpose.

(b)	The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

DIVIDENDS AND RESERVES

142.	The Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors.

143.	The Directors may from time to time pay to the members such interim dividends as appear to the Directors to be justified by the profits of the Company.

144.	No dividend or interim dividend shall be paid otherwise than in accordance with the provisions of the Act.

145.	The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied and pending such application may at the like discretion either be employed in the business of the Company or be invested in such investments as the Directors may lawfully determine. The Directors may also, without placing the same to reserve, carry forward any profits which they may think it prudent not to divide.

146.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividend, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.

147.	The Directors may deduct from any dividend payable to any member all sums of money (if any) immediately payable by him to the Company in relation to the Shares of the Company.

148.	Any general meeting declaring a dividend or bonus and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or bonus or interim dividend wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any members upon the footing of the

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value so fixed, in order to adjust the rights of all the parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

149.	Any dividend or other moneys payable in respect of any Share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the members Register or to such person and to such address as the Holder or joint Holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company. Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share. Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than US$, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein. The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

150.	No dividend shall bear interest against the Company.

151.	If the Directors so resolve, any dividend which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

ACCOUNTS

152.	(a)	The Company shall cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:

(i)	correctly record and explain the transactions of the Company;

(ii)	will enable, at any time, the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;

(iii)	will enable the Directors to ensure that any financial statements of the Company comply with the requirements of the Acts; and

(iv)	will enable those financial statements of the Company to be readily and properly audited.

Accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of the Act and explain the Company’s transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit and loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its members or persons nominated by any member. The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and

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accounts or summary financial statement or other communications with its members provided that, where the Directors elect to send summary financial statements to the members, any member may require that he be sent a copy of the statutory financial statements of the Company.

(b)	The accounting records shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(c)	In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements and reports as are required by the Acts to be prepared and laid before such meeting.

(d)	A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, and the Company auditors’ report shall be sent by post, electronic mail or any other means of communication (electronic or otherwise), not less than 21 Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes.

153.	Subject to the rights granted to Information Rights Members under the Information Rights Deed, the Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors, the Information Rights Deed, or by the Company in general meeting. Subject to the rights granted to Information Rights Members under the Information Rights Deed, no member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading. No member shall be entitled to require discovery of or any information respecting or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors would be inexpedient and contrary to the interests of the members of the Company to communicate to the public.

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CAPITALISATION OF PROFITS

154.	Without prejudice to any powers conferred on the Directors as aforesaid and subject to the Directors’ authority to issue and allot shares under article 8(c) and article 8(d), the Directors may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts (including any capital redemption reserve fund, share premium account, any undenominated capital, any sum representing unrealised revaluation reserves or other reserve account not available for distribution) or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions). Whenever such a resolution is passed in pursuance of this article 154, the Directors shall make all appropriations and applications of the amounts resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any. Any such capitalisation will not require approval or ratification by the members of the Company.

155.	Without prejudice to any powers conferred on the Directors by these articles, and subject to the Directors’ authority to issue and allot shares under article 8(c) and article 8(d), the Directors may resolve that any sum for the time being standing to the credit of any of the Company’s reserve accounts (including any reserve account available for distribution) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend (and in the same proportions) either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed and credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account or any undenominated capital shall be applied shall be those permitted by the Acts.

156.	The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to Section 1021 of the Act, to allot the relevant shares, offer to the Holders of ordinary shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional ordinary shares credited as fully paid. In any such case the following provisions shall apply.

(i)	The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional ordinary shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount. For such purpose the “average quotation” of an ordinary share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of ordinary shares shall be appropriate for each of the first five Business Days on which ordinary shares are quoted “ex” the relevant dividend and as determined from the information published by the New York Stock Exchange reporting the business done on each of these five Business Days:

(A)	if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

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(B)	if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)	if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any particular day then that day shall not count as one of the said five Business Days for the purposes of determining the average quotation. If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the New York Stock Exchange or its equivalent.

(ii)	The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of ordinary shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective. The Directors may also issue forms under which Holders may elect in advance to receive new ordinary shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on ordinary shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject ordinary shares”) and in lieu thereof additional ordinary shares (but not any fraction of a share) shall be allotted to the Holders of the Subject ordinary shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional ordinary shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued ordinary shares for allotment and distribution to and amongst the holders of the Subject ordinary shares on such basis.

157.	(a)	The additional ordinary shares allotted pursuant to articles 154, 155 or 156 shall rank pani passu in all respects with the fully paid ordinary shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(b)	The Directors may do all acts and things considered necessary or expedient to give effect to any capitalisation pursuant to articles 154, 155 and 156 with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the Holders concerned). The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental

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thereto and any agreement made under such authority shall be effective and binding on all concerned.

(c)	The Directors may on any occasion determine that rights of election shall not be offered to any Holders of ordinary shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

AUDIT

158.	Auditors shall be appointed and their duties regulated in accordance with the Act or any statutory amendment thereof.

NOTICES

159.	Any notice to be given, served, sent or delivered pursuant to these articles shall be in writing (whether in electronic form or otherwise).

160.	(a)	A notice or document to be given, served, sent or delivered in pursuance of these articles may be given to, served on or delivered to any member by the Company;

(i)	by handing same to him or his authorised agent;

(ii)	by leaving the same at his registered address;

(iii)	by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)	by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company) and this article 160(a)(iv) constitutes permission of the use of electronic means within the meaning of 218(3)(d) of the Act.

(b)	For the purposes of these articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

(c)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(i) or (ii) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(d)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iii) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted. In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

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(e)	Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this article 160, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of 48 hours after despatch.

(f)	Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(g)	Notwithstanding anything to the contrary contained in this article 160, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than Ireland.

(h)	Any requirement in these articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s audited accounts and the Directors’ and auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

(i)	Without prejudice to the provisions of sub-paragraphs (a)(i) and (ii) of this article 160, if at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

161.	A notice may be given by the Company to the joint Holders of a Share by giving the notice to the joint Holder whose name stands first in the Register in respect of the Share and notice so given shall be sufficient notice to all the joint Holders.

162.	(a)	Every person who becomes entitled to a Share shall before his name is entered in the Register in respect of the Share, be bound by any notice in respect of that Share which has been duly given to a person from whom he derives his title.

(b)	A notice may be given by the Company to the persons entitled to a Share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

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163.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

164.	A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

WINDING UP

165.	If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the Shares held by them respectively. And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said Shares held by them respectively. Provided that this article 165 shall not affect the rights of the Holders of Shares issued upon special terms and conditions.

166.	(a)	In case of a sale by the liquidator under the Act, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members directly of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

(b)	The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

167.	If the Company is wound up, the liquidator, with the sanction of a Special Resolution and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

168.	(a)	Subject to the provisions of and so far as may be admitted by the Acts, every Director and the Secretary of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto including any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the Company and in which judgement is given in his favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection

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with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by a court of competent jurisdiction.

(b)	The Directors shall have power to purchase and maintain for any Director, the Secretary or other employees of the Company insurance against any such liability as referred to in the Act. As soon as practicable, but in any event within 30 days of the Adoption Date, the Company shall obtain from financially sound and reputable insurers directors and officers liability insurance in an amount and on terms and conditions reasonably satisfactory to the Board and shall thereafter use commercially reasonable efforts to cause such insurance policies to be maintained until both (i) the Board and (ii) Holders representing 75% or more in nominal value of the issued ordinary shares (excluding the MIP Shares and any Shares issued pursuant to the terms of the Opioid Trust CVR) by resolution at a general meeting approve the discontinuance of such insurance (subject and without prejudice to any rights of directors and officers under their indemnification or similar agreements).

(c)	As far as is permissible under the Acts, the Company shall indemnify any current or former executive officer of the Company (excluding any present or former Directors of the Company or Secretary of the Company), or any person who is serving or has served at the request of the Company as a director or executive officer of another company, joint venture, trust or other enterprise, including any Company subsidiary (each individually, a “Covered Person”), against any expenses, including attorney’s fees, judgements, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he or she was or is threatened to be made a party, or is otherwise involved (a “proceeding”), by reason of the fact that he or she is or was a Covered Person; provided, however, that this provision shall not indemnify any Covered Person against any liability arising out of (a) any fraud or dishonesty in the performance of such Covered Person’s duty to the Company, or (b) such Covered Person’s conscious, intentional or wilful breach of the obligation to act honestly and in good faith with a view to the best interests of the Company. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(d)	In the case of any threatened, pending or completed action, suit or proceeding by or in the name of the Company, the Company shall indemnify each Covered Person against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company, or for conscious, intentional or wilful breach of his or her obligation to act honestly and in good faith with a view to the best interests of the Company, unless and only to the extent that the High Court of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Notwithstanding the preceding sentence, this section shall not extend to any matter which would render it void pursuant to the Acts or to any person holding the office of auditor in relation to the Company.

(e)	Any indemnification under this article 168 (unless ordered by a court) shall be made by the Company only as authorised in the specific case upon a determination that indemnification of the Covered Person is proper in the circumstances because such

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person has met the applicable standard of conduct set forth in this article 168. Such determination shall be made by any person or persons having the authority to act on the matter on behalf of the Company. To the extent, however, that any Covered Person has been successful on the merits or otherwise in defence of any proceeding, or in defence of any claim, issue or matter therein, such Covered Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without necessity of authorisation in the specific case.

(f)	As far as permissible under the Acts, expenses, including attorneys’ fees, incurred in defending any proceeding for which indemnification is permitted pursuant to this article 168 shall be paid by the Company in advance of the final disposition of such proceeding upon receipt by the Board of an undertaking by the particular indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company pursuant to these articles.

(g)	It being the policy of the Company that indemnification of the persons specified in this article 168 shall be made to the fullest extent permitted by law, the indemnification provided by this article 168 shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under these articles, any agreement, any insurance purchased by the Company, vote of members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth. As used in this article 168, references to the “Company” include all constituent companies in a scheme of arrangement, consolidation or merger in which the Company or a predecessor to the Company by scheme of arrangement, consolidation or merger was involved. The indemnification provided by this article 168 shall continue as to a person who has ceased to be a Covered Person and shall inure to the benefit of their heirs, executors, and administrators.

UNTRACED HOLDERS

169.	(a)	The Company shall be entitled to sell at the best price reasonably obtainable any share or stock of a member or any share or stock to which a person is entitled by transmission if and provided that:

(i)	for a period of twelve years (not less than three dividends having been declared and paid) no cheque or warrant sent by the Company through the post in a prepaid letter addressed to the member or to the person entitled by transmission to the share or stock at his address on the Register or other last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission; and

(ii)	at the expiration of the said period of twelve years the Company has given notice by advertisement in a leading Dublin newspaper and a newspaper circulating in the area in which the address referred to in paragraph (a) of this article 169 is located of its intention to sell such share or stock; and

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(iii)	the Company has not during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale received any communication from the member or person entitled by transmission.

(b)	To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share or stock and such instrument of transfer shall be as effective as if it had been executed by the registered Holder of or person entitled by transmission to such share or stock. The Company shall account to the member or other person entitled to such share or stock for the net proceeds of such sale by carrying all monies in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Monies carried to such separate account may either be employed in the business of the Company or invested in such investments (other than shares of the Company or its holding company if any) as the Directors may from time to time think fit.

(c)	To the extent necessary in order to comply with any laws or regulations to which the Company is subject in relation to escheatment, abandonment of property or other similar or analogous laws or regulations (“Applicable Escheatment Laws”), the Company may deal with any Share of any member and any unclaimed cash payments relating to such Share in any manner which it sees fit, including (but not limited to) transferring or selling such Share and transferring to third parties any unclaimed cash payments relating to such Share.

(d)	The Company may only exercise the powers granted to it in sub-paragraph (a) above in circumstances where it has complied with, or procured compliance with, the required procedures (as set out in the Applicable Escheatment Laws) with respect to attempting to identify and locate the relevant member of the Company.

(e)	Any stock transfer form to be executed by the Company in order to sell or transfer a share pursuant to sub-paragraph (a) may be executed in accordance with article 16(a).

DESTRUCTION OF DOCUMENTS

170.	The Company may implement such document destruction policies as it so chooses in relation to any type of documents (whether in paper, electronic or other formats), and in particular (without limitation to the foregoing) may destroy:

(a)	any dividend mandate or any variation or cancellation thereof or any notification of change of name or address, at any time after the expiry of two years from the date such mandate variation, cancellation or notification was recorded by the Company;

(b)	any instrument of transfer of shares which has been registered, at any time after the expiry of six years from the date of registration; and

(c)	any other document on the basis of which any entry in the Register was made, at any time after the expiry of six years from the date an entry in the Register was first made in respect of it,

and it shall be presumed conclusively in favour of the Company that every share certificate (if any) so destroyed was a valid certificate duly and properly sealed and that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered and that every other document destroyed hereunder was a valid and effective

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document in accordance with the recorded particulars thereof in the books or records of the Company provided always that:

(i)	the foregoing provisions of this article 170 shall apply only to the destruction of a document in good faith and without express notice to the Company that the preservation of such document was relevant to a claim;

(ii)	nothing contained in this article 170 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any case where the conditions of proviso (a) above are not fulfilled; and

(iii)	references in this article 170 to the destruction of any document include references to its disposal in any manner.

SHAREHOLDER RIGHTS PLAN

171.	Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company where, by a resolution of the Directors (including approval from each of the Designated Directors), the Directors are of the good faith opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein, in each case by any third party that is not a Holder or any Affiliate thereof as of the Adoption Date, and subject to the foregoing opinion being in good faith as provided for in this article, the common law duties of the Directors to the Company are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors shall be deemed to constitute an action in the best interests of the Company in all circumstances.

172.	The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

173.	For the purposes of effecting an exchange of Rights for ordinary shares in the share capital of the Company (an “Exchange”), the Directors may, in accordance with the terms of a Rights Plan:

(a)	resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares which are to be exchanged for the Rights; and

(b)	apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

MANAGEMENT INCENTIVE PLAN

174.	Notwithstanding anything in these articles to the contrary, unless approved by a Holder or Holders that collectively own or hold more than 50% in nominal value of the issued ordinary shares (excluding, solely for purposes of calculating the nominal value of the issued ordinary shares used in the denominator of that calculation, the MIP Awards and MIP Shares and any

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Shares issued or issuable pursuant to the terms of the Opioid Trust CVR), the total number of ordinary shares issued or issuable pursuant to the MIP shall not exceed 10% of the total ordinary shares (calculated on a fully-diluted basis).

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(A)

Names, addresses and descriptions of subscribers

J. MCGOWAN-SMYTH
For and on behalf of
Fand Limited

Arthur Cox Building
Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH
For and on behalf of
DIJR Nominees Limited
Arthur Cox Building
Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

AC Administration Services Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Nominees Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Registrars Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Trust Services Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

J. MCGOWAN-SMYTH

For and on behalf of

Arthur Cox Trustees Limited

Arthur Cox Building

Earlsfort Terrace

Dublin 2

Solicitor

Dated 21 December 2012

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Witness to the above signatures:
Name:	MAIREAD FOLEY
Address:	ARTHUR COX BUILDING
EARLSFORT TERRACE
DUBLIN 2
Occupation:	COMPANY SECRETARY

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SCHEDULE 1

1.	Silver Point;

2.	Marathon;

3.	Eaton Vance;

4.	Hein Park;

5.	Glendon;

6.	Caspian.

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SCHEDULE 2

1.	Arini Credit Master Fund Limited;

2.	Square Point Master Fund Limited;

3.	FFI III S.à. r.l;

4.	FYI S.à. r.l;

5.	Olifant Luxco S.à. r.l;

6.	Deerfield Partners, L.P;

7.	Deerfield Private Design Fund IV, L.P;

8.	Hudson Bay Master Fund Ltd;

9.	HB SPV I Master Sub LLC;

10.	J.P. Morgan Investment Management Inc. and JPMorgan Chase Bank, N.A., solely as investment adviser and/or trustee on behalf of certain discretionary accounts and/or funds it manages;

11.	Sculptor SC II, LP;

12.	Sculptor Credit Opportunities Master Fund, Ltd;

13.	Sculptor Master Fund, Ltd;

14.	Sculptor Tactical Credit Master Fund I, LP.

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SCHEDULE 3

1.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by ADK Soho Fund LP or a subsidiary thereof;

2.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Bardin Hill Investment Partners LP, or a subsidiary thereof;

3.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Brean Asset Management, LLC, or a subsidiary thereof;

4.	Funds and/or accounts, or subsidiaries or affiliates of such funds and/or accounts, managed, advised or controlled by Capital Research and Management Company, or a subsidiary or an affiliate thereof;

5.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Kite Lake Capital Management (UK) LLP, or a subsidiary thereof;

6.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Pentwater Capital Management LP, or a subsidiary thereof;

7.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Stonehill Capital Management LLC;

8.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Two Seas Capital LP, or a subsidiary thereof;

9.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by VR Global Partners, L.P., or a subsidiary thereof;

10.	Funds and/or accounts, or subsidiaries of such funds and/or accounts, managed, advised or controlled by Whitebox Advisors LLC, or a subsidiary thereof.

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Companies Act 2014

A PUBLIC COMPANY LIMITED BY SHARES

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

MALLINCKRODT PUBLIC LIMITED COMPANY

(Adopted on ~~-●-~~ November 2023)

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APPENDIX 4

Statement of assets and liabilities of the Company

Statement of Assets & Liabilities as at 2 October 2023	
Assets	**Book Value**
Intercompany Receivables	246,400,000
Other Current Assets	12,300,000
Cash and Cash Equivalents	200,000
Total Assets	**258,900,000**
Secured Creditors	
First Lien Claims	-1,816,874,185
Second Lien Notes Claims	-650,191,000
Unsecured Creditors	
DIP Claims	-280,000,000
The Relevant Administrative Claims	-56,100,000
General Unsecured Claims	-2,800,000
Intercompany Claims	-746,100
Subordinated Claims	-2
Preferential Claims (Irish Revenue)	-1
Unexercised Equity Interest Claims	-159,144
Members	-13,478,506
Total Liabilities	**-2,820,348,937**
Estimated Total Deficiency	**-2,561,448,937**

APPENDIX 5

Estimated Financial Outcome on Winding Up of the Company

APPENDIX 6

The Creditors

Part 1

The First Lien Claims (Impaired)

First Lien Claims			
Creditor Name	Agreed In Quantum (Y/N)	Agreed In Liability (Y/N)	Claimed Amount
Blackstone Alternative Investment Funds Public Limited Company - Blackstone Diversified Multi-	Y	Y	$1,313,326.67
Blackstone Alternative Investment Funds Public Limited Company - Blackstone Diversified Multi-	Y	Y	$1,867,824.95
Blackstone Alternative Multi-Strategy Fund dba Blackstone Alternative Multi-Strategy Sub Fund IV	Y	Y	$1,732,886.01
Blackstone Alternative Multi-Strategy Fund dba Blackstone Alternative Multi-Strategy Sub Fund IV	Y	Y	$12,312,106.69
Caspian Focused Opportunities Fund, L.P.	Y	Y	$952,359.73
Caspian Focused Opportunities Fund, L.P.	Y	Y	$8,376,918.14
Caspian HLSC1, LLC	Y	Y	$551,565.51
Caspian HLSC1, LLC	Y	Y	$3,192,933.98
Caspian Inefficient Markets Fund III, L.P.	Y	Y	$3,377,621.03
Caspian Inefficient Markets Fund III, L.P.	Y	Y	$8,814,128.67
Caspian Keystone Focused Fund, L.P. (B)	Y	Y	$2,746,413.89
Caspian Keystone Focused Fund, L.P. (C)	Y	Y	$961,019.08
Caspian Keystone Focused Fund, L.P. (C)	Y	Y	$6,377,198.00
Caspian SC Holdings, L.P.	Y	Y	$446,499.47
Caspian SC Holdings, L.P.	Y	Y	$3,489,878.39
Caspian Select Credit Master Fund, Ltd.	Y	Y	$21,224,285.53
Caspian Solitude Master Fund, L.P.	Y	Y	$734,804.32
Caspian Solitude Master Fund, L.P.	Y	Y	$4,550,766.34
Spring Creek Capital, LLC	Y	Y	$2,724,177.70
Spring Creek Capital, LLC	Y	Y	$11,183,445.51
Catalur Master Fund, LP	Y	Y	$634,895.53
Catalur Master Fund, LP	Y	Y	$3,525,369.92
Cedar Glade LP	Y	Y	$1,504.35
Cerberus Corporate Credit Fund, L.P.	Y	Y	$3,881,013.25
Cerberus Corporate Credit Fund, L.P.	Y	Y	$39,700,505.64
Cetus Capital VI LP.	Y	Y	$4,868,842.54
OFM II, L.P.	Y	Y	$968,938.79
CIFC Funding 2013-I, LTD	Y	Y	$1,954,937.67
CIFC Funding 2013-II, LTD	Y	Y	$1,823,806.77

First Lien Claims			
Creditor Name	Agreed In Quantum (Y/N)	Agreed In Liability (Y/N)	Claimed Amount
CIFC Funding 2013-III-R LTD	Y	Y	$1,053,393.24
CIFC Funding 2013-IV, LTD	Y	Y	$525,265.10
CIFC Funding 2013-IV, LTD	Y	Y	$649,369.31
CIFC Funding 2014, LTD.	Y	Y	$133,770.05
CIFC Funding 2014, LTD.	Y	Y	$1,402,206.37
CIFC Funding 2014-III, LTD	Y	Y	$2,049,716.03
CIFC Funding 2014-II-R LTD	Y	Y	$1,889,432.25
CIFC Funding 2014-IV-R, LTD.	Y	Y	$836,283.56
CIFC Funding 2014-V, LTD.	Y	Y	$1,308,978.98
CIFC Funding 2015-I, LTD.	Y	Y	$405,451.61
CIFC Funding 2015-I, LTD.	Y	Y	$836,385.72
CIFC Funding 2015-III, LTD.	Y	Y	$432,912.87
CIFC Funding 2015-III, LTD.	Y	Y	$781,917.29
CIFC Funding 2015-IV, LTD.	Y	Y	$110,392.78
CIFC Funding 2015-IV, LTD.	Y	Y	$1,178,019.49
CIFC Funding 2016-I, LTD.	Y	Y	$103,899.13
CIFC Funding 2016-I, LTD.	Y	Y	$1,656,917.43
CIFC Funding 2017-I, LTD.	Y	Y	$164,939.78
CIFC Funding 2017-I, LTD.	Y	Y	$2,173,393.40
CIFC Funding 2017-II LTD	Y	Y	$119,051.08
CIFC Funding 2017-II LTD	Y	Y	$1,031,373.24
CIFC Funding 2017-III, LTD.	Y	Y	$145,458.77
CIFC Funding 2017-III, LTD.	Y	Y	$1,229,400.38
CIFC Funding 2017-IV, LTD.	Y	Y	$450,469.18
CIFC Funding 2017-IV, LTD.	Y	Y	$1,320,926.74
CIFC Funding 2017-V LTD	Y	Y	$580,547.06
CIFC Funding 2017-V LTD	Y	Y	$1,183,965.32
CIFC FUNDING 2018-I, LTD.	Y	Y	$2,629,698.28
CIFC FUNDING 2018-II, LTD.	Y	Y	$1,621,647.30
CIFC FUNDING 2018-III, LTD.	Y	Y	$1,055,125.66
CIFC FUNDING 2018-IV, LTD.	Y	Y	$565,398.84
CIFC FUNDING 2018-IV, LTD.	Y	Y	$1,285,233.69
CIFC Funding 2018-V Ltd.	Y	Y	$294,433.19

First Lien Claims			
Creditor Name	Agreed In Quantum (Y/N)	Agreed In Liability (Y/N)	Claimed Amount
Eaton Vance CLO 2014-1R Ltd.	Y	Y	$1,527,432.02
Eaton Vance CLO 2015-1 Ltd.	Y	Y	$240,093.70
Eaton Vance CLO 2015-1 Ltd.	Y	Y	$2,175,563.31
Eaton Vance CLO 2018-1 Ltd.	Y	Y	$840,726.44
Eaton Vance CLO 2018-1 Ltd.	Y	Y	$1,802,959.54
Eaton Vance CLO 2019-1 Ltd.	Y	Y	$2,097,384.38
Eaton Vance CLO 2020-1 Ltd.	Y	Y	$755,307.02
Eaton Vance CLO 2020-2, Ltd.	Y	Y	$656,574.08
Eaton Vance Floating Rate Portfolio	Y	Y	$9,889,266.42
Eaton Vance Floating Rate Portfolio	Y	Y	$31,218,482.97
Eaton Vance Floating-Rate Income Trust	Y	Y	$2,060,530.71
Eaton Vance Floating-Rate Income Trust	Y	Y	$2,958,464.79
Eaton Vance Institutional Senior Loan Fund	Y	Y	$5,201,543.42
Eaton Vance Institutional Senior Loan Fund	Y	Y	$17,161,079.75
Eaton Vance Institutional Senior Loan Plus Fund	Y	Y	$866,840.67
Eaton Vance International (Cayman Islands) Floating-Rate Income Portfolio	Y	Y	$360,140.62
Eaton Vance International (Cayman Islands) Floating-Rate Income Portfolio	Y	Y	$1,784,787.29
Eaton Vance Limited Duration Income Fund	Y	Y	$1,890,354.57
Eaton Vance Limited Duration Income Fund	Y	Y	$3,296,718.28
Eaton Vance Loan Holding II Limited	Y	Y	$265,685.18
Eaton Vance Loan Holding Limited	Y	Y	$195,008.17
Eaton Vance Multi-Asset Credit Fund	Y	Y	$827,348.06
Eaton Vance Multi-Asset Credit Fund II, LLC	Y	Y	$431,236.28
Eaton Vance Senior Floating-Rate Trust	Y	Y	$1,846,421.52
Eaton Vance Senior Floating-Rate Trust	Y	Y	$2,646,419.66
Eaton Vance Senior Income Trust	Y	Y	$537,421.80
Eaton Vance Senior Income Trust	Y	Y	$876,496.54
Eaton Vance Short Duration Diversified Income Fund	Y	Y	$208,543.05
Eaton Vance Short Duration Diversified Income Fund	Y	Y	$625,163.97
Eaton Vance Trust Company Collective Investment

First Lien Claims			
Creditor Name	Agreed In Quantum (Y/N)	Agreed In Liability (Y/N)	Claimed Amount
Hudson Bay Master Fund Ltd.	Y	Y	$48,005,651.79
Jefferies Leveraged Credit Products LLC	Y	Y	$706,471.83
Jefferies Leveraged Credit Products LLC	Y	Y	$1,954,557.28
JPMorgan Chase Bank, National Association	Y	Y	$11,352,585.65
JPMorgan Chase Bank, National Association	Y	Y	$79,481,164.85
Land Bank of Taiwan, L.A. Branch	Y	Y	$7,274,559.91
Empire Secured Credit Funding I	Y	Y	$14,223,567.25
Empire Secured Credit Funding I	Y	Y	$20,981,576.82
Internationale Kapitalanlagegesellschaft MbH Acting for SDF 2	Y	Y	$968,938.79
Marathon Blue Grass Credit Fund, LP	Y	Y	$2,488,003.24
Marathon Blue Grass Credit Fund, LP	Y	Y	$7,448,462.31
Marathon Centre Street Partnership, L.P.	Y	Y	$984,323.41
Marathon CLO V Ltd.	Y	Y	$1,500,585.88
Marathon CLO V Ltd.	Y	Y	$2,568,488.73
Marathon CLO VII Ltd	Y	Y	$856,162.90
Marathon CLO VII Ltd	Y	Y	$1,331,766.22
Marathon Distressed Credit Master Fund	Y	Y	$15,591,027.55
Marathon Distressed Credit Master Fund	Y	Y	$72,943,236.45
Marathon StepStone Master Fund L.P	Y	Y	$1,062,502.59
Marathon StepStone Master Fund L.P	Y	Y	$5,563,231.72
MCSP Sub, LLC	Y	Y	$1,833,739.68
MCSP Sub, LLC	Y	Y	$6,805,699.57
Quaestio Alternative Funds S.C.A., SICAV-FIS: CMAB - SIF - Credit Multi Asset Pool B	Y	Y	$806,605.70
TRS Credit Fund LP	Y	Y	$3,833,285.54
TRS Credit Fund LP	Y	Y	$7,430,757.95
Mercer QIF Fund PLC Mercer Investment Fund 1	Y	Y	$2,598,808.63
Mercer QIF Fund PLC Mercer Investment Fund 1	Y	Y	$9,873,294.34
Millstreet Credit Fund LP	Y	Y	$40,350,021.81
MORGAN STANLEY SENIOR FUNDING, INC.	Y	Y	$103,325.58
MORGAN STANLEY SENIOR FUNDING, INC.	Y	Y	$1,001,510.85
Goldman Sachs Trust II - Goldman Sachs Multi-Manager Non-Core Fixed Income Fund	Y	Y	$4,250.48

First Lien Claims			
Creditor Name	Agreed In Quantum (Y/N)	Agreed In Liability (Y/N)	Claimed Amount
Menard, Inc	Y	Y	$3,490,363.98
Nuveen Alternative Investment Funds SICAV-SIF - Nuveen US Senior Loan Fund	Y	Y	$495,334.66
Nuveen Credit Strategies Income Fund.	Y	Y	$2,032,203.81
Nuveen Floating Rate Income Fund	Y	Y	$3,074,022.60
Nuveen Investment Trust III - Nuveen Symphony Floating Rate Income Fund	Y	Y	$6,271,779.53
Nuveen Multi-Asset Income Fund.	Y	Y	$8,521.65
Nuveen Senior Loan Fund, LP	Y	Y	$2,171,688.76
Pensiondanmark Pensionsforsikringsaktieselskab	Y	Y	$637,726.08
Principal Diversified Real Asset CIT	Y	Y	$15,370.97
Principal Fund Inc - Global Diversified Income Fund	Y	Y	$938,356.17
Principal Funds, Inc - Diversified Real Asset Fund	Y	Y	$448,486.48
Rural India Supporting Trust.	Y	Y	$253,567.89
Symphony Floating Rate Senior Loan Fund	Y	Y	$159,464.94
Flatiron CLO 17 Ltd	Y	Y	$998,096.10
Flatiron CLO 18 Ltd.	Y	Y	$1,417,395.14
MainStay Floating Rate Fund, a series of MainStay Funds Trust.	Y	Y	$1,935,236.50
Mainstay VP Floating Rate Portfolio, A Series of Mainstay VP Funds Trust	Y	Y	$937,140.40
TCI-Flatiron CLO 2016-1, Ltd	Y	Y	$1,015,581.15
TCI-Flatiron CLO 2017-1 Ltd	Y	Y	$1,670,853.77
TCI-Flatiron CLO 2018-1 Ltd	Y	Y	$302,385.05
TCI-Flatiron CLO 2018-1 Ltd	Y	Y	$840,726.44
Octagon Investment Partners XIV, Ltd.	Y	Y	$487,689.64
Octagon Investment Partners XIV, Ltd.	Y	Y	$599,860.03
Dryden 30 Senior Loan Fund	Y	Y	$448,451.53
Dryden 36 Senior Loan Fund	Y	Y	$643,039.73
Dryden 37 Senior Loan Fund	Y	Y	$446,499.90
Dryden 38 Senior Loan Fund	Y	Y	$434,336.23
Dryden 40 Senior Loan Fund	Y	Y	$531,613.25
Dryden 41 Senior Loan Fund	Y	Y	$453,555.86

First Lien Claims			
Creditor Name	Agreed In Quantum (Y/N)	Agreed In Liability (Y/N)	Claimed Amount
Dryden 42 Senior Loan Fund	Y	Y	$354,022.97
Dryden 43 Senior Loan Fund	Y	Y	$528,893.69
Dryden 45 Senior Loan Fund	Y	Y	$583,694.69
Dryden 47 Senior Loan Fund	Y	Y	$632,862.30
Dryden 49 Senior Loan Fund	Y	Y	$49,864.79
Dryden 49 Senior Loan Fund	Y	Y	$445,310.12
Dryden 50 Senior Loan Fund	Y	Y	$554,571.82
Dryden 53 CLO, Ltd.	Y	Y	$97,330.52
Dryden 53 CLO, Ltd.	Y	Y	$434,301.43
Dryden 54 Senior Loan Fund	Y	Y	$55,804.06
Dryden 54 Senior Loan Fund	Y	Y	$360,656.03
Dryden 55 CLO, Ltd.	Y	Y	$493,238.17
Dryden 57 CLO, Ltd.	Y	Y	$375,860.01
Dryden 58 CLO Ltd.	Y	Y	$167,309.27
Dryden 58 CLO Ltd.	Y	Y	$197,113.69
Dryden 60 CLO, Ltd.	Y	Y	$60,339.60
Dryden 60 CLO, Ltd.	Y	Y	$278,066.51
Dryden 61 CLO Ltd	Y	Y	$445,443.02
Dryden 64 CLO, Ltd.	Y	Y	$533,532.85
Dryden 65 CLO, Ltd	Y	Y	$427,497.75
Dryden 68 CLO, Ltd.	Y	Y	$412,818.72
Dryden 70 CLO, Ltd.	Y	Y	$428,377.10
Dryden 72 CLO, Ltd	Y	Y	$331,947.83
Dryden 75 CLO, Ltd	Y	Y	$429,038.09
Dryden 76 CLO, Ltd.	Y	Y	$328,601.10
Dryden 78 CLO Ltd	Y	Y	$446,273.70
Dryden 80 CLO, Ltd	Y	Y	$352,186.90
Dryden XXVI Senior Loan Fund	Y	Y	$156,942.28
Dryden XXVI Senior Loan Fund	Y	Y	$164,563.57
Dryden XXVIII Senior Loan Fund	Y	Y	$419,486.92
Newark BSL CLO 1, Ltd	Y	Y	$188,892.50
Newark BSL CLO 1, Ltd	Y	Y	$253,191.47
Newark BSL CLO 2, Ltd.	Y	Y	$188,892.43

Part 2

The Second Lien Notes Claims (Impaired)

Part 3

The Intercompany Claims (Impaired)

Part 4

The Subordinated Claims (Impaired)

Part 5

The Unexercised Equity Interest Claims (Impaired)

Part 6

DIP Claims (Not Impaired)

Part 7

The Relevant Administrative Claims (Not Impaired)

Part 8

The General Unsecured Claims (Not Impaired)

Part 9

The Preferential Claims (Not Impaired)

APPENDIX 7

The Plan

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)
In re:	)	Chapter 11
)
MALLINCKRODT PLC, et al.,	)	Case No. 23-11258 (JTD)
)
Debtors.[1]	)	(Jointly Administered)
)
)

FIRST AMENDED PREPACKAGED

JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mark D. Collins (No. 2981)

Michael J. Merchant (No. 3854)

Amanda R. Steele (No. 5530)

Brendan J. Schlauch (No. 6115)

RICHARDS, LAYTON & FINGER, P.A.

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Telephone:	(302) 651-7700
Facsimile:	(302) 651-7701
Email:	collins@rlf.com
merchant@rlf.com
steele@rlf.com
schlauch@rlf.com

George A. Davis (admitted pro hac vice)

Anupama Yerramalli (admitted pro hac vice)

Adam Ravin (admitted pro hac vice)

LATHAM & WATKINS LLP

1271 Avenue of the Americas

New York, New York 10020

Telephone:	(212) 906-1200
Facsimile:	(212) 751-4864
Email:	george.davis@lw.com
anu.yerramalli@lw.com
adam.ravin@lw.com

- and -

Jason B. Gott (admitted pro hac vice)

LATHAM & WATKINS LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Telephone:	(312) 876-7700
Facsimile:	(312) 993-9767
Email:	jason.gott@lw.com

Proposed Counsel to the Debtors and Debtors in Possession

Dated: September 29, 2023

[1]	A complete list of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at https://restructuring.ra.kroll.com/mallinckrodt2023. The Debtors’ mailing address is 675 McDonnell Blvd., Hazelwood, Missouri 63042.

Article V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES
		54
A.	Assumption of Executory Contracts and Unexpired Leases	54
B.	Payments on Assumed Executory Contracts and Unexpired Leases	55
C.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	56
D.	Contracts and Leases Entered into After the Petition Date	56
E.	Reservation of Rights	56
F.	Directors and Officers Insurance Policies	56
G.	Other Insurance Contracts	57
H.	Indemnification Provisions and Reimbursement Obligations	57
I.	Employee Compensation and Benefits	57

Article VI. PROVISIONS GOVERNING DISTRIBUTIONS		58
A.	Timing and Calculation of Amounts to Be Distributed	58
B.	Special Rules for Distributions to Holders of Disputed Claims	59
C.	Rights and Powers of Distribution Agent	59
D.	Delivery of Distributions	59
E.	Compliance with Tax Requirements/Allocations	61
F.	Applicability of Insurance Contracts	61
G.	Allocation of Distributions Between Principal and Interest	62
H.	No Postpetition Interest on Claims	62
I.	Means of Cash Payment	62
J.	Setoffs and Recoupment	62

Article VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS		63
A.	Disputed Claims Process	63
B.	Allowance and Disallowance of Claims	63
C.	Claims Administration Responsibilities	64
D.	Adjustment to Claims or Interests without Objection	64
E.	Distributions After Allowance	64

Article VIII. CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		65
A.	Conditions Precedent to the Effective Date	65
B.	Waiver of Conditions	66
C.	Effect of Non-Occurrence of Conditions to the Effective Date	66
D.	Substantial Consummation	67

Article IX. DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS		67
A.	Discharge of Claims and Termination of Interests	67
B.	Releases by the Debtors	67
C.	Releases by Holders of Claims and Interests	69
D.	Exculpation	71
E.	Permanent Injunction	72

Article X. RETENTION OF JURISDICTION		73

Article XI. MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN		75
A.	Modification of Plan	75
B.	Effect of Confirmation on Modifications	76
C.	Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur	76

Article XII. MISCELLANEOUS PROVISIONS		76
A.	Immediate Binding Effect	76
B.	Additional Documents	76
C.	Reservation of Rights	77
D.	Successors and Assigns	77
E.	No Successor Liability	77

ii

F.	Service of Documents	77
G.	Term of Injunctions or Stays	78
H.	Entire Agreement	78
I.	Governing Law	78
J.	Exhibits	79
K.	Nonseverability of Plan Provisions upon Confirmation	79
L.	Closing of Chapter 11 Cases	79
M.	Conflicts	79
N.	2020-2022 Confirmation Order	80
O.	No Strict Construction	80
P.	Section 1125(e) Good Faith Compliance	80
Q.	2002 Notice Parties	80

iii

FIRST AMENDED PREPACKAGED

JOINT PLAN OF REORGANIZATION OF MALLINCKRODT PLC

AND ITS DEBTOR AFFILIATES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Mallinckrodt plc and each of the debtors and debtors-in-possession in the above-captioned cases (each a “Debtor” and, collectively, the “Debtors”) propose this Plan (as defined herein) for the treatment and resolution of the outstanding Claims against, and Interests in, the Debtors. Capitalized terms used in the Plan and not otherwise defined have the meanings ascribed to such terms in Article I.A of the Plan.

Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the treatment and resolution of outstanding Claims and Interests therein pursuant to the Bankruptcy Code. The Debtors seek to consummate the Restructuring Transactions on the Effective Date of the Plan. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III of the Plan shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors.

Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters, including distributions to be made under the Plan. There also are other agreements and documents, which will be filed with the Bankruptcy Court, that are referenced in this Plan, the Plan Supplement, or the Disclosure Statement as exhibits and schedules. All such exhibits and schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

Article I.

DEFINED TERMS AND RULES OF INTERPRETATION

A.            Defined Terms

The following terms shall have the following meanings when used in capitalized form herein:

1.               “2017 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

2.               “2018 Replacement Term Loans” shall have the meaning ascribed to the term in the First Lien Term Loan Credit Agreement.

3.               “2020-2022 Chapter 11 Cases” means the chapter 11 cases in the United States Bankruptcy Court for the District of Delaware under the caption In re Mallinckrodt plc, et al., Lead Case No. 20-12522 (JTD).

4.               “2020-2022 Confirmation Order” means the Findings of Fact, Conclusions of Law, and Order Confirming Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [2020-2022 Docket No. 6660] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof).

5.               “2020-2022 Plan” means the Modified Fourth Amended Joint Plan of Reorganization (With Technical Modifications) of Mallinckrodt plc and its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code [2020-2022 Docket No. 7670] (including all appendices, exhibits, schedules and supplements thereto, as the same may be altered, amended or modified from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms thereof).

6.               “2025 First Lien Notes” means the 10.000% First Lien Senior Secured Notes due 2025 issued pursuant to the 2025 First Lien Notes Indenture.

7.               “2025 First Lien Notes Accrued and Unpaid Interest” means the accrued and unpaid interest on the 2025 First Lien Notes payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the Holders of 2025 First Lien Notes or, without duplication, the First Lien Notes Indenture Trustee for the benefit of and distribution to the Holders of 2025 First Lien Notes (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the Holders of 2025 First Lien Notes and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

8.                “2025 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, including any Claim for (a) all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2025 First Lien Notes or the 2025 First Lien Notes Indenture, (b) the 2025 First Lien Notes Obligations, or (c) any 2025 First Lien Notes Makewhole Claim.

9.               “2025 First Lien Notes Documents” means the 2025 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

10.             “2025 First Lien Notes Indenture” means that certain Indenture, dated as of April 7, 2020, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the First Lien Notes Indenture Trustee, and the First Lien Collateral Agent (as modified, amended, or supplemented from time to time), pursuant to which the 2025 First Lien Notes were issued.

11.             “2025 First Lien Notes Makewhole Amount” means $14,850,960 (i.e., 3.0% of the aggregate principal amount of the 2025 First Lien Notes).

12.            “2025 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions, including intercreditor claims, due upon certain triggering events as provided for in the 2025 First Lien Notes Indenture or otherwise assertable under any other 2025 First Lien Notes Document.

13.             “2025 First Lien Notes Makewhole Settlement” means the settlement between the Debtors and the Holders of 2025 First Lien Notes Makewhole Claims, as set forth and contemplated by the Plan and effective as of the Effective Date, pursuant to which (a) the 2025 First Lien Notes Makewhole Claims shall be allowed as First Lien Claims in the 2025 First Lien Notes Makewhole Amount; (b) all 2025 First Lien Notes Makewhole Claims in excess of the 2025 First Lien Notes Makewhole Amount shall be waived; and (c) Holders of 2025 First Lien Notes Makewhole Claims shall dismiss all of their pending appeals

(including, without limitation, any appeals related to intercreditor claims) with prejudice and direct the applicable indenture trustee to dismiss all such appeals (including, without limitation, any appeals made by such trustee) and that all such Claims and arguments asserted or assertable in connection with such appeals, including the 2025 First Lien Notes Makewhole Claims, have been settled, waived, or released, as applicable, and to the extent that any such pending appeal is not dismissed, shall not (and shall direct the applicable trustee not to) enforce or take any other action in furtherance of such appeal or any exercise of remedies, including turnover, related thereto or resulting therefrom; provided that no Holder of 2025 First Lien Notes Makewhole Claims shall be required to provide any indemnity to the applicable indenture trustee in connection with any such direction; provided, further, that notwithstanding anything to the contrary herein, but subject to Articles IV.E, IX.A, and IX.E, nothing in this Plan will be deemed to modify the applicable indenture trustee’s rights under the 2025 First Lien Notes Indenture.

14.          “2025 First Lien Notes Obligations” shall have the meaning ascribed to the term “Obligations” in the 2025 First Lien Notes Indenture.

15.          “2025 Second Lien Notes” means the 10.000% Second Lien Senior Secured Notes due 2025 issued pursuant to the 2025 Second Lien Notes Indenture.

16.          “2025 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2025 Second Lien Notes or the 2025 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2025 Second Lien Notes Indenture)).

17.          “2025 Second Lien Notes Documents” means the 2025 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2025 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

18.          “2025 Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time and Second Lien Notes Indenture Trustee, as trustee and collateral agent (as modified, amended, or supplemented from time to time), pursuant to which the 2025 Second Lien Notes were issued.

19.          “2028 First Lien Notes” means the 11.500% First Lien Senior Secured Notes due 2028 issued pursuant to the 2028 First Lien Notes Indenture.

20.          “2028 First Lien Notes Accrued and Unpaid Interest” means the accrued and unpaid interest on the 2028 First Lien Notes payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the Holders of 2028 First Lien Notes or, without duplication, the First Lien Notes Indenture Trustee for the benefit of and distribution to the Holders of 2028 First Lien Notes (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the Holders of 2028 First Lien Notes and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

21.          “2028 First Lien Notes Claim” means any Claim arising under, derived from, or based on the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, including any Claim for (a) all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2028 First Lien Notes or the 2028 First Lien Notes Indenture, (b) the 2028 First Lien Notes Obligations, and (c) any 2028 First Lien Notes Makewhole Claim.

22.          “2028 First Lien Notes Documents” means the 2028 First Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2028 First Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

23.          “2028 First Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the First Lien Notes Indenture Trustee, and the First Lien Collateral Agent (as modified, amended, or supplemented from time to time), pursuant to which the 2028 First Lien Notes were issued.

24.          “2028 First Lien Notes Makewhole Amount” means $108,875,000 (i.e., 16.75% of the aggregate principal amount of the 2028 First Lien Notes).

25.          “2028 First Lien Notes Makewhole Claim” means any claim, whether secured or unsecured, arising under, derived from or based upon any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions due upon certain triggering events as provided for in the 2028 First Lien Notes Indenture or otherwise assertable under any other 2028 First Lien Notes Document.

26.          “2028 First Lien Notes Makewhole Settlement” means the settlement between the Debtors and the Holders of 2028 First Lien Notes Makewhole Claims, as set forth and contemplated by the Plan and effective as of the Effective Date, pursuant to which (a) the 2028 First Lien Notes Makewhole Claims shall be allowed as First Lien Claims in the 2028 First Lien Notes Makewhole Amount; (b) all 2028 First Lien Notes Makewhole Claims in excess of the 2028 First Lien Notes Makewhole Amount shall be waived; and (c) Holders of 2028 First Lien Notes Makewhole Claims shall direct the applicable trustee that all such Claims and arguments asserted or assertable in connection with the 2028 First Lien Notes Makewhole Claims have been settled, waived, or released, as applicable; provided that no Holder of 2028 First Lien Notes Makewhole Claims shall be required to provide any indemnity to the applicable indenture trustee in connection with any such direction; provided, further, that notwithstanding anything to the contrary herein, but subject to Articles IV.E, IX.A, and IX.E, nothing in this Plan will be deemed to modify the applicable indenture trustee’s rights under the 2028 First Lien Notes Indenture.

27.          “2028 First Lien Notes Obligations” shall have the meaning ascribed to the term “Obligations” in the 2028 First Lien Notes Indenture.

28.          “2029 Second Lien Notes” means the 10.000% second lien senior secured notes due 2029 pursuant to the 2029 Second Lien Notes Indenture.

29.          “2029 Second Lien Notes Claim” means any Claim arising under, derived from, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture, including any Claim for all principal amounts outstanding, accrued and unpaid interest (including any compounding), fees, expenses, costs, indemnification, and other amounts arising under, derived from, related to, or based on the 2029 Second Lien Notes or the 2029 Second Lien Notes Indenture (including the Second Priority Notes Obligations (as defined in the 2029 Second Lien Notes Indenture)).

30.          “2029 Second Lien Notes Documents” means the 2029 Second Lien Notes Indenture together with all other related documents, instruments, and agreements (including all Note Documents (as defined in the 2029 Second Lien Notes Indenture)), in each case as supplemented, amended, restated, or otherwise modified from time to time.

31.          “2029 Second Lien Notes Indenture” means that certain Indenture, dated as of June 16, 2022, by and among the Company Issuers, as issuers, the guarantors party thereto from time to time, the Second Lien Notes Indenture Trustee, as trustee and collateral agent (as modified, amended, or supplemented from time to time), pursuant to which the 2029 Second Lien Notes were issued.

32.          “Ad Hoc 2025 Noteholder Group” means that certain ad hoc group of holders of 2025 First Lien Notes represented by, among others, Davis Polk & Wardwell LLP.

33.          “Ad Hoc Crossover Group” means that certain ad hoc group of holders of certain First Lien Creditors and Second Lien Creditors represented by, among others, Paul, Weiss, Rifkind, Wharton & Garrison LLP and advised by, among others, Perella Weinberg Partners LP.

34.          “Ad Hoc Crossover Group Steering Committee” means the steering committee for the Ad Hoc Crossover Group.

35.          “Ad Hoc First Lien Term Loan Group” means that certain ad hoc group of holders of certain First Lien Claims represented by, among others, Gibson, Dunn & Crutcher LLP and advised by Evercore Group, LLC.

36.          “Ad Hoc First Lien Group Steering Committee” means the steering committee for the Ad Hoc First Lien Term Loan Group.

37.          “Administrative Claim” means a Claim, including a General Administrative Claim, for costs and expenses of administration under sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims (to the extent Allowed by the Bankruptcy Court); (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; (d) all Cure Costs; and (e) the Restructuring Fees and Expenses (in accordance with the Restructuring Support Agreement); provided that the foregoing clauses (a) through (d) shall not be interpreted as enlarging the scope of sections 503(b), 507(b), or 1114(e)(2) of the Bankruptcy Code.

38.          “Affiliate” means, with respect to any Entity, all Entities that would fall within the definition of an “affiliate” as such term is defined in section 101(2) of the Bankruptcy Code. With respect to any Entity that is not a Debtor, the term “Affiliate” shall apply to such Entity as if the Entity were a Debtor.

39.          “Allowed” means with respect to any Claim or Interest (or any portion thereof): (a) any Claim or Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before any applicable period of limitation under applicable law or such other applicable period of limitation fixed by the Bankruptcy Court; (b) any Claim or Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of the Bankruptcy Court or a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Interest expressly deemed Allowed by this Plan. “Allow,” “Allows,” and “Allowing” shall have correlative meanings.

40.          “Alternate/Supplemental Distribution Process” means alternate, additional or supplemental procedures in consultation with the applicable Distribution Agent to make distributions of New Common Equity to Holders of First Lien Claims or Second Lien Notes Claims, as applicable.

41.          “Amended Cooperation Agreement” means the Cooperation Agreement as amended by that certain Amendment to the Opioid MDT II Cooperation Agreement, dated as of August 23, 2023.

42.          “A/R Agent” means Barclays Bank plc as Agent (as such term is defined in the applicable A/R Document).

43.          “A/R Documents” means the Prepetition A/R Documents, the Postpetition A/R Documents, and the Exit A/R Documents.

44.          “A/R Lender” means a “Lender” (as defined in the applicable A/R Document).

45.          “Avoidance Actions” means any and all avoidance, recovery, subordination or similar actions or remedies that may be brought by or on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, actions or remedies arising under chapter 5 of the Bankruptcy Code or under similar or related local, state, federal, or foreign statutes and common law, including fraudulent transfer laws, fraudulent conveyance laws, or other similar related laws.

46.          “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

47.          “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having jurisdiction over the Chapter 11 Cases.

48.          “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U. S.C. § 2075, as applicable to the Chapter 11 Cases, and the general, local, and chambers rules of the Bankruptcy Court.

49.          “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for commercial business with the public in New York City, New York.

50.          “Cash” means the legal tender of the United States of America or the equivalent thereof.

51.          “Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

52.          “Causes of Action” means any action, claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Causes of Action also include (a) any right of setoff, counterclaim, or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any Avoidance Action or state law fraudulent transfer or similar claim.

53.          “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the voluntary case Filed for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all Debtors, the jointly administered chapter 11 cases for all of the Debtors.

54.          “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code. Except where otherwise provided in context, “Claim” refers to such a claim against any of the Debtors.

55.          “Claims Register” means the official register of Claims and Interests maintained by the Notice and Claims Agent.

56.          “Class” means a category of Claims or Interests as set forth in Article III of the Plan pursuant to section 1122(a) of the Bankruptcy Code.

57.          “CMS/DOJ/Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and the United States of America resolving the Acthar-related litigations and government investigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al., ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the CMS/DOJ Settlement Agreement and effectuated through the 2020-2022 Plan.

58.          “CMS/DOJ/Settlement Agreement” means the definitive settlement agreement memorializing the CMS/DOJ Settlement substantially in the form of agreement filed in the 2020-2022 Chapter 11 Cases as Exhibit A at Docket Number 5750.

59.          “CMS/DOJ/States Settlement” means the CMS/DOJ Settlement and the States Settlement.

60.          “CMS/DOJ/States Settlement Agreement” means the CMS/DOJ Settlement Agreement and the States Settlement Agreement.

61.          “Collateral Agent Fees” means the First Lien Collateral Agent Fees and the Second Lien Collateral Agent Fees.

62.          “Combined Order” means the order of the Bankruptcy Court approving the Disclosure Statement pursuant to Sections 1125, 1126(b), and 1145 of the Bankruptcy Code and confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

63.          “Company Issuers” means Mallinckrodt International Finance S.A. and Mallinckrodt CB LLC.

64.          “Compensation and Benefits Programs” means all employment, confidentiality, and non-competition agreements, bonus, gainshare, and incentive programs (other than awards of equity interests, stock options, restricted stock, restricted stock units, warrants, rights, convertible, exercisable, or exchangeable securities, stock appreciation rights, phantom stock rights, redemption rights, profits interests, equity-based awards, or contractual rights to purchase or acquire equity interest at any time and all rights arising with respect thereto), vacation, holiday pay, severance, retirement, savings, supplemental retirement, executive retirement, pension, deferred compensation, medical, dental, vision, life and disability insurance, flexible spending account, and other health and welfare benefit plans, employee expense reimbursement, and other compensation and benefit obligations of the Debtors, and all amendments and modifications thereto, applicable to the Debtors’ employees, former employees, retirees, and non-employee directors and the employees, former employees, and retirees of their subsidiaries.

65.          “Confirmation” means the entry of the Combined Order by the Bankruptcy Court on the docket of the Chapter 11 Cases.

66.          “Confirmation Date” means the date on which Confirmation occurs.

67.          “Confirmation Hearing” means the hearing conducted by the Bankruptcy Court pursuant to section 1128(a) of the Bankruptcy Code to consider confirmation of the Plan, as such hearing may be adjourned or continued from time to time.

68.          “Cooperation Agreement” means that certain Opioid MDT II Cooperation Agreement, dated June 16, 2022 [2020-2022 Docket No. 7586-1] (as may be amended, modified or supplemented from time to time), by and between the Debtors and the MDT II.

69.          “Cure Cost” means any and all amounts required to cure any monetary defaults under any Executory Contract or Unexpired Lease (or such lesser amount as may be agreed upon by the parties under an Executory Contract or Unexpired Lease) that is to be assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

70.          “D&O Liability Insurance Policies” means, collectively, all insurance policies (including any “tail policies” and all agreements, documents, or instruments related thereto) issued at any time to, or providing coverage to, any of the Debtors or any of the Debtors’ current or former directors, members, managers, or officers for alleged Wrongful Acts (as defined in the D&O Liability Insurance Policies), or similarly defined triggering acts, in their capacity as such.

71.          “Debtor Release” means the releases set forth in Article IX.B of the Plan.

72.          “Definitive Documents” means, collectively, the Funded Debt Definitive Documents and the MDT II Definitive Documents.

73.          “DIP Agent” means Acquiom Agency Services LLC and Seaport Loan Products LLC, or a duly appointed successor, in their capacity as administrative agent and collateral agent under the DIP Credit Agreement.

74.          “DIP Cash Sweep” means, in the event that the DIP Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million (after accounting for implementation of the Exit A/R Facility Cash Sweep) to Holders of DIP Claims on a pro rata basis until either (i) DIP Claims have been satisfied in full or (ii) the Debtors (or Reorganized Debtors) collectively hold no more than $160 million of Unrestricted Cash.

75.          “DIP Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date after accounting for implementation of the Exit A/R Facility Cash Sweep.

76.          “DIP Claim” means any Claim on account of, arising under, or relating to the DIP Loan Documents, the DIP Facility, or the DIP Orders, including, without limitation, Claims for outstanding principal amounts and accrued and unpaid interest (including any compounding), fees, expenses, indemnification, and other amounts arising under or related to the DIP Loan Documents, the DIP Facility, or the DIP Orders.

77.          “DIP Credit Agreement” means the credit agreement, consistent with the terms set forth in the term sheet attached as Exhibit F to the Restructuring Support Agreement, pursuant to which certain First Lien Creditors and/or their affiliates have agreed to provide Mallinckrodt with a postpetition senior secured debtor-in-possession multi-draw financing facility in an aggregate principal amount of $250 million consisting of (a) an initial draw amount of $150 million that will be drawn in a single drawing upon the entry of the Interim DIP Order, and (b) an additional amount of $100 million that will be drawn in a single drawing upon entry of the Final DIP Order.

78.          “DIP Facility” means the postpetition senior secured debtor-in-possession multi-draw term loan financing facility established under the DIP Credit Agreement.

79.          “DIP Lenders” means the lenders under the DIP Facility.

80.          “DIP Loan Documents” means the documentation governing the DIP Facility, including, without limitation, the DIP Credit Agreement, all Loan Documents (as defined in the DIP Credit Agreement), all fee letters, the DIP Orders, any amendments, modifications and supplements to or in respect of any of the foregoing, and any related guarantee, security, notes, certificates, documents, instruments, or similar documents.

81.          “DIP Motion” means the motion [Docket No. 21] filed with the Bankruptcy Court seeking approval of the DIP Facility and the DIP Credit Agreement.

82.          “DIP Orders” means, collectively, the Interim DIP Order and the Final DIP Order.

83.          “Disclosure Statement” means the disclosure statement for the Plan, including all exhibits and schedules thereto, as amended, supplemented, or modified from time to time, that is prepared and distributed in accordance with sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018, and other applicable law.

84.          “Disputed” means, with respect to any Claim or Interest, except as otherwise provided herein, a Claim or Interest: (a) that is not Allowed; (b) that is not disallowed under this Plan, the Bankruptcy Code, or a Final Order, as applicable; and (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment, without any further notice to or action, order, or approval of the Bankruptcy Court.

85.          “Distribution Agent” means the Reorganized Debtors or any party designated by the Debtors or Reorganized Debtors to serve as distribution agent under this Plan.

86.          “Distribution Record Date” means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Effective Date or such other date agreed to by the Debtors and the Required Supporting Secured Creditors.

87.          “DTC” means The Depository Trust Company or any successor thereto.

88.          “Effective Date” means the date on which all conditions specified in Article VIII.Article I.A of the Plan have been (a) satisfied or (b) waived pursuant to Article VIII.B of the Plan.

89.          “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

90.          “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

91.          “Examiner” means an examiner appointed to the Parent under Section 509 of the Companies Act 2014 of Ireland, including any such examiner appointed on an interim basis under Section 512(7) of the Companies Act 2014 of Ireland, by order of the High Court of Ireland in the Irish Examinership Proceedings.

92.          “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or hereafter amended, or any regulations promulgated thereunder.

93.          “Exculpated Party” means, in each case in its capacity as such, the Debtors, the Debtors’ directors, officers, partners, and managers who served at any point between the Petition Date and the Effective Date, and the Debtors’ Retained Professionals.

94.          “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, other than an Unexpired Lease.

95.          “Existing Equity Interest” means any issued, unissued, authorized, or outstanding ordinary shares, preferred shares, or other instrument evidencing an ownership interest in the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests (including under any employment or benefits agreement) at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

96.          “Exit A/R Agreement” means the credit agreement to be entered into to establish an accounts receivable lending facility that consists of substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

97.          “Exit A/R Documents” means the Exit A/R Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

98.          “Exit A/R Facility” means an accounts receivable lending facility that consists of substantially similar terms to the Postpetition A/R Facility (subject to reasonable modifications made in connection with such facility becoming a post-emergence facility) or other alternative exit financing (if any) to re-finance the Postpetition A/R Facility, as applicable.

99.          “Exit A/R Facility Cash Sweep” means, in the event that the Exit A/R Facility Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million to pay any outstanding amounts owed under the Postpetition A/R Facility until either (i) such outstanding amounts have been reduced to $100 million or (ii) the Debtors collectively have no more than $160 million of Unrestricted Cash.

100.        “Exit A/R Facility Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date.

101.          “Exit Financing Documents” means any agreements, indentures, commitment letters, documents, or instruments relating to any exit financing facility or facilities to be entered into by the Reorganized Debtors, including with respect to the Exit A/R Documents, the New Takeback Debt Documentation, and the Syndicated Exit Financing Documentation.

102.          “Exit Minimum Cash Sweep” means, in the event that the Exit Minimum Cash Sweep Trigger occurs, the transfer on the Effective Date of any Unrestricted Cash held immediately before the Effective Date by the Debtors collectively in excess of $160 million (after accounting for implementation of the Exit A/R Facility Cash Sweep and the DIP Cash Sweep) to Holders of First Lien Claims on a pro rata basis until the Debtors (or Reorganized Debtors) collectively hold no more than $160 million of Unrestricted Cash.

103.          “Exit Minimum Cash Sweep Trigger” means Mallinckrodt collectively holding more than $160 million of Unrestricted Cash immediately before the Effective Date after accounting for implementation of the Exit A/R Facility Cash Sweep and the DIP Cash Sweep.

104.          “File” or “Filed” or “Filing” means file, filed, or filing, respectively, with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

105.          “Final DIP Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 316] entered by the Bankruptcy Court on a final basis: (a) approving the DIP Facility, the DIP Credit Agreement, and the DIP Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

106.          “Final Order” means an order entered by the Bankruptcy Court or other court of competent jurisdiction: (a) that has not been reversed, stayed, modified, amended, or revoked, and as to which (i) any right to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has been waived or (ii) the time to appeal or seek leave to appeal, certiorari, review, reargument, stay, or rehearing has expired and no appeal, motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing is pending or (b) as to which an appeal has been taken, a motion for leave to appeal, or petition for certiorari, review, reargument, stay, or rehearing has been filed and (i) such appeal, motion for leave to appeal or petition for certiorari, review, reargument, stay, or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which leave to appeal, certiorari, review, reargument, stay, or rehearing was sought and (ii) the time to appeal (in the event leave is granted) further or seek leave to appeal, certiorari, further review, reargument, stay, or rehearing has expired and no such appeal, motion for leave to appeal, or petition for certiorari, further review, reargument, stay, or rehearing is pending.

107.          “Final Postpetition A/R Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 921] entered by the Bankruptcy Court on a final basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

108.          “First Day Pleadings” means the motions, petitions, pleadings, and draft orders that the Debtors filed at the commencement of the Chapter 11 Cases. First Day Pleadings include the related interim and Final Orders as entered by the Bankruptcy Court in connection with the relief requested in such motions.

109.          “First Lien Claim” means either a First Lien Notes Claim or a First Lien Term Loan Claim.

110.          “First Lien Collateral Agent” means Deutsche Bank AG New York Branch in its capacity as collateral agent in respect of the First Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Credit Documents (including any applicable intercreditor agreements).

111.          “First Lien Collateral Agent Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs (including professional and advisory fees, expenses, and costs) that are due and owing as of the Effective Date to the First Lien Collateral Agent related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the First Lien Credit Documents, as applicable.

112.          “First Lien Creditors” means the holders of First Lien Indebtedness.

113.          “First Lien Credit Documents” means the First Lien Notes Documents, the First Lien Term Loan Credit Documents, and the Intercreditor Agreements.

114.          “First Lien Indebtedness” means, collectively, the First Lien Notes Indebtedness and the First Lien Term Loan Indebtedness.

115.          “First Lien New Common Equity” means the aggregate number of shares of New Common Equity equal to ninety-two and three-tenths percent (92.3%) of the New Common Equity issued on the Effective Date.

116.          “First Lien Notes” means the 2025 First Lien Notes and the 2028 First Lien Notes.

117.          “First Lien Notes Claim” means either a 2025 First Lien Notes Claim or a 2028 First Lien Notes Claim.

118.          “First Lien Notes Documents” means the 2025 First Lien Notes Documents and the 2028 First Lien Notes Documents.

119.          “First Lien Notes Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Notes Documents, including the First Lien Notes and accrued and unpaid interest (including any compounding) with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other First Priority Notes Obligations (as defined in each of the First Lien Notes Indentures).

120.          “First Lien Notes Indentures” means the 2025 First Lien Notes Indenture and the 2028 First Lien Notes Indenture.

121.          “First Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee under the 2025 First Lien Notes Indenture and/or the 2028 First Lien Notes Indenture or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Notes Documents (including any applicable intercreditor agreements).

122.          “First Lien Notes Indenture Trustee Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the First Lien Notes Indenture Trustee

related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, the 2025 First Lien Notes Documents, and the 2028 First Lien Notes Documents, as applicable.

123.          “First Lien Term Loan Administrative Agents” means, collectively, Acquiom Agency Services LLC and Seaport Loan Products LLC in their capacities as co-administrative agents under the First Lien Term Loan Credit Agreement or, as applicable, any successors, assignees or delegees thereof under any of the First Lien Term Loan Credit Documents (including any applicable intercreditor agreements).

124.          “First Lien Term Loan Administrative Agents Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the First Lien Term Loan Administrative Agents related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the First Lien Term Loan Credit Documents, as applicable.

125.          “First Lien Term Loan Claim” means any Claim held by the First Lien Term Loan Administrative Agents, any First Lien Term Loan Lender or any other Secured Party (as defined in the First Lien Term Loan Credit Documents) arising under, derived from or based upon the First Lien Term Loan Credit Documents, including Claims for all principal amounts outstanding and accrued and unpaid interest, fees, expenses, costs, indemnification and other amounts arising under or related to the First Lien Term Loan Credit Documents.

126.          “First Lien Term Loan Credit Agreement” means that certain Credit Agreement, dated as of June 16, 2022 among the Parent, the Company Issuers, the First Lien Term Loan Administrative Agents, the First Lien Collateral Agent, and each lender from time to time party thereto (as modified, amended, or supplemented from time to time).

127.          “First Lien Term Loan Credit Documents” means the First Lien Term Loan Credit Agreement together with all other related documents, instruments, and agreements (including all Loan Documents (as defined in the First Lien Term Loan Credit Agreement), in each case as supplemented, amended, restated, or otherwise modified from time to time.

128.          “First Lien Term Loan Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the First Lien Term Loan Credit Documents, including the First Lien Term Loans and accrued and unpaid interest with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accounts’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, in each case pursuant to the terms of the First Lien Term Loan Credit Agreement, and all other Obligations (as defined in the First Lien Term Loan Credit Agreement).

129.          “First Lien Term Loan Lender” means a “Lender” (as defined in the First Lien Term Loan Credit Agreement).

130.          “First Lien Term Loan Obligations” shall have the meaning ascribed to the term “Obligations” in the First Lien Term Loan Credit Agreement.

131.          “First Lien Term Loans” means the 2017 Replacement Term Loans and the 2018 Replacement Term Loans.

132.          “First Lien Term Loans Accrued and Unpaid Interest” means the accrued and unpaid interest on the First Lien Term Loans payable pursuant to the DIP Orders and calculated for the applicable interest period (or any portion thereof) in accordance with the DIP Orders, after accounting for adequate protection payments made by the Debtors pursuant to the DIP Orders and received by the First Lien Term Loan Lenders or, without duplication, the First Lien Term Loan Administrative Agents for the benefit of and distribution to the First Lien Term Loan Lenders (which, notwithstanding anything to the contrary in the DIP Orders, shall be retained by the First Lien Term Loan Lenders and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory).

133.          “Funded Debt Definitive Documents” means: (a) the Plan; (b) the Disclosure Statement; (c) the Transaction Steps Plan and any agreements utilized to effectuate the Transaction Steps Plan; (d) the Combined Order; (e) the Scheme of Arrangement and any other court documents and substantive pleadings submitted in the Irish Examinership Proceedings; (f) an order of the High Court of Ireland confirming the Scheme of Arrangement; (g) the Exit Financing Documents, including all intercreditor agreements (if any); (h) the New Governance Documents; (i) the documents identifying known and determined directors of the Reorganized Debtors; (j) the DIP Credit Agreement; (k) the DIP Motion; (1) the DIP Orders; (m) any material amendments to the Revised Deferred Cash Payments Agreement or the Amended Cooperation Agreement; (n) the MDT II CVR Agreement; (o) the First Day Pleadings; (p) the schedule of retained Causes of Action; (q) the Rejected Executory Contract/Unexpired Lease List; (r) the Shareholders Agreement; and (s) any new key employee incentive and retentive based compensation programs to be proposed after the Petition Date.

134.          “General Administrative Claim” means any Administrative Claim, other than a Professional Fee Claim, a Claim for Restructuring Fees and Expenses (in accordance with the Restructuring Support Agreement), DIP Claim, Postpetition A/R Claim, or a Claim for fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930.

135.          “General Unsecured Claim” means any Unsecured Claim including (a) Claims arising from the rejection of unexpired leases or executory contracts (if any) and (b) Claims arising from any litigation or other court, administrative, or regulatory proceeding, including damages or judgments entered against, or settlement amounts owing by a Debtor in connection therewith.

136.          “Governance Term Sheet” means the term sheet setting forth the preliminary material terms in respect of the corporate governance of Reorganized Parent, which Governance Term Sheet will be filed with the Plan Supplement; provided that such term sheet shall contain customary minority shareholder rights.

137.          “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

138.          “Holder” means an Entity holding a Claim or Interest, as applicable.

139.          “Impaired” means “impaired” within the meaning of section 1124 of the Bankruptcy Code.

140.          “Indemnification Provisions” means each of the Debtors’ indemnification provisions in effect as of the Petition Date, whether in the Debtors’ memoranda and articles of association, bylaws, certificates of incorporation, other formation documents, board resolutions, management or indemnification agreements, employment contracts, or otherwise providing a basis for any obligation of a Debtor to indemnify, defend, reimburse, or limit the liability of, or to advances fees and expenses to, any of the Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, and professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

141.          “Indenture Trustee Fees” means the First Lien Notes Indenture Trustee Fees and the Second Lien Notes Indenture Trustee Fees.

142.          “Intercreditor Agreements” has the meaning set forth in the DIP Orders.

143.          “Interim DIP Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 184] entered by the Bankruptcy Court on an interim basis (a) approving the DIP Facility, the DIP Credit Agreement, and the DIP Motion; (b) authorizing the Debtors’ use of Cash Collateral; and (c) providing for adequate protection of secured creditors.

144.          “Interim Postpetition A/R Order” means the order (and all exhibit and schedules thereto, including any budget) [Docket No. 171] entered by the Bankruptcy Court on an interim basis approving the Postpetition A/R Facility and the Postpetition A/R Motion.

145.          “Insurance Contracts” means any and all insurance policies issued at any time to, or that otherwise may provide or may have provided coverage to, any of the Debtors, regardless of whether the insurance policies were issued to a Debtor or to a Debtor’s prior affiliates, subsidiaries, or parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, and any and all agreements, documents or instruments relating thereto, including any and all agreements with a third party administrator for claims handling, risk control or related services, any and all D&O Liability Insurance Policies, and any and all Workers’ Compensation Contracts. For the avoidance of doubt, Insurance Contracts include any insurance policies issued at any time to the Debtors’ prior affiliates, subsidiaries, and parents (including but not limited to Medtronic plc and its affiliates, subsidiaries, and parents) or otherwise, or to any of their predecessors, successors, or assigns, under which Debtors had, have, or may have any rights solely to the extent of the Debtors’ rights thereunder. For the avoidance of doubt and notwithstanding anything to the contrary herein, Insurance Contracts specifically excludes any Opioid Insurance Policies (as defined in the 2020-2022 Plan).

146.          “Insurer” means any company or other Entity that issued or entered into an Insurance Contract (including any third party administrator) and any respective predecessors and/or Affiliates thereof.

147.          “Intercompany Claim” means a prepetition Claim held by a Debtor or Non-Debtor Affiliate against a Debtor.

148.          “Intercompany Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock, or other instrument evidencing an ownership interest in any Debtor other than the Parent, whether or not transferable, together with any warrants, equity-based awards, or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Effective Date.

149.          “Interests” means an equity interest, including the common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any of the Parent or its affiliates, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any of the Parent or its affiliates (whether or not arising under or in connection with any employment agreement).

150.          “Irish Confirmation Order” mean an order of the High Court of Ireland to be made pursuant to Section 541 of the Companies Act 2014 of Ireland confirming the Scheme of Arrangement without material modification.

151.          “Irish Examinership Proceedings” means the examinership proceedings to be commenced by the directors of the Parent in respect of the Parent, pursuant to and in accordance with the requirements of Part 10 of the Companies Act 2014 of Ireland.

152.          “Irish Takeover Panel” means the Irish Takeover Panel constituted under Irish Takeover Panel Act 1997.

153.          “Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2013.

154.          “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

155.          “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

156.          “Mallinckrodt” means, collectively, the Debtors and the Non-Debtor Affiliates.

157.          “Management Incentive Plan” means the management incentive plan to be adopted after the Effective Date, which shall provide for the issuance to management, key employees and directors of the Reorganized Debtors in an amount not to exceed ten percent (10%), in total, of the fully diluted New Common Equity, with the structure and grants to be determined by the Reorganized Board in consultation with a compensation consultant that will be mutually selected by the Ad Hoc First Lien Term Loan Group and the Ad Hoc Crossover Group.

158.          “MDT II” means the Opioid Master Disbursement Trust II established pursuant to the MDT II Agreement.

159.          “MDT II Agreement” means that certain Trust Agreement of Opioid Master Disbursement Trust II, dated as of June 16, 2022, by and among Michael Atkinson, Anne Ferazzi, and Jennifer E. Peacock, as trustees, Wilmington Trust, N.A., as resident trustee, and the Debtors party thereto [2020-2022 Docket No. 7684-2].

160.          “MDT II Claim” means any Claim or cause of action, whether existing now or arising in the future, based in whole or in part on any conduct or circumstance arising out of, relating to, or in connection with the MDT II, including, for the avoidance of doubt, claims for the Original Deferred Cash Payments, claims for indemnification, contribution, or reimbursement on account of payments or losses in any way arising out of, relating to, or in connection with any such conduct or circumstance. For the avoidance of doubt, the MDT II Reserved Claims are not and shall not be considered MDT II Claims.

161.          “MDT II CVRs” means MDT II’s contingent value rights (which rights are as agreed in the MDT II CVR Agreement) to purchase 5.0% of the New Common Equity subject to dilution from the Management Incentive Plan, exercisable at any time prior to the date that is four (4) years after the Effective Date, with an aggregate equity strike price based on a total enterprise value of $3.776 billion, less funded debt at emergence (including outstanding amounts under the Exit A/R Facility) plus available Cash after the Exit Minimum Cash Sweep.

162.          “MDT II CVR Agreement” means that certain Contingent Value Rights Agreement, dated as of August 23, 2023, by and among the Parent and the MDT II, providing for the MDT II CVRs.

163.          “MDT II Definitive Documents” means: (a) the Plan; (b) the Combined Order; (c) the Scheme of Arrangement; (d) an order of the High Court of Ireland confirming the Scheme of Arrangement; and (e) the MDT II Documents; provided that, for the avoidance of doubt, nothing in this Plan will modify the MDT II’s rights to consent to any amendment to the MDT II Documents, each as set forth therein.

164.          “MDT II Documents” means the Amended Cooperation Agreement, the MDT II Agreement, the Revised Deferred Cash Payments Agreement, and the MDT II CVR Agreement.

165.          “MDT II Reserved Claim” means (a) any rights preserved under the Revised Deferred Cash Payments Agreement, (b) rights, claims and entitlements under the MDT II CVR Agreement; (c) rights, claims, and entitlements under the Amended Cooperation Agreement and, to the extent not amended by the Amended Cooperation Agreement, any of the MDT II’s rights to discovery and entitlements to discovery from the Debtors and any non-Debtor as set forth in the Cooperation Agreement or the 2020-2022 Plan, and (d) any of the MDT II’s rights, defenses, claims, and causes of action assigned under the 2020-2022 Plan against Persons other than Mallinckrodt, including but not limited to the Assigned Third-Party Claims (as defined in the 2020-2022 Plan) and Assigned Insurance Rights (as defined in the 2020-2022 Plan), and in respect of Other Opioid Claims (as defined in the 2020-2022 Plan).

166.          “MDT II Settlement Payment” means a single $250 million lump-sum payment in Cash from Mallinckrodt to the MDT II in full and final satisfaction of all MDT II Claims (including, for the avoidance of doubt, all of the outstanding Original Deferred Cash Payments), to be made no later than one (1) Business Day before the Petition Date.

167.          “MDT II Trustee(s)” means Jennifer E. Peacock, Michael Atkinson, and Anne Ferazzi solely in their respective capacities as trustees of the MDT II.

168.          “Monitor” means the monitor appointed pursuant to that certain Order (I) Appointing R. Gil Kerlikowske as Monitor for Voluntary Injunction and (II) Approving the Monitor’s Employment of Saul Ewing as Counsel at the Cost and Expense of the Debtors [2020-2022 Docket No. 1306] and the 2020-2022 Confirmation order.

169.          “New Common Equity” means ordinary shares of the Reorganized Parent, as applicable, to be issued on the Effective Date.

170.          “New First Priority Takeback Term Loans” means, with respect to the Allowed DIP Claims that are not otherwise repaid in Cash on the Effective Date, the New Takeback Term Loans into which such Allowed DIP Claims shall convert, which New First Priority Takeback Term Loans shall be classified in a separate tranche of New Takeback Term Loans under the New Takeback Term Loan Facility and have a first-out priority of payment relative to the New Second Priority Takeback Debt.

171.          “New Governance Documents” means any organizational or constitutional documents, operating agreements, warrant agreements, option agreements, management services agreements, shareholder and member-related agreements, registration rights agreements or other governance documents, including the Governance Term Sheet, for the Reorganized Parent and the Reorganized Debtors; provided that the New Governance Documents shall contain customary minority shareholder rights.

172.          “New Second Priority Takeback Debt” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the New Second Priority Takeback Term Loans or the New Takeback Notes, as applicable.

173.          “New Second Priority Takeback Term Loans” means the New Takeback Term Loans that are not New First Priority Takeback Term Loans and which shall: (a) be issued on the Effective Date in accordance with Article III.B.2 to (i) each Holder of First Lien Term Loan Claims unless such Holder makes a New Takeback Notes Election and (ii) each Holder of First Lien Notes Claims that makes a New Takeback Term Loans Election; (b) be classified as a separate tranche of New Takeback Term Loans under the New Takeback Term Loan Facility and (c) have a second-out priority of payment relative to the New First Priority Takeback Term Loans.

174.          “New Takeback Debt” means the New First Priority Takeback Term Loans and the New Second Priority Takeback Debt.

175.          “New Takeback Debt Documentation” means the New Takeback Term Loan Documentation and the New Takeback Notes Documentation.

176.          “New Takeback Election Record Date” means the record date to be set forth in the Solicitation Procedures Order (which date may be modified in accordance with the procedures set forth in the Solicitation Procedures Order) for purposes of determining (a) the Holders of Allowed First Lien Term Loan Claims eligible to make the New Takeback Notes Election and (b) the Holders of Allowed First Lien Notes Claims eligible to make the New Takeback Term Loans Election.

177.          “New Takeback Notes” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the new secured takeback first lien notes, which shall be consistent with the terms set forth in Exhibit 1 hereto: (a) be issued on the Effective Date in accordance with Article III.B.2 to (i) each Holder of First Lien Notes Claims unless such Holder makes a New Takeback Term Loans Election and (ii) each Holder of First Lien Term Loan Claims that makes a New Takeback Notes Election; (b) be in an original principal amount equal to the product of (i) the proportion of (x) the amount of Allowed First Lien Claims held by Holders of First Lien Claims that make the New Takeback Notes Election to (y) the amount of all Allowed First Lien Claims, and (ii) the difference between (x) $1.65 billion and (y) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing; and (c) have a second-out priority of payment relative to the New First Priority Takeback Term Loans.

178.          “New Takeback Notes Documentation” means the New Takeback Notes Indenture, notes, and all other related documents, instruments, and agreements (including security agreements) governing the New Takeback Notes, in each case as supplemented, amended, restated, or otherwise modified from time to time.

179.          “New Takeback Notes Election” means the election made by a Holder of Allowed First Lien Term Loan Claims, as of the New Takeback Election Record Date, to receive New Takeback Notes (instead of New Takeback Term Loans) on the Effective Date in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Term Loan Claims meets certain eligibility criteria under applicable securities laws.

180.          “New Takeback Notes Indenture” means the indenture (a form of which will be filed with the Plan Supplement) governing the New Takeback Notes, as supplemented, amended, restated, or otherwise modified from time to time.

181.          “New Takeback Notes Indenture Trustee” means the indenture trustee for the New Takeback Notes selected in accordance with the Restructuring Support Agreement.

182.          “New Takeback Term Loan Agent” means the administrative agent for the New Takeback Term Loan Facility selected in accordance with the Restructuring Support Agreement.

183.          “New Takeback Term Loan Credit Agreement” means the credit agreement (a form of which will be filed with the Plan Supplement) governing the New Takeback Term Loan Facility, as supplemented, amended, restated, or otherwise modified from time to time.

184.          “New Takeback Term Loan Documentation” means the New Takeback Term Loan Credit Agreement together with all other related documents, instruments, and agreements (including security agreements) governing the New Takeback Term Loan Facility, in each case as supplemented, amended, restated, or otherwise modified from time to time.

185.          “New Takeback Term Loan Facility” means a new senior secured first lien term loan facility, which will be governed by the New Takeback Term Loan Documentation, in an original principal amount equal to the difference between (a) $1.65 billion and (b) the sum of (i) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing and (ii) the original principal amount of debt issued or borrowed in respect of the New Takeback Notes.

186.          “New Takeback Term Loans” means, in the event that less than $1.65 billion is raised in the Syndicated Exit Financing, the term loans, which shall be consistent with the terms set forth in Exhibit 1 hereto, under the New Takeback Term Loan Facility in an original principal amount equal to the difference between (a) $1.65 billion and (b) the sum of (i) the original principal amount of debt issued or borrowed in the Syndicated Exit Financing and (ii) the original principal amount of debt issued or borrowed in the New Takeback Notes.

187.          “New Takeback Term Loans Election” means the election made by a Holder of Allowed First Lien Notes Claims, as of the New Takeback Election Record Date, to receive New Takeback Term Loans (instead of New Takeback Notes) on the Effective Date in accordance with the Solicitation Procedures Order and subject to certifying to the reasonable satisfaction of the Debtors that the Holder of Allowed First Lien Notes Claims meets certain eligibility criteria under applicable securities laws.

188.          “Non-Debtor Affiliates” means all of the Affiliates of the Debtors, other than the other Debtors.

189.          “Notice and Claims Agent” means Kroll Restructuring Administration LLC, in its capacity as noticing, claims, and solicitation agent for the Debtors, pursuant to an order of the Bankruptcy Court.

190.          “Original Deferred Cash Payments” has the meaning ascribed to the term “Opioid Deferred Cash Payments” in the 2020-2022 Plan and in the Deferred Cash Payments Agreement.

191.          “Original Deferred Cash Payments Agreement” means that certain Opioid Deferred Cash Payments Agreement [2020-2022 Docket No. 7644], by and between the Debtors and the MDT II, establishing the Original Deferred Cash Payments Terms pursuant to the order of the Delaware Bankruptcy Court dated June 7, 2022 [2020-2022 Docket No. 7598] and the 2020-2022 Confirmation Order.

192.          “Original Deferred Cash Payments Terms” has the meaning ascribed to the term “Opioid Deferred Cash Payments Terms” in the 2020-2022 Plan.

193.          “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) Administrative Claims or (b) Priority Tax Claims.

194.          “Other Secured Claim” means any Secured Claim other than the First Lien Term Loan Claims, First Lien Notes Claims, or Second Lien Notes Claims.

195.          “Parent” means Mallinckrodt plc, a public limited company incorporated under the laws of Ireland with registered number 522227 and having its registered office at College Business & Technology Park, Cruiserath, Blanchardstown, Dublin 15, Dublin, Ireland.

196.          “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited partnership, limited liability company, joint venture, association, trust, governmental entity, or other entity or organization.

197.          “Petition Date” means the date on which the Debtors file their voluntary chapter 11 petitions, which is expected to occur on or about August 28, 2023.

198.          “Plan” means this prepackaged joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified, or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules, or the terms hereof, as the case may be, and the Plan Supplement, which is incorporated herein by reference, including all exhibits and schedules hereto and thereto.

199.          “Plan Supplement” means one or more supplemental appendices to the Plan, which shall include, among other things, draft forms of documents (or terms sheets thereof), schedules, and exhibits to the Plan, in each case subject to the provisions of the Restructuring Support Agreement and as may be amended, modified, or supplemented from time to time on or prior to the Effective Date, including the following documents: (a) the New Governance Documents, (b) a form of the New Takeback Notes Indenture, (c) a form of the New Takeback Term Loan Credit Agreement, (d) the Amended Cooperation Agreement, (e) the Revised Deferred Cash Payments Agreement, (f) the MDT II CVR Agreement, (g) to the extent known and determined, the identity of the members of the Reorganized Board, (h) the Transaction Steps Plan, (i) the Rejected Executory Contract/Unexpired Lease List, (j) a schedule of retained Causes of Action, (k) the Shareholders Agreement; and (l) such other documents as may be specified in the Plan.

200.          “Plan Supplement Filing Date” means the date on which the Plan Supplement is Filed with the Bankruptcy Court, which shall be at least seven (7) days prior to the deadline established by to File objections to Confirmation.

201.          “Postpetition A/R Claim” means any Claim on account of, arising under, or relating to the Postpetition A/R Documents, the Postpetition A/R Facility, or the Postpetition A/R Orders, including, without limitation, Claims for outstanding principal amounts and accrued and unpaid interest, fees, expenses, indemnification and other amounts arising under or related to the Postpetition A/R Documents, the Postpetition A/R Facility, or the Postpetition A/R Orders.

202.          “Postpetition A/R Documents” means the Postpetition A/R Revolving Loan Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

203.          “Postpetition A/R Facility” means that certain accounts receivable lending facility that continues on a postpetition basis with economic terms substantially similar to those of the Prepetition A/R Facility (subject to (a) reasonable modifications, mutually agreed to by the borrower thereunder, the A/R Agent, and the A/R Lenders, made in connection with such facility becoming a postpetition facility and (b) other modifications, in the case of this clause (b), subject to the reasonable consent of the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors solely to the extent specifically provided for in the Restructuring Support Agreement (such consent not to be unreasonably withheld, delayed or conditioned)).

204.          “Postpetition A/R Motion” means the motion [Docket No. 20] filed with the Bankruptcy Court seeking approval of the Postpetition A/R Facility.

205.          “Postpetition A/R Orders” means, collectively, the Interim Postpetition A/R Order and the Final Postpetition A/R Order.

206.          “Postpetition A/R Revolving Loan Agreement” means the credit agreement pursuant to which the lenders party thereto agree to provide non-Debtor ST US AR Finance LLC with a revolving loan facility.

207.          “Potential MDT II Chapter 5 Cause of Action” means any of the Debtors’ or their estates’ causes of action under chapter 5 of the Bankruptcy Code and state equivalents, which may exist against the MDT II and its officers, advisors, professionals, agents, trustees, and beneficiaries.

208.          “Prepetition A/R Agreement” means that certain Credit Agreement, dated as of June 16, 2022, by and among MEH, Inc., as servicer, ST US AR Finance LLC, as borrower, the A/R Agent, as agent, the lenders party thereto, and the letter of credit issuers party thereto (as modified, amended, or supplemented from time to time).

209.          “Prepetition A/R Documents” means the Prepetition A/R Agreement together with all other related documents (including any purchase and sale documents, performance guarantees, fee and/or engagement letters, pledge agreements, instruments, and other agreements), in each case as supplemented, amended, restated, or otherwise modified from time to time.

210.          “Prepetition A/R Facility” means that certain accounts receivable lending facility established under the A/R Agreement.

211.          “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

212.          “Professional Fee Claim” means a Claim by a Retained Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code.

213.          “Professional Fee Escrow Accounts” means segregated interest-bearing accounts funded by the Debtors with Cash no later than ten (10) Business Days before the anticipated Effective Date in an amount equal to the Professional Fee Escrow Amount.

214.          “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses the Retained Professionals have incurred or will incur in rendering services in connection with the Chapter 11 Cases prior to and as of the Effective Date, which shall be estimated pursuant to the method set forth in Article II.A.2 of the Plan.

215.          “Proof of Claim” means a proof of Claim Filed against any Debtor in the Chapter 11 Cases.

216.          “Pro Rata Share” means, with respect to any distribution on account of an Allowed Claim, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Allowed Claims in its Class; provided that (a) for Allowed First Lien Claims, the calculation of Pro Rata Share shall (i) exclude First Lien Term Loans Accrued and Unpaid Interest, 2025 First Lien Notes Accrued and Unpaid Interest, and 2028 First Lien Notes Accrued and Unpaid

Interest, but (ii) include the 2025 First Lien Notes Makewhole Amount and the 2028 First Lien Notes Makewhole Amount; and (b) for Allowed Second Lien Notes Claims, the calculation of Pro Rata Share shall (i) exclude (x) any makewhole, applicable premium, redemption premium, prepayment premium, or other similar payment provisions, including intercreditor claims, due upon any triggering events as provided for in the Second Lien Notes Indentures or otherwise assertable under any other Second Lien Notes Document, and (y) accrued and unpaid interest (including compounding) on the Second Lien Indebtedness incurred after the Petition Date, but (ii) include accrued and unpaid interest (including compounding) on the Second Lien Indebtedness as of the Petition Date.

217.          “Reinstatement” means, with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code. “Reinstated” shall have a correlative meaning.

218.          “Rejected Executory Contract/Unexpired Lease List” means the list, of Executory Contracts and/or Unexpired Leases (including any amendments or modifications thereto), if any, that will be rejected pursuant to the Plan which will be filed with the Plan Supplement.

219.          “Rejection Damages Claim” means any Claim for damages related to the rejection of Executory Contracts and Unexpired Leases regardless of whether such rejection occurs under this Plan or otherwise.

220.          “Related Parties” means, with respect to an Entity, each of, and in each case in its capacity as such, such Entity’s current and former Affiliates, and such Entity’s and such Affiliates’ current and former members, directors, managers, officers, proxyholders, control persons, investment committee members, special committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds (including any beneficial holders for the account of whom such funds are managed), predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, investment managers, and other professionals and advisors, each in their capacity as such, and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

221.          “Released Party” means, collectively, each of, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Non-Debtor Affiliate; (d) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders; (e) each member of the Ad Hoc First Lien Term Loan Group; (f) each member of the Ad Hoc Crossover Group; (g) each member of the Ad Hoc 2025 Noteholder Group; (h) the MDT II and the MDT II Trustees; (i) each Supporting Party; (j) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (k) the DIP Agent; (l) the DIP Lenders; (m) the First Lien Term Loan Administrative Agents; (n) the First Lien Notes Indenture Trustee; (o) the Second Lien Notes Indenture Trustee; (p) the A/R Agent; (q) the A/R Lenders; (r) the First Lien Collateral Agent; (s) each Releasing Party; and (t) each Related Party of each Entity in clause (a) through (s); provided that, in each case, an Entity shall not be a Released Party if it (i) elects to opt out of the Releases or (ii) timely Files with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Releases that is not resolved before Confirmation; provided further that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

222.          “Releases” means collectively the Debtor Release and the Third-Party Release as set forth in Article IX hereof.

223.          “Releasing Parties” means, collectively, each of, and in each case in its capacity as such: (a) each Non-Debtor Affiliate; (b) each of the Debtors’ and Non-Debtor Affiliates’ current and former directors, officers and proxyholders to the fullest extent they would be obligated to release their claims under the principles of agency if so directed by the Debtor or the Non-Debtor Affiliate as to whom they are a current or former director, officer or proxyholder; (c) each member of the Ad Hoc First Lien Term Loan Group; (d) each member of the Ad Hoc Crossover Group; (e) each member of the Ad Hoc 2025 Noteholder Group; (f) the MDT II and the MDT II Trustees; (g) each Supporting Party; (h) if applicable, each Supporting Party in its capacity as a Holder of Equity Interests; (i) the DIP Agent; (j) the DIP Lenders; (k) the First Lien Term Loan Administrative Agents; (l) the First Lien Notes Indenture Trustee; (m) the Second Lien Notes Indenture Trustee; (n) the A/R Agent; (o) the A/R Lenders; (p) the First Lien Collateral Agent; (q) each Holder of a Claim that is Unimpaired under the Plan that (i) does not timely File with the Bankruptcy Court on the docket of the Chapter 11 Cases an objection to the Third-Party Release, (ii) files such an objection that is consensually resolved with the Debtors on terms providing for such Holder to be a Releasing Party or withdrawn before Confirmation, or (iii) files an objection that is thereafter overruled by the Bankruptcy Court; (r) each other Holder of Claims that is entitled to vote on this Plan and either (i) votes to accept this Plan, (ii) abstains from voting on this Plan and does not elect to opt out of the Releases contained in this Plan, or (iii) votes to reject this Plan and does not elect to opt out of the Releases contained in this Plan; and (s) each Related Party of each Entity in clause (a) through (q) each in its capacity as such and to the fullest extent it would be obligated to release its claims under the principles of agency if so directed by the Entity in clause (a) through (r) to whom it relates; provided that, for the avoidance of doubt, any opt-out election made by a Supporting Party will be void ab initio.

224.          “Reorganized Board” means the initial board of directors or similar governing body of the Reorganized Parent.

225.          “Reorganized Debtors” means, on or after the Effective Date, the Debtors, as reorganized pursuant to and under the Plan, or any successor thereto.

226.          “Reorganized Parent” means, on or after the Effective Date, Mallinckrodt plc as reorganized pursuant to and under the Plan.

227.          “Representatives” means, with respect to any Person, such Person’s Affiliates and its and their directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors, investment advisors, investors, managed accounts or funds, management companies, fund advisors, advisory board members, professionals and other representatives, in each case, solely in their capacities as such.

228.          “Required Supporting 2025 Noteholder Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

229.          “Required Supporting Crossover Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

230.          “Required Supporting First Lien Term Loan Group Creditors” has the meaning set forth in the Restructuring Support Agreement.

231.          “Required Supporting Secured Creditors” means, as of any date of determination, the Required Supporting First Lien Term Loan Group Creditors, the Required Supporting Crossover Group Creditors, and the Required Supporting 2025 Noteholder Group Creditors.

232.          “Restricted Cash” means Cash for which the withdrawal or use of which is restricted, including Cash that collateralizes letters of credit, guarantees, surety bonds, and/or escrow accounts.

233.          “Restructuring Fees and Expenses” means all accrued and unpaid reasonable and documented fees and out-of-pocket expenses incurred prior to the Effective Date of the following: (i) (a) Gibson, Dunn & Crutcher LLP, as primary counsel to the Ad Hoc First Lien Term Loan Group, (b) Evercore Group LLC, as financial advisor to the Ad Hoc First Lien Term Loan Group, (c) one Delaware local counsel, and (d) one Irish local counsel to represent the Ad Hoc First Lien Term Loan Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring; (ii) (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, as legal counsel to the Ad Hoc Crossover Group, (b) Perella Weinberg Partners LP, as financial advisor to the Ad Hoc Crossover Group, (c) Sullivan & Cromwell LLP, as legal counsel to certain Holders of Claims in the Ad Hoc Crossover Group, (d) Landis, Rath & Cobb, LLP, as Delaware counsel to the Ad Hoc Crossover Group, and (e) one Irish local counsel to represent the Ad Hoc Crossover Group’s interests in the Chapter 11 Cases or to effectuate the Restructuring; (iii) subject to the fee caps set forth in the Interim DIP Order, (a) Davis Polk & Wardwell LLP, as legal counsel to the Ad Hoc 2025 Noteholder Group, (b) Morris, Nichols, Arsht & Tunnell LLP, as Delaware counsel to the Ad Hoc 2025 Noteholder Group, (c) Quinn Emanuel Urquhart & Sullivan, LLP, as counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Debtors, and (d) Sullivan Hazeltine Allinson LLC, as Delaware counsel to the appellants in those certain pending appeals before the United States District Court for the District of Delaware related to the Debtors; (iv) ArentFox Schiff, LLP, as counsel to the DIP Agent and the First Lien Term Loan Administrative Agents; and (v) any such other advisors subject to the consent of the Debtors (not to be unreasonably withheld), solely to the extent (a) necessary and appropriate to represent the collective interests of the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, and the Ad Hoc Crossover Group in respect of foreign law matters concerning the New Takeback Term Loan Facility or the New Takeback Notes unless the Ad Hoc First Lien Term Loan Group, the Ad Hoc 2025 Noteholder Group, the Ad Hoc Crossover Group, or their respective counsel determines in good faith that there is a conflict of interest that requires separate representation and (b) the services provided by such advisors are not duplicative of the advisors set forth in clauses (i) through (iv); in each case, in accordance with the engagement or fee letter, if applicable, between such professional or advisor and a Debtor, including any success fees, transaction fees, or similar fees contemplated therein.

234.          “Restructuring Support Agreement” means that certain Restructuring Support Agreement entered into on the RSA Effective Date, by and among the Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and the MDT II, and any exhibits, schedules, attachments, or appendices thereto (in each case, as such may be amended, modified or supplemented in accordance with its terms).

235.          “Restructuring Transactions” means the transactions described in Article IV.B of the Plan.

236.          “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and/or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, or 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

237.          “Revised Deferred Cash Payments Agreement” means the Original Deferred Cash Payments Agreement as amended by that certain Final Amendment to the Opioid Deferred Cash Payments Agreement, dated as of August 23, 2023, to incorporate the Revised Deferred Cash Payments Terms and the MDT II Settlement Payment.

238.          “Revised Deferred Cash Payments Terms” means the Original Deferred Cash Payments Terms as amended by the Revised Deferred Cash Payments Agreement to (a) reflect the full satisfaction of MDT II Claims (including, for the avoidance of doubt, all of the Original Deferred Cash Payments) and (b) include such other revisions necessary to implement the Restructuring Transactions.

239.          “RSA Effective Date” shall have the meaning ascribed to the term “Agreement Effective Date” in the Restructuring Support Agreement.

240.          “Scheme of Arrangement” means the proposals for a scheme of arrangement in relation to the Parent pursuant to section 539 of the Companies Act 2014 of Ireland that is: (a) based on and consistent in all respects with the terms set forth in Exhibit I to the Restructuring Support Agreement and the Plan and (b) to be annexed to the petition to be presented to the High Court of Ireland at the commencement of the Irish Examinership Proceedings.

241.          “SEC” means the United States Securities and Exchange Commission.

242.          “Second Lien Collateral Agent” means Wilmington Savings Fund Society, FSB in its capacity as collateral agent in respect of the Second Lien Creditors (or any portion thereof) or, as applicable, any successors, assignees or delegees thereof under any of the Second Lien Notes Documents (including any applicable intercreditor agreements).

243.          “Second Lien Collateral Agent Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the Second Lien Collateral Agent related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, or the Second Lien Notes Documents, as applicable.

244.          “Second Lien Creditors” means the Holders of Second Lien Notes.

245.          “Second Lien Indebtedness” means the indebtedness of the Debtors outstanding as of the Petition Date under the Second Lien Notes Documents, including the Second Lien Notes and accrued and unpaid interest (including any compounding) with respect thereto and any additional fees, costs, premiums, expenses (including any attorneys’, accountants’, consultants’, appraisers’, financial advisors’, and other professionals’ fees and expenses), reimbursement obligations, indemnification obligations, guarantee obligations, other contingent obligations, and other charges of whatever nature, whether or not contingent, whenever arising, due, or owing, and all other Second Priority Notes Obligations (as defined in each of the Second Lien Notes Indentures).

246.          “Second Lien Notes” means the 2025 Second Lien Notes and the 2029 Second Lien Notes.

247.          “Second Lien Notes Claim” means any Claim arising under, deriving from or based upon the Second Lien Notes or the Second Lien Notes Indentures.

248.          “Second Lien Notes Documents” means the 2025 Second Lien Notes Documents and the 2029 Second Lien Notes Documents.

249.          “Second Lien Notes Indentures” means the 2025 Second Lien Notes Indenture and the 2029 Second Lien Notes Indenture.

250.          “Second Lien Notes Indenture Trustee” means Wilmington Savings Fund Society, FSB, in its capacity as the trustee under the Second Lien Notes Indentures or, as applicable, any successors,

assignees or delegees thereof under any of the Second Lien Notes Indentures (including any applicable intercreditor agreements).

251.          “Second Lien Notes Indenture Trustee Fees” means, collectively, to the extent not previously paid in connection with the Chapter 11 Cases, all outstanding reasonable and documented fees, expenses, and costs that are due and owing as of the Effective Date to the Second Lien Notes Indenture Trustee related to or in connection with the Chapter 11 Cases, the Plan, the Combined Order, the 2025 Second Lien Notes Documents, and the 2029 Second Lien Notes Documents, as applicable.

252.          “Secured Claim” means a Claim: (i) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or (ii) otherwise Allowed pursuant to the Plan or order of the Bankruptcy Court as a secured claim.

253.          “Securities” means any instruments that qualify under Section 2(a)(1) of the Securities Act.

254.          “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, or any regulations promulgated thereunder.

255.          “Shareholders Agreement” means the agreement governing certain terms of the New Common Equity to which each holder of the New Common Equity shall be deemed a party and bound by the terms and conditions therein on, and as of, the Effective Date, regardless of whether such holder executes or delivers a signature pages to the agreement, the terms of which shall be consistent with the Governance Term Sheet in all material respects.

256.          “Solicitation Procedures Motion” means the Motion of Debtors for Order (I) Scheduling Combined Hearing to Consider (A) Approval of Disclosure Statement, (B) Approval of Solicitation Procedures and Forms of Ballots, and (C) Confirmation of the Plan; (II) Establishing an Objection Deadline to Object to Disclosure Statement and Plan; (III) Approving the Form and Manner of Notice of Combined Hearing, Objection Deadline, and Notice of Commencement; (IV) Conditionally Waiving Requirement of Filing Statements of Financial Affairs, Schedules of Assets and Liabilities, and 2015.3 Reports; (V) Approving Notice and Objection Procedures for the Assumption or Rejection of Executory Contracts and Unexpired Leases; (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors; and (VI) Conditionally Waiving Requirement to Convene the Section 341 Meeting of Creditors and (VII) Granting Related Relief Pursuant to Sections 105(a), 341, 521(a), 1125, 1126, and 1128 of the Bankruptcy Code and Bankruptcy Rules 1007, 2002, 3017, and 3018 [Docket No. 15].

257.          “Solicitation Procedures Order” means the order [Docket No. 170] of the Bankruptcy Court granting the relief requested in the Solicitation Procedures Motion.

258.          “State” means a state or territory of the United States of America and the District of Columbia.

259.          “States Settlement” means the settlement between the Parent, Mallinckrodt ARD LLC, and each of the States resolving the Acthar-related litigations and government investigations disclosed in Mallinckrodt’s Form 10-K for 2019, including United States of America, et al., ex rel., Charles Strunck, et al. v. Mallinckrodt ARD LLC (E.D. Penn.); United States of America et al. ex rel., Landolt v. Mallinckrodt ARD, LLC (D. Mass.); and Mallinckrodt ARD LLC v. Verma et al. (D.D.C.), and related matters, as set forth in the States Settlement Agreement and effectuated through the 2020-2022 Plan.

260.          “States Settlement Agreement” means the definitive settlement agreements memorializing the States Settlement filed in the 2020-2022 Chapter 11 Cases at Docket Number 7639.

261.          “Subordinated Claim” means any Claim against the Debtors that is subject to subordination under section 509(c), section 510(b), or section 510(c) of the Bankruptcy Code, including without limitation any Claim for reimbursement, indemnification, or contribution, and the Claims against any Debtors asserted in the lawsuit styled Cont’l Gen. Ins. Co. v. Mallinckrodt plc, Case No. 3:23-cv-03662 (D.N.J.).

262.          “Supporting First Lien Creditors” means the First Lien Creditors party to the Restructuring Support Agreement.

263.          “Supporting Funded Debt Creditors” has the meaning set forth in the Restructuring Support Agreement.

264.          “Supporting Second Lien Creditors” means the Second Lien Creditors party to the Restructuring Support Agreement.

265.          “Supporting Parties” means the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and the MDT II.

266.          “Syndicated Exit Agent” means the administrative agent for the Syndicated Exit Financing selected in accordance with the Restructuring Support Agreement.

267.          “Syndicated Exit Credit Agreement” means the credit agreement governing the Syndicated Exit Financing, the substantially final form of which will be filed with the Plan Supplement.

268.          “Syndicated Exit Financing” means a new money, first-lien debt financing, the terms of which shall be acceptable to the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors, the Debtors will seek to raise and may consummate on the Effective Date in an original principal amount not greater than $1.65 billion, the net proceeds of which will (if consummated) be used to repay certain Allowed DIP Claims and First Lien Claims as provided in the Plan.

269.          “Syndicated Exit Financing Documentation” means the Syndicated Exit Credit Agreement together with all other related documents, instruments, and agreements (including the security agreement and any other documents governing the Syndicated Exit Financing), in each case as supplemented, amended, restated, or otherwise modified from time to time.

270.          “Third-Party Release” means the releases given by the Releasing Parties to the Released Parties in Article IX.C hereof.

271.          “Transaction Steps Plan” means a document to be included in the Plan Supplement that will set forth the material components of the Restructuring Transactions.

272.          “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 or 1123 of the Bankruptcy Code.

273.          “Unimpaired” means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

274.          “United States” means the United States of America, its agencies, departments, or agents.

275.          “United States Trustee” means the Office of the United States Trustee for the District of Delaware.

276.          “United States Trustee Statutory Fees” means the quarterly fees due to the United States Trustee under 28 U.S.C § 1930(a)(6), plus any interest due and payable under 31 U.S.C. § 3717 on all disbursements, including Plan payments and disbursements in and outside the ordinary course of the Debtors’ or Reorganized Debtors’ business (or such amount agreed to with the United States Trustee or ordered by the Bankruptcy Court).

277.          “Unrestricted Cash” means, for purposes of the Exit A/R Facility Cash Sweep, the DIP Cash Sweep, and the Exit Minimum Cash Sweep, all Cash (a) other than Restricted Cash and Cash proceeds from the Syndicated Exit Financing (b) calculated after giving effect to the payment in full of all Allowed General Administrative Claims, Allowed Professional Fee Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, United States Trustee Statutory Fees, Restructuring Fees and Expenses, Allowed Other Secured Claims, and Allowed General Unsecured Claims, in each case to the extent accrued and payable as of the Effective Date, and any other fees, expenses, costs, or distributions that must be made under this Plan or otherwise to effectuate the Restructuring Transactions (including amounts paid into the Professional Fee Escrow Accounts, First Lien Term Loans Accrued and Unpaid Interest, 2025 First Lien Notes Accrued and Unpaid Interest, 2028 First Lien Notes Accrued and Unpaid Interest, Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees).

278.          “Unsecured Claim” means a claim that is not secured by a Lien on property in which one of the Debtors’ Estates has an interest.

279.          “Voluntary Operating Injunction” means the voluntary injunction on the Debtors to enjoin them from, among other things, engaging in certain conduct related to the manufacture, marketing, promotion, sale, and distribution of opioids granted pursuant to the Order Granting Certain Debtors’ Motion for Injunctive Relief Pursuant to 11 U.S.C. § 105 with Respect to the Voluntary Injunction [2020-2022 Adv. Docket No. 196] entered in Mallinckrodt plc v. State of Connecticut, Case No. 20-ap-50850 (JTD) (Bankr. D. Del.) and on a permanent basis through the 2020-2022 Confirmation Order.

280.          “Workers’ Compensation Contracts” means the Debtors’ written contracts, agreements, agreements of indemnity, self-insured workers’ compensation bonds, policies, programs, and Plans for workers’ compensation and workers’ compensation Insurance Contracts.

B.            Rules of Interpretation

1.                For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (d) any reference to any Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan; (f) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document created or entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (h) unless otherwise specified, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (j) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interests,” “Holders of Interests,” “Disputed Interests,” and the like, as applicable; (k) captions and headings to Articles and subdivisions thereof are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (l) unless otherwise specified, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (m) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (n) unless otherwise specified, all references to statutes, regulations, orders, rules of courts, and the like shall mean as in effect on the Effective Date and as applicable to the Chapter 11 Cases; (o) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (p) references to docket numbers are references to the docket numbers of documents Filed in the Chapter 11 Cases under the Bankruptcy Court’s CM/ECF system; and (q) all references herein to consent, acceptance, or approval may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

2.                The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

3.                All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

4.                Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

5.                References to “[Docket No.            ]” refer to docket items from the Chapter 11 Cases. References to “[2020-2022 Docket No.            ]” refer to docket items from the 2020-2022 Chapter 11 Cases.

C.            Consent Rights

Notwithstanding anything to the contrary in the Plan, the Combined Order, or the Disclosure Statement, any and all consent, consultation, and approval rights set forth in the Restructuring Support Agreement, including rights and limitations with respect to the form and substance of any Definitive Document (including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents) shall be incorporated herein by this reference (including to the applicable definitions in Article I.A) and fully enforceable as if stated in full herein.

Article II.

ADMINISTRATIVE CLAIMS, PRIORITY TAX CLAIMS,

OTHER PRIORITY CLAIMS, AND UNITED STATES TRUSTEE STATUTORY FEES

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III.

A.            Administrative Claims

1.            General Administrative Claims

Subject to the provisions of sections 328, 330(a), and 331 of the Bankruptcy Code, except to the extent that a Holder of an Allowed General Administrative Claim and the applicable Debtor(s) or Reorganized Debtor(s), as applicable, agree to less favorable treatment with respect to such Allowed General Administrative Claim, each Holder of an Allowed General Administrative Claim will receive, in full and final satisfaction of its General Administrative Claim, an amount in Cash equal to the unpaid amount of such Allowed General Administrative Claim in accordance with the following: (a) if such General Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (b) if such General Administrative Claim is Allowed after the Effective Date, on the date such General Administrative Claim is Allowed or as soon as reasonably practicable thereafter or, if not then due, when such Allowed General Administrative Claim is due or as soon as reasonably practicable thereafter; (c) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed General Administrative Claims that arise in the ordinary course of the Debtors’ business during the Chapter 11 Cases shall be paid in full in Cash in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted General Administrative Claim.

2.            Professional Fee Claims

a.            Professional Fee Applications

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be Filed no later than thirty (30) days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules, and prior Bankruptcy Court orders. The Reorganized Debtors shall pay Professional Fee Claims owing to the Retained Professionals in Cash to such Retained Professionals in the amount the Bankruptcy Court Allows from funds held in the Professional Fee Escrow Accounts, as soon as reasonably practicable after such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court; provided that the Debtors’ and the Reorganized Debtors’ obligations to pay Allowed Professional Fee Claims shall not be limited or deemed limited to funds held in the Professional Fee Escrow Accounts. To the extent that funds held in the Professional Fee Escrow Accounts are insufficient to satisfy the Allowed amount of Professional Fee Claims owing to the Retained Professionals, the Reorganized Debtors shall pay such amounts within ten (10) Business Days of entry of the order approving such Professional Fee Claims.

b.            Professional Fee Escrow Accounts

The Professional Fee Escrow Accounts shall be maintained in trust solely for the Retained Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Accounts or Cash held in the Professional Fee Escrow Accounts in any way. No funds held in the Professional Fee Escrow Accounts shall be property of the Estates of the Debtors or the Reorganized Debtors. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full in Cash to the Retained Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Accounts shall be remitted to the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity being required.

c.            Professional Fee Escrow Amount

No later than fifteen (15) Business Days prior to the anticipated Effective Date, the Retained Professionals shall deliver to the Debtors a reasonable and good-faith estimate of their unpaid fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be considered or deemed an admission or limitation with respect to the amount of the fees and expenses that are the subject of a Retained Professional’s final request for payment of Professional Fee Claims Filed with the Bankruptcy Court, and such Retained Professionals are not bound to any extent by the estimates. If a Retained Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Retained Professional. The total aggregate amount so estimated to be outstanding as of the anticipated Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Accounts; provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow Accounts to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Accounts based on such estimates.

For the avoidance of Doubt, the terms of this Article II.A.2.C shall not apply to the parties entitled to receive the Restructuring Fees and Expenses.

B.            Postpetition A/R Claims

Except to the extent that a Holder of an Allowed Postpetition A/R Claim and the Debtor(s) against which such Allowed Postpetition A/R Claim is asserted agree to a less favorable treatment of its Allowed Claim, any Superpriority Claims (as defined in the Postpetition A/R Orders), arising under the Postpetition A/R Orders, to the extent Allowed and not contingent, unliquidated, or disputed as of the Effective Date, shall be paid, in full in Cash, on the Effective Date, and all other Postpetition A/R Claims shall be paid in full, in Cash, as they come due in the ordinary course of business in accordance with the terms and conditions of the Postpetition A/R Facility, as consensually amended and extended on the Plan Effective Date into the Exit A/R Facility; provided that, on the Effective Date, each Holder of an Allowed Postpetition A/R Claim shall receive its Pro Rata Share of the Exit A/R Facility Cash Sweep to the extent that the Exit A/R Facility Cash Sweep Trigger occurs.

C.            DIP Claims

Except to the extent that a Holder of an Allowed DIP Claim and the Debtor(s) against which such Allowed DIP Claim is asserted agree to a less favorable treatment of its Allowed Claim, in exchange for full satisfaction, settlement, discharge and release of, and in exchange for its Allowed DIP Claims, on the Effective Date, each Allowed DIP Claim shall receive, up to the Allowed amount of such DIP Claim, Cash from (i) if the DIP Cash Sweep Trigger occurs, the DIP Cash Sweep, and/or (ii) the Syndicated Exit Financing, if any, provided that, to the extent that the net proceeds of the Syndicated Exit Financing and the DIP Cash Sweep are collectively less than the amount of the Allowed DIP Claims, the remaining DIP Claims will be converted on a dollar-for-dollar basis into New First Priority Takeback Term Loans in the amount of such shortfall.

D.            Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim and the Debtor(s) against which such Allowed Priority Tax Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Priority Tax Claim.

E.            Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor(s) against which such Allowed Other Priority Claim is asserted agree to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and the discharge of each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim due and payable on or prior to the Effective Date shall receive, as soon as reasonably practicable after the Effective Date, on account of such Claim: (i) Cash in an amount equal to the amount of such Allowed Other Priority Claim; or (ii) Cash in an amount agreed to by the applicable Debtor or Reorganized Debtor, as applicable, and such Holder. To the extent any Allowed Other Priority Claim is not due and owing on or before the Effective Date, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors (or the Reorganized Debtors, as applicable) and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business. Nothing in the foregoing or otherwise in the Plan shall prejudice the Debtors’ or the Reorganized Debtors’ rights and defenses regarding any asserted Other Priority Claim.

F.            United States Trustee Statutory Fees and Related Reporting Obligations

All United States Trustee Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors on the Effective Date. After the Effective Date, any and all United States Trustee Statutory Fees shall be paid in full in Cash when due and payable. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due using UST Form 11-MOR. After the Effective Date, each of the Reorganized Debtors shall file with the Bankruptcy Court separate UST Form 11-PCR reports when they become due. Each and every one of the Debtors and the Reorganized Debtors shall remain obligated to pay all United States Trustee Statutory Fees to the United States Trustee for each quarter (including any fraction thereof) until the earliest of that particular Debtor’s Chapter 11 Cases being converted to a case under chapter 7 of the Bankruptcy Code, dismissed, or closed. The United States Trustee Statutory Fees are Allowed. The United States Trustee shall not be required to file any Administrative Claim in the cases and shall not be treated as providing any release under the Plan.

G.            Restructuring Fees and Expenses

The Restructuring Fees and Expenses incurred, or estimated to be incurred, up to and including the Effective Date (or, with respect to necessary post Effective Date activities, after the Effective Date), shall be paid in full in Cash on the Effective Date in accordance with, and subject to, the terms of the Restructuring Support Agreement, without any requirement to file a fee application with the Bankruptcy Court or without any requirement for Bankruptcy Court review or approval. All Restructuring Fees and Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date and such estimates shall be delivered to the Debtors at least five (5) Business Days before the anticipated Effective Date; provided, however, that such estimates shall not be considered an admission or limitation with respect to such Restructuring Fees and Expenses. On the Effective Date, or as soon as practicable thereafter, final invoices for all Restructuring Fees and Expenses incurred prior to and as of the Effective Date shall be submitted to the Debtors.

Article III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.            Classification of Claims

The Plan constitutes a separate chapter 11 Plan of reorganization for each Debtor. The provisions of this Article III govern Claims against and Interests in the Debtors. Except for the Claims addressed in Article II above (or as otherwise set forth herein), all Claims and Interests are placed in Classes for each of the applicable Debtors. For all purposes under this Plan, each Class will exist for each of the Debtors; provided that any Class that is vacant as to a particular Debtor will be treated in accordance with Article  III.G below. In accordance with section 1123(a)(1) of the Bankruptcy Code, the Debtors have not classified Administrative Claims, Priority Tax Claims, and Other Priority Claims as described in Article II above.

The categories of Claims and Interests listed below classify Claims and Interests for all purposes, including voting, Confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Interest to be classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such different Class. A Claim or an Interest is in a particular Class only to the extent that any such Claim or Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Claims and Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	First Lien Claims	Impaired	Entitled to Vote
3	Second Lien Notes Claims	Impaired	Entitled to Vote
4	General Unsecured Claims	Unimpaired	Presumed to Accept
5	Subordinated Claims	Impaired	Deemed to Reject
6	Intercompany Claims	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
7	Intercompany Interests	Impaired / Unimpaired	Deemed to Reject / Presumed to Accept
8	Existing Equity Interests	Impaired	Deemed to Reject

B.            Treatment of Claims and Interests

1.            Class 1 — Other Secured Claims

a.	Classification: Class 1 consists of all Other Secured Claims.

b.	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, shall, on the Effective Date, (i) be paid in full in Cash including the payment of any interest required to be paid under section 506(b) of the Bankruptcy Code, (ii) receive the collateral securing its Allowed Other Secured Claim, or (iii) receive any other treatment that would render such Claim Unimpaired, in each case, as determined by the Debtors.

c.	Voting: Class 1 is Unimpaired, and Holders of Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.            Class 2 — First Lien Claims

a.	Classification: Class 2 consists of all First Lien Claims.

b.	Allowance:

(i)	On the Effective Date, the First Lien Term Loan Claims shall be Allowed in the aggregate principal amount of $1,716,874,186, plus the amount of the First Lien Term Loans Accrued and Unpaid Interest, plus any other accrued and unpaid First Lien Term Loan Obligations (other than principal or interest); provided that, notwithstanding anything to the contrary in the Plan, the DIP Orders, or the First Lien Term Loan Credit Agreement, all adequate protection payments made by the Debtors to Holders of First Lien Term Loan Claims and their agents and professionals pursuant to the DIP Orders during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Term Loan Claims.

(ii)	On the Effective Date, the First Lien Notes Claims shall be Allowed as follows: (A) in the case of the 2025 First Lien Notes Claims, in the aggregate principal amount of $495,032,000, plus the amount of the 2025 First Lien Notes Accrued and Unpaid Interest, plus the 2025 First Lien Notes Makewhole Claim, plus any other accrued and unpaid 2025 First Lien Notes Obligations (other than principal or interest and excluding, for the avoidance of doubt, any Claims for a premium in excess of the 2025 First Lien Notes Makewhole Amount); and (B) in the case of the 2028 First Lien Notes Claims, in the aggregate principal amount of $650,000,000, plus the amount of the 2028 First Lien Notes Accrued and

Unpaid Interest, plus the 2028 First Lien Notes Makewhole Claim, plus any other accrued and unpaid 2028 First Lien Notes Obligations (other than principal or interest and excluding, for the avoidance of doubt, any Claims for a premium in excess of the 2028 First Lien Notes Makewhole Amount); provided that, notwithstanding anything to the contrary in the Plan, the DIP Orders, or the First Lien Notes Indentures, all adequate protection payments made by the Debtors to Holders of First Lien Notes Claims and their agents and professionals pursuant to the DIP Orders during the Chapter 11 Cases shall be retained by such Holders and their agents and professionals, as applicable, and not recharacterized as principal payments or otherwise subject to disgorgement, recovery, or avoidance by any party under any legal or equitable theory regardless of whether such payments arguably exceed the Allowed amount of the First Lien Notes Claims.

c.	Treatment: Except to the extent that a Holder of an Allowed First Lien Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed First Lien Claim, (i) each Holder of an Allowed First Lien Claim shall receive on the Effective Date its Pro Rata Share of (A) the First Lien New Common Equity, subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled), (B) as applicable, Cash in an amount sufficient to repay in full (x) the First Lien Term Loans Accrued and Unpaid Interest in the case of any Holder of First Lien Term Loan Claims, (y) the 2025 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2025 First Lien Notes Claims, and (z) the 2028 First Lien Notes Accrued and Unpaid Interest in the case of any Holder of 2028 First Lien Notes Claims, and (C) Cash from (x) the Exit Minimum Cash Sweep, if the Exit Minimum Cash Sweep Trigger occurs and/or (y) the net proceeds of the Syndicated Exit Financing, if any, after the repayment of all applicable Allowed DIP Claims, and (D) if applicable, the New Second Priority Takeback Debt; and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding First Lien Notes Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and First Lien Collateral Agent Fees.

d.	Voting: Class 2 is Impaired, and Holders of First Lien Claims are entitled to vote to accept or reject the Plan.

3.            Class 3 — Second Lien Notes Claims

a.	Classification: Class 3 consists of all Second Lien Notes Claims.

b.	Allowance: On the Effective Date, (i) the 2025 Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $321,868,000, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the 2025 Second Lien Notes Indenture, and (ii) 2029 Second Lien Notes Claims shall be Allowed in the aggregate principal amount of $328,323,952, plus accrued and unpaid Allowed interest on such principal amount, plus any other Allowed unpaid fees, costs, or other amounts due and owing pursuant to the 2029 Second Lien Notes Indenture.

c.	Treatment: Except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of each Allowed Second Lien Notes Claim, (i) each Holder of an Allowed Second Lien Notes Claim shall receive on the Effective Date its Pro Rata Share of seven and seven-tenths percent (7.7%) of the New Common Equity, which recovery is subject to dilution by the Management Incentive Plan and the MDT II CVRs (if equity settled); and (ii) on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all outstanding Second Lien Notes Indenture Trustee Fees and Second Lien Collateral Agent Fees.

d.	Voting: Class 3 is Impaired, and Holders of Second Lien Notes Claims are entitled to vote to accept or reject the Plan.

4.            Class 4 — General Unsecured Claims

a.	Classification: Class 4 consists of all General Unsecured Claims.

b.	Treatment: Subject to Article V.C of the Plan and except to the extent that a Holder of a General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release, and discharge and in exchange for each Allowed General Unsecured Claim, each Holder of an Allowed General Unsecured Claim against a Debtor shall receive payment in full in Cash in accordance with applicable law and the terms and conditions of the particular transaction giving rise to, or the agreement that governs, such Allowed General Unsecured Claim on the later of (i) the date due in the ordinary course of business or (ii) the Effective Date; provided, however, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

c.	Voting: Class 4 is Unimpaired, and Holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan.

5.            Class 5 — Subordinated Claims

a.	Classification: Class 5 consists of all Subordinated Claims.

b.	Treatment: Holders of Subordinated Claims shall receive no recovery or distribution on account of such Subordinated Claims. Unless otherwise provided for under the Plan, on the Effective Date, Subordinated Claims shall be cancelled, released, discharged, and extinguished.

c.	Voting: Class 5 is Impaired, and Holders of Subordinated Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Subordinated Claims are not entitled to vote to accept or reject the Plan.

6.            Class 6 — Intercompany Claims

a.	Classification: Class 6 consists of all Intercompany Claims.

b.	Treatment: No property will be distributed to the Holders of Allowed Intercompany Claims. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Claims shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 6 is either (i) Unimpaired, in which case the Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed Intercompany Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

7.            Class 7 — Intercompany Interests

a.	Classification: Class 7 consists of all Intercompany Interests.

b.	Treatment: No property will be distributed to the Holders of Allowed Intercompany Interests. Unless otherwise provided for under the Plan, on the Effective Date, at the option of the applicable Debtor in consultation with the Ad Hoc First Lien Term Loan Group, the Ad Hoc Crossover Group, and the Ad Hoc 2025 Noteholder Group, Intercompany Interests shall be either: (i) Reinstated; or (ii) set off, settled, distributed, contributed, merged, canceled, or released.

c.	Voting: Class 7 is either (i) Unimpaired, in which case the Holders of Allowed Intercompany Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (ii) Impaired, and not receiving any distribution under the Plan, in which case the Holders of Allowed Intercompany Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, in each case, Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

8.            Class 8 — Existing Equity Interests

a.	Classification: Class 8 consists of all Existing Equity Interests.

b.	Treatment: Holders of Existing Equity Interests shall receive no distribution on account of their Existing Equity Interests. On the Effective Date, all Existing Equity Interests will be discharged, canceled, released, and extinguished and will be of no further force or effect.

c.	Voting: Class 8 is Impaired, and Holders of Existing Equity Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Existing Equity Interests are not entitled to vote to accept or reject the Plan.

C.            Acceptance or Rejection of the Plan

1.            Presumed Acceptance of Plan

Claims in Classes 1 and 4 are Unimpaired under the Plan and their Holders are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Claims in Classes 1 and 4 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

2.            Voting Classes

Claims in Classes 2 and 3 are Impaired under the Plan and the Holders of Allowed Claims in all such Classes are entitled to vote to accept or reject the Plan, including by acting through a Voting Representative. For purposes of determining acceptance and rejection of the Plan, each such Class will be regarded as a separate voting Class and votes will be tabulated on a Debtor-by-Debtor basis.

An Impaired Class of Claims shall have accepted this Plan if (a) the Holders, including Holders acting through a Voting Representative, of at least two-thirds (2/3) in amount of Claims actually voting in such Class have voted to accept this Plan and (b) the Holders, including Holders acting through a Voting Representative, of more than one-half (1/2) in number of Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Classes 2 and 3 (or, if applicable, the Voting Representatives of such Holders) shall receive ballots containing detailed voting instructions. For the avoidance of doubt, each Claim in any Class entitled to vote to accept or reject the Plan that is not Allowed pursuant to the Plan and, in each case, is wholly contingent, unliquidated, or disputed (based on the face of such Proof of Claim or as determined upon the review of the Debtors), in each case, shall be accorded one (1) vote and valued at one dollar ($1.00) for voting purposes only, and not for purposes of Allowance or distribution.

3.            Deemed Rejection of the Plan

Claims and Interests in Classes 5 and 8 are Impaired under the Plan and their Holders shall receive no distributions under the Plan on account of their Claims or Interests (as applicable) and are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 5 and 8 are not entitled to vote on the Plan and the votes of such Holders shall not be solicited.

4.            Presumed Acceptance of the Plan or Deemed Rejection of the Plan

Claims and Interests in Classes 6 and 7 are either (a) Unimpaired and, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or (b) Impaired and shall receive no distributions under the Plan and, therefore, deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Claims and Interests in Classes 6 and 7 are not entitled to vote on the Plan and votes of such Holders shall not be solicited.

D.            Confirmation Pursuant to Section 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims. The Debtors shall seek Confirmation pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article XI of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and Bankruptcy Rules.

E.            Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests, and the respective distributions and treatments under the Plan, shall take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise; provided that, notwithstanding the foregoing, such Allowed Claims or Interests and their respective treatments set forth herein shall not be subject to setoff, demand, recharacterization, turnover, disgorgement, avoidance, or other similar rights of recovery asserted by any Person. Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination rights relating thereto.

F.            Special Provision Governing Unimpaired Claims

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or the Combined Order, until a Claim arising prior to the Effective Date that is in Class 1 or Class 4 or is an Administrative Claim or Priority Tax Claim (collectively, the “Unimpaired Claims”) has been (i) satisfied pursuant to the treatment provided for such Unimpaired Claim as set forth in this Plan or (ii) otherwise satisfied or disposed of as determined by a court of competent jurisdiction (the occurrence of (i) or (ii), an “Unimpaired Claim Resolution”): (a) the provisions of Plan sections IX.A (Discharge of Claims and Termination of Interests), IX.C (Releases by Holders of Claims and Interests), IX.E (Permanent Injunction), and IX.B (Debtor Release), but as to IX.B (Debtor Release) only to the extent that such provision releases Claims that could be asserted derivatively by the holder of such Claim, shall not apply or take effect with respect to such Claim, (b) such Claim shall not be deemed settled, compromised, satisfied, resolved, released, discharged, barred or enjoined, (c) the property of each of the Debtors’ Estates that vests in the applicable Reorganized Debtor pursuant to the Plan shall not be free and clear of such Claims, and (d) any Liens of Holders of Unimpaired Claims shall not be deemed released (subclauses (a) through (d), collectively, the “Unimpaired Claim Carve Out”). Upon the occurrence of an Unimpaired Claim Resolution with respect to an Allowed Unimpaired Claim, the Unimpaired Claim Carve Out shall cease to apply to such Claim. Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights regarding any Unimpaired Claim, including, without limitation, all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Bankruptcy Court, except for any Proof of Claim for Rejection Damages Claims. Holders of Unimpaired Claims, other than those holding Rejection Damages Claims, shall not be subject to any claims-resolution process in the Bankruptcy Court in connection with their Claims and, solely to the extent there has not been an applicable Unimpaired Claim Resolution, shall retain, on the Effective Date, all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtors or the Reorganized Debtors or other Entity in any forum with jurisdiction over the parties. Nothing under the Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights, counterclaims, and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims. If the Debtors or the Reorganized Debtors dispute any Unimpaired Claim, such dispute shall be determined, resolved or adjudicated in the manner as if the Chapter 11 Cases had not been commenced, except with respect to Rejection Damages Claims, which shall be determined, resolved or adjudicated as set forth in Article V.C of the Plan.

G.            Vacant and Abstaining Classes

Any Class of Claims or Interests that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed under

Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code. Moreover, any Class of Claims that is occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018, but as to which no vote is cast, shall be deemed to accept the Plan pursuant to section 1129(a)(8) of the Bankruptcy Code.

H.            Controversy Concerning Impairment

If a controversy arises as to whether any Claim or Interest (or any Class of Claims or Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date, absent consensual resolution of such controversy consistent with the Restructuring Support Agreement among the Debtors and the complaining Entity or Entities, and with the consent of (i) the Required Supporting Secured Creditors solely in the event that the Required Supporting Secured Creditors would be materially impacted by such consensual resolution and (ii) the MDT II solely in the event that the MDT II would be materially impacted by such consensual resolution.

I.            Intercompany Interests and Intercompany Claims

To the extent Intercompany Interests and Intercompany Claims are Reinstated under the Plan, distributions on account of such Intercompany Interests and Intercompany Claims are not being received by Holders of such Intercompany Interests or Intercompany Interests on account of their Intercompany Interests or Intercompany Claims, but for the purposes of administrative convenience and to maintain the Debtors’ (and their Affiliate-subsidiaries) corporate structure, for the ultimate benefit of the Holders of New Common Equity, to preserve ordinary course intercompany operations, and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to make certain distributions to the Holders of Allowed Claims.

Article IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.            General Settlement of Claims and Interests

In consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a set of integrated, good-faith compromises and settlements of all Claims, Interests, Causes of Action and controversies resolved pursuant to the Plan. The Plan shall be deemed a motion by the Debtors to approve such compromises and settlements (including but not limited to the 2025 First Lien Notes Makewhole Settlement and the 2028 First Lien Notes Makewhole Settlement) pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, and the entry of the Combined Order shall constitute the Bankruptcy Court’s approval of such compromises and settlements under Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such integrated compromises or settlements are in the best interests of the Debtors, their Estates and Holders of Claims and Interests, and are fair, equitable and within the range of reasonableness. Subject to Article VI, distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final and indefeasible and shall not be subject to avoidance, turnover, or recovery by any other Person.

B.            Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Definitive Documents, including the Transaction Steps Plan, and any consents or approvals required thereunder, the entry of the Combined Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on, and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors. Such restructuring may include (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and the other Definitive Documents and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and the other Definitive Documents and having such other terms to which the applicable entities may agree; (iii) the filing of appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state law; and (iv) all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law or foreign law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan and the other Definitive Documents and any consents or approvals required thereunder.

The Restructuring Transactions shall not materially adversely affect the recoveries under the Plan of (i) First Lien Term Loan Claims without the consent of the Required Supporting First Lien Term Loan Group Creditors, (ii) 2028 First Lien Notes Claims or Second Lien Notes Claims without the consent of the Required Supporting Crossover Group Creditors; and (iii) 2025 First Lien Notes Claims without the consent of the Required Supporting 2025 Noteholder Group Creditors.

The Restructuring Transactions, as currently contemplated, will take the form of a recapitalization of the existing corporate group. The Debtors and the Supporting Funded Debt Creditors are continuing to evaluate alternative structures, which may include a taxable transfer of the Debtors’ assets to a new entity or group of entities, including a newly formed parent, and any such alternative structure and the transaction steps required to implement such alternative structure shall be described in the Transactions Steps Plan.

The Combined Order shall and shall be deemed to, pursuant to both section 1123 and section 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate Restructuring Transactions (including the Transaction Steps Plan and any other transaction described in, approved by, contemplated by, or necessary to effectuate the Plan).

C.            Corporate Existence

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each Debtor is incorporated or formed and pursuant to the respective memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such memorandum and articles of association, certificate of incorporation and bylaws (or other formation documents) are amended by the Plan, by the Debtors, or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

D.            Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan or any agreement, instrument, or other document incorporated herein, including the Transaction Steps Plan, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property, and (iii) compromise or settle any Claims, Interests, or Causes of Action, in each case without notice to, supervision of, or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, including for the avoidance of doubt any restrictions on the use, acquisition, sale, lease, or disposal of property under section 363 of the Bankruptcy Code.

E.            Cancellation of Existing Agreements and Existing Equity Interests

On the Effective Date, except to the extent otherwise provided in this Plan, the Scheme of Arrangement, the Combined Order, or any other Definitive Document, all notes, bonds, indentures, certificates, securities, purchase rights, options, warrants, collateral agreements, subordination agreements, or other instruments or documents directly or indirectly evidencing, creating, or relating to any existing indebtedness or obligations of the Debtors or giving rise to any rights or obligations relating to Claims against or Interests in the Debtors shall be deemed canceled and surrendered, and the obligations of the Debtors or the Reorganized Debtors, as applicable, and any Non-Debtor Affiliates thereunder or in any way related thereto shall be deemed satisfied in full, released, and discharged; provided that, notwithstanding such cancellation, satisfaction, release, and discharge, anything to the contrary contained in the Plan or Combined Order, Confirmation or the occurrence of the Effective Date, any such document or instrument that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in effect solely for purposes of: (i) enabling the Holder of such Claim or Interest to receive distributions on account of such Claim or Interest under the Plan as provided herein; (ii) allowing and preserving the rights of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to make distributions as specified under the Plan on account of Allowed Claims, as applicable, including allowing the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to submit invoices for any amount and enforce any obligation owed to them under the Plan to the extent authorized or allowed by the applicable documents; (iii) permitting the Reorganized Debtors and any other Distribution Agent, as applicable, to make distributions on account of the applicable Claims and/or Interests; (iv) preserving the First Lien Term Loan Administrative Agents’, the First Lien Notes Indenture Trustee’s, the Second Lien Notes Indenture Trustee’s, the A/R Agent’s, the DIP Agent’s, the Syndicated Exit Agent’s, the New Takeback Notes Indenture Trustee’s, and the New Takeback Term Loan Agent’s, as applicable, rights, if any, to compensation and indemnification as against any money or property distributable to the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, as applicable, including permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to maintain, enforce and exercise any priority of payment or charging liens against such distributions each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on or immediately prior to the Effective Date, (v) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, against any person other than a Released Party (which Released Parties include the Debtors, the Reorganized Debtors, and the Non-Debtor Affiliates), and any exculpations of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, provided that the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent shall remain entitled to indemnification or contribution from the Holders of First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims, each pursuant and subject to the terms of the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable, as in effect on the Effective Date, (vi) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, as applicable, to enforce any obligation (if any) owed to them under the Plan, (vii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, the Syndicated Exit Agent, the New Takeback Notes Indenture Trustee, and the New Takeback Term Loan Agent to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including to enforce any obligation owed to the First Lien Notes Indenture Trustee and the Second Lien Notes Indenture Trustee under the Plan, and (viii) permitting the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent to perform any functions that are necessary to effectuate the foregoing; provided, however, that this Article IV.E shall not apply to any documents securing and governing the Exit A/R Facility, the Syndicated Exit Financing, the New Takeback Notes, and the New Takeback Term Loans in accordance with Article IV.G of this Plan; provided, however, that nothing in this Article IV.E shall affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Combined Order, or the Plan, or (except as set forth in (v) above) the releases of the Released Parties pursuant to Article IX of the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan. For the avoidance of doubt, nothing in this Article IV.E shall cause the Reorganized Debtors’ obligations under the Exit Financing Documents to be deemed satisfied in full, released, or discharged; provided that notwithstanding this sentence, the First Lien Term Loan Claims, First Lien Notes Claims, the Second Lien Notes Claims, the Postpetition A/R Claims, and the DIP Claims shall be deemed satisfied in full, released, and discharged on the Effective Date. In furtherance of the foregoing, as of the Effective Date, First Lien Creditors, Second Lien Creditors, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the First Lien Collateral Agent, the Second Lien Collateral Agent, the A/R Agent, and the DIP Agent shall be deemed to have released any First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims against the Reorganized Debtors and any Non-Debtor Affiliate guarantors under the First Lien Credit Documents, the Second Lien Notes Documents, the Postpetition A/R Documents, and the DIP Loan Documents, and are enjoined from pursuing any such claims against any of the Reorganized Debtors and Non-Debtor Affiliate guarantors in respect of such First Lien Term Loan Claims, First Lien Notes Claims, Second Lien Notes Claims, Postpetition A/R Claims, and DIP Claims.

On the Effective Date, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors will be automatically and fully released and discharged from any further responsibility under the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Prepetition A/R Agreement, the Postpetition A/R Revolving Loan Agreement, and the DIP Credit Agreement, as applicable. The First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be discharged and shall have no further obligation or liability except as provided in the Plan and Combined Order, and after the performance by the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and their representatives and professionals of any obligations and duties required under or related to the Plan or Combined Order, the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, the DIP Agent, and each of their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors shall be relieved of and released from any obligations and duties arising thereunder.

The fees, expenses, and costs of the First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent, including fees, expenses, and costs of each of their respective professionals incurred after the Effective Date in connection with the Chapter 11 Cases, the Plan the Combined Order, the First Lien Term Loan Credit Documents, the 2025 First Lien Notes Documents, the 2028 First Lien Notes Documents, the 2025 Second Lien Notes Documents, the 2029 Second Lien Notes Documents, the Postpetition A/R Revolving Loan Agreement, and the DIP Loan Documents, as applicable, and reasonable and documented fees, costs, and expenses associated with effectuating distributions pursuant to the Plan, including the fees and expenses of counsel, if any, will be paid in full in Cash, without further Bankruptcy court approval, in the ordinary course on or after the Effective Date.

F.            Sources for Plan Distributions and Transfers of Funds Among Debtors

The Debtors will fund Cash distributions under the Plan with Cash on hand, including Cash from operations, and the proceeds of the Syndicated Exit Financing (if any) and the Exit A/R Facility (if any). Cash payments to be made pursuant to the Plan will be made by the Reorganized Debtors in accordance with Article VI. Subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents), the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

From and after the Effective Date, the Reorganized Debtors, subject to any applicable limitations set forth in any post-Effective Date agreement (including the New Governance Documents, the Syndicated Exit Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents), shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing in accordance with, and subject to, applicable law.

G.            Syndicated Exit Financing and Approval of Syndicated Exit Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Syndicated Exit Financing and the Syndicated Exit Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the Syndicated Exit Financing and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the Syndicated Exit Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Syndicated Exit Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Syndicated Exit Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the Syndicated Exit Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the Syndicated Exit Documentation; (ii) be pari passu in priority to any Liens and security interests against any Reorganized Debtor and securing the New Takeback Debt; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

H.            New Takeback Term Loans and Approval of New Takeback Term Loans Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Term Loans and the New Takeback Term Loans Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Term Loans and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Term Loans Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Term Loans Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Term Loans Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Term Loan Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Term Loan Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or New Takeback Notes; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

I.            New Takeback Notes and Approval of New Takeback Notes Documentation

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the New Takeback Notes and the New Takeback Notes Documentation (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the Reorganized Debtors in connection therewith, including the incurrence of Liens securing the New Takeback Notes and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the New Takeback Notes Documentation and such other documents as may be reasonably required or appropriate.

On the Effective Date, the New Takeback Notes Documentation shall constitute legal, valid, binding, and authorized obligations of the Reorganized Debtors, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the New Takeback Notes Documentation are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted under the New Takeback Notes Documentation shall: (i) be legal, binding, and enforceable Liens on, and security interests in, the collateral granted in accordance with the terms of the New Takeback Notes Documentation; (ii) be pari passu in priority to any Liens and security interests against the Reorganized Debtors securing the Syndicated Exit Financing and/or the New Takeback Term Loans; (iii) be deemed automatically perfected on the Effective Date; and (iv) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

J.            Exit A/R Facility and Approval of Exit A/R Documents

To the extent required and subject to the occurrence of the Effective Date, Confirmation of the Plan shall be deemed to constitute approval by the Bankruptcy Court of the Exit A/R Facility and the Exit A/R Documents (including all transactions contemplated thereby, and all actions to be taken, undertakings to be made and obligations to be incurred by the applicable Reorganized Debtors in connection therewith, including the transfer of certain assets in connection with and incurrence of Liens securing the Exit A/R Facility and the payment of all fees, payments, indemnities and expenses provided for therein) and, subject to the occurrence of the Effective Date, authorization for the applicable Reorganized Debtors to enter into and perform their obligations under the applicable Exit A/R Documents and such other documents as may be reasonably required or appropriate.

On the Effective Date, the Exit A/R Documents shall constitute legal, valid, binding, and authorized obligations of the applicable Reorganized Debtors party thereto, enforceable in accordance with their terms. The financial accommodations to be extended pursuant to the Exit A/R Documents are being extended, and shall be deemed to have been extended, and all related payments made in connection therewith shall have been made, in each case, in good faith, for legitimate business purposes, are reasonable, shall not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever, and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any other applicable non-bankruptcy law. On the Effective Date, all of the Liens and security interests to be granted by the applicable Reorganized Debtors under the Exit A/R Documents shall: (i) be legal, binding, and enforceable liens on, and security interests in, the collateral granted in accordance with the terms of the Exit A/R Documents; (ii) be deemed automatically perfected on the Effective Date; and (iii) not be subject to avoidance, recovery, turnover, recharacterization, or subordination (including equitable subordination) for any purposes whatsoever and shall not constitute preferential transfers, fraudulent conveyances, or other voidable transfers under the Bankruptcy Code or any applicable non-bankruptcy law. The applicable Reorganized Debtors and the Entities granting such Liens and security interests are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Combined Order (it being understood that perfection shall occur automatically by virtue of the entry of the Combined Order, and any such filings, recordings, approvals, and consents shall not be required), and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens and security interests to third parties.

K.            New Common Equity and the MDT II CVRs

On the Effective Date, the Reorganized Parent shall (i) issue or reserve for issuance all of the New Common Equity (including all New Common Equity issuable upon exercise of the MDT II CVRs) issuable in accordance with the terms of the Plan and, where applicable, the Scheme of Arrangement and (ii) issue all of the MDT II CVRs to the MDT II or MNK Opioid Abatement Fund, LLC, in the discretion of the MDT II, in accordance with the terms of the Revised Deferred Cash Payments Agreement and the MDT II CVR Agreement. The issuance of the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) and any MDT II CVRs by the Reorganized Parent pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVR Agreement is authorized without the need for further corporate or other action or any consent or approval of any national securities exchange upon which the New Common Equity may be listed on or immediately following the Effective Date. All of the New Common Equity (including, when issued, any New Common Equity issuable upon exercise of the MDT II CVRs) issued or issuable pursuant to the Revised Deferred Cash Payments Agreement or the MDT II CVRs shall be duly authorized, validly issued, fully paid, and non-assessable. The MDT II CVRs shall be valid and binding obligations of the Reorganized Parent, enforceable in accordance with their respective terms.

1.            Exchange Act Reporting

On the Effective Date, the New Common Equity will succeed to the registered status of the Existing Equity Interests pursuant to Rule 12g-3 under the Exchange Act and the Reorganized Parent will be obligated to comply with all reporting and other obligations applicable to issuers registered under Section 12(g) of the Exchange Act. From and after the Effective Date, the Reorganized Board may determine to deregister the New Common Equity if the Reorganized Parent is eligible to do so in accordance with the rules and regulations of the Exchange Act.

2.            Absence of Listing / Transfer of New Common Equity

On the Effective Date, the Reorganized Parent shall issue the New Common Equity pursuant to the Plan and the New Governance Documents. The Reorganized Parent shall not be obligated to list the New Common Equity for public trading on any national securities exchange (within the meaning of the Exchange Act) and it has no current intention of seeking such listing. Distributions of the New Common Equity will most likely be made by delivery or book-entry transfer thereof by the Distribution Agent in accordance with the Plan and the New Governance Documents rather than through the facilities of DTC. Upon the Effective Date, after giving effect to the Restructuring Transactions, the New Common Equity shall be that number of shares as may be designated in the New Governance Documents.

On and after the Effective Date, transfers of New Common Equity shall be made in accordance with applicable Irish law, United States securities laws and the Shareholders Agreement, including the payment of stamp duty tax and completion of registration with the Distribution Agent.

3.            Shareholders Agreement

On the Effective Date, the Reorganized Parent shall enter into the Shareholders Agreement with the Holders of the New Common Equity, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Shareholders Agreement). On and as of the Effective Date, all of the Holders of New Common Equity shall be deemed to be parties to the Shareholders Agreement, without the need for execution by such Holder.

The Shareholders Agreement shall be binding on all Persons or Entities receiving, and all Holders of, the New Common Equity (and their respective successors and assigns), whether such New Common Equity is received or to be received on or after the Effective Date and regardless of whether such Person or Entity executes or delivers a signature page to the Shareholders Agreement.

L.            Exemption from Registration Requirements

No registration statement will be filed under the Securities Act, or pursuant to any state securities laws, with respect to the offer and distribution of Securities under the Plan. The offering, issuance, and distribution of any New Common Equity in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to section 1145 of the Bankruptcy Code. Any and all such New Common Equity will be freely tradable under the Securities Act by the recipients thereof, subject to: (i) the provisions of section 1145(b)(1) of the Bankruptcy Code, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities; (ii) the restrictions, if any, on the transferability of such Securities in the organizational documents of the issuer of, or in agreements or instruments applicable to holders of, such

Securities; and (iii) any other applicable regulatory approval. The offering, issuance, and distribution of the New Takeback Notes in exchange for Claims pursuant to Article III of the Plan and the Combined Order and, where applicable, in accordance with the terms of the Scheme of Arrangement and the Combined Order shall be made only to Holders of the Allowed First Lien Claims who are reasonably believed to be Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act), institutional Accredited Investors (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act) or Non-U.S. Persons (as defined in Regulation S under the Securities Act) and shall be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable United States, State, or local law requiring registration for the offer or sale of a security pursuant to Section 4(a)(2) of the Securities Act, Regulation D under the Securities Act, and/or Regulation S promulgated under the Securities Act, and similar state securities law provisions. Any and all such New Takeback Notes will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration or an applicable exemption from registration under the Securities Act and other applicable law. The Reorganized Debtors intend to make the New Takeback Notes eligible for clearance and settlement through the facilities of DTC.

The Debtors believe that either the MDT II CVRs issued to the MDT II shall not constitute a “security”, or that the issuance of the MDI II CVRs shall be exempt from registration under section 5 of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Under the MDT II CVR Agreement, the Reorganized Parent may issue shares of New Common Equity in lieu of paying cash only if (i) the resale by the MDT II of such shares would not require registration under the Securities Act, or such issuance or resale has been registered under the Securities Act in the case such shares are “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and the resale is to be registered, pursuant to the terms of a registration rights agreement reasonably acceptable to Reorganized Parent and MDT II) and (ii) such shares are not otherwise subject to contractual restrictions on transfer.

The Reorganized Debtors need not provide any further evidence other than the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order with respect to the treatment of the New Common Equity or MDT II CVRs under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, no Person or Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. All such Persons and Entities including DTC shall be required to accept and conclusively rely upon the Plan, the Combined Order, the Scheme of Arrangement, or the Irish Confirmation Order in lieu of a legal opinion regarding whether the New Takeback Notes or the New Common Equity (including any New Common Equity issuable upon exercise of the MDT II CVRs) are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding any policies, practices, or procedures of DTC, DTC and any participants and intermediaries shall fully cooperate and take all actions to facilitate any and all transactions necessary or appropriate for implementation of the Plan or other contemplated thereby, including without limitation any and all distributions pursuant to the Plan.

M.            Organizational Documents

Subject to Article IV.E of the Plan, the Reorganized Debtors shall enter into such agreements and amend their corporate governance documents to the extent necessary to implement the terms and provisions of the Plan. Without limiting the generality of the foregoing, as of the Effective Date, each of the

Reorganized Debtors shall be governed by the New Governance Documents applicable to it. From and after the Effective Date, the organizational documents of each of the Reorganized Debtors will comply with section 1123(a)(6) of the Bankruptcy Code, as applicable. On or immediately before the Effective Date, each Reorganized Debtor will file its New Governance Documents, if any, with the applicable Secretary of State and/or other applicable authorities in its jurisdiction of incorporation or formation in accordance with applicable laws of its jurisdiction of incorporation or formation, to the extent required for such New Governance Documents to become effective.

N.            Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise provided herein or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity; provided, that the Liens granted to First Lien Term Loan Administrative Agents, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the A/R Agent, and the DIP Agent pursuant to the First Lien Term Loan Credit Agreement, the First Lien Notes Indentures, the Second Lien Notes Indentures, the Postpetition A/R Documents, and the DIP Credit Agreement, respectively, shall remain in full force and effect solely to the extent provided for in this Plan. The filing of the Combined Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

O.            Exemption from Certain Transfer Taxes and Recording Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to (i) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtors or the Reorganized Debtors, (ii) the creation, modification, consolidation, or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means, (iii) the making, assignment, or recording of any lease or sublease, or (iv) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any United States federal, state, or local document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate United States state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

P.            Directors and Officers of the Reorganized Debtors

1.            The Reorganized Board

Prior to the Effective Date, the Debtors will undertake any necessary or advisable steps to have the Reorganized Board in place immediately prior to the Effective Date. The occurrence of the Effective Date will serve as ratification of the appointment of the Reorganized Board.

On the Effective Date, the Reorganized Board shall consist of the following seven (7) members:

•	the Chief Executive Officer of the Reorganized Debtors;

•	one (1) director designated by the member holding the largest number of issued and outstanding shares of New Common Equity (calculated on a fully-diluted basis and excluding shares issued pursuant to the Management Incentive Plan (if any) and the MDT II CVRs) on the Ad Hoc First Lien Group Steering Committee (the “1L AHG Steering Committee Director”);

•	one (1) director designated by the Ad Hoc Crossover Group Steering Committee (together with the 1L AHG Steering Committee Director, the “Designated Directors”); and

•	up to four (4) directors who qualify as “independent directors” (under the listing requirements of the New York Stock Exchange) (the “Committee Designees”) designated by a nominating and selection committee comprising a number of members of the Ad Hoc First Lien Group Steering Committee to be determined in accordance with the Governance Term Sheet (the “First Lien Group Committee Members”), a number of members of the Ad Hoc Crossover Group Steering Committee to be determined in accordance with the Governance Term Sheet (the “Crossover Group Committee Members”), and two members of the Ad Hoc 2025 Noteholder Group (together with the First Lien Group Committee Members and the Crossover Group Committee Members, the “Nominating and Selection Committee”); provided that the Reorganized Board must satisfy any requirements set forth in the Corporate Integrity Agreement between the Office of Inspector General of the Department of Health and Human Services and the Parent, a copy of which was filed in the 2020-2022 Chapter 11 Cases at Docket Number 5750-2. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of Confirmation, solely to the extent such Persons are known and determined, the identity and affiliations of any Person proposed to serve on the Reorganized Board.

Mutual agreement of the members of the Nominating and Selection Committee shall be required to nominate any Committee Designee to the Board.

Unless otherwise agreed by the Reorganized Board and except as otherwise required by applicable law, any board of directors (or similar governing body) of any wholly-owned subsidiary of the Reorganized Parent shall be comprised of the same individuals then serving as directors on the Reorganized Board; provided, that any Designated Director may, in his or her sole discretion, decline to serve on any such subsidiary board.

2.            Senior Management

The existing officers of the Debtors as of the Effective Date shall remain in their current capacities as officers of the Reorganized Debtors, subject to their right to resign and the ordinary rights and powers of the Reorganized Board to remove or replace them in accordance with the New Governance Documents and any applicable employment agreements that are assumed pursuant to the Plan.

3.            Management Incentive Plan

   After the Effective Date, the Reorganized Board shall adopt the Management Incentive Plan.

Q.            Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases and exculpation set forth in this section and in Article IX below, all Causes of Action that a Debtor may hold against any Entity shall vest in the applicable Reorganized Debtor on the Effective Date. Thereafter, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, whether arising before or after the Petition Date, and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any specific Cause of Action as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action. The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to any Cause of Action upon, after, or as a consequence of the Confirmation or the occurrence of the Effective Date. In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits. For the avoidance of doubt, in no instance will any Cause of Action preserved pursuant to this Article IV.Q include any Claim or Cause of Action released or exculpated under the Plan (including, without limitation, by the Debtors).

R.            MDT II Provisions

In accordance with the 2020-2022 Confirmation Order, the applicable Reorganized Debtors shall continue to comply with the Voluntary Operating Injunction and the Monitor shall remain in place; provided, that (i) the Reorganized Debtors shall have no liabilities of any kind to the MDT II, any of the Opioid Creditor Trusts (as defined in the 2020-2022 Plan), or any beneficiaries of any of the foregoing before, on, or after the Effective Date except as expressly agreed in the Restructuring Support Agreement, the Revised Deferred Cash Payment Terms, the MDT II CVR Agreement, and the Amended Cooperation Agreement, and (ii) on the Effective Date, the Debtors shall release and be deemed to release without any further action the Potential MDT II Chapter 5 Causes of Action. For the avoidance of doubt, the Debtors’ rights other than the Potential MDT II Chapter 5 Causes of Action shall be fully preserved under the MDT II Documents and the Revised Deferred Cash Payment Terms.

Additionally, the Debtors shall comply with any non-monetary obligations under the MDT II Agreement and Amended Cooperation Agreement during the pendency of the Chapter 11 Cases. The Amended Opioid Cooperation Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date. The Revised Deferred Cash Payments Agreement shall be assumed by or deemed to be assumed by the Reorganized Debtors on the Effective Date; provided that, as set forth in the Revised Deferred Cash Payments Agreement, all Original Deferred Cash Payments shall have been satisfied by the MDT II Settlement Payment and no further Original Deferred Cash Payments shall be owed.

S.            Corporate Action

Upon the Effective Date, all actions contemplated by the Plan and the Scheme of Arrangement shall be deemed authorized, approved, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, or any other Entity, including: (i) assumption and rejection (as applicable) of Executory Contracts and Unexpired Leases (including the assumption of the MDT II Documents and the CMS/DOJ/States Settlement Agreement); (ii) selection of the directors, managers, and officers for the Reorganized Debtors; (iii) the execution of the New Governance Documents, the Syndicated Exit Documentation, the New Takeback Debt Documentation, and the Exit A/R Documents (as applicable); (iv) the issuance and delivery of the New Common Equity, the Syndicated Exit Financing, and the New Takeback Debt; (v) implementation of the Restructuring Transactions, and (vi) all other acts or actions contemplated, or reasonably necessary or appropriate to promptly consummate the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the company structure of the Debtors, and any company action required by the Debtors in connection therewith, shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, authorized persons, or officers of the Debtors.

Prior to, on and after the Effective Date, the appropriate officers, directors, managers, or authorized persons of the Debtors, the Reorganized Parent, or any direct or indirect subsidiaries of the Reorganized Parent (including any president, vice-president, chief executive officer, treasurer, general counsel, secretary, or chief financial officer thereof) shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, memoranda and articles of association, certificates of incorporation, certificates of formation, bylaws, operating agreements, other organization documents, and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the applicable Debtors or applicable Reorganized Debtors, including the (i) New Governance Documents, (ii) the Syndicated Exit Documentation; (iii) New Takeback Debt Documentation, (iv) the Exit A/R Documents, and (v) any and all other agreements, documents, securities, and instruments relating to or contemplated by the foregoing. Prior to or on the Effective Date, each of the Debtors is authorized, in its sole discretion, to change its name or corporate form and to take such other action as required to effectuate a change of name or corporate form in the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor. To the extent the Debtors change their names or corporate form prior to the closing of the Chapter 11 Cases, the Debtors shall change the case captions accordingly.

T.            Intercreditor Agreements

Notwithstanding anything to the contrary herein or in this Plan, the treatment of, and distributions to (including rights to adequate protection and participation in the DIP Facility) made to Holders of First Lien Claims and Second Lien Claims shall not be subject to the Intercreditor Agreements or the terms thereof (including any turnover and disgorgement provisions), and the Intercreditor Agreements shall be deemed so amended to the extent necessary to effectuate same.

U.            Effectuating Documents; Further Transactions

Prior to, on, and after the Effective Date, the Debtors and Reorganized Debtors and the directors, managers, officers, authorized persons, and members of the boards of directors or managers and directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, notes, instruments, certificates, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and provisions of the Plan, the New Governance Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations, actions, or consents except for those expressly required pursuant to the Plan or the Restructuring Support Agreement.

V.	Payment of Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay in full in Cash all unpaid Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees without application by any party to the Bankruptcy Court and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise. The payment of the Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees is part of the economic bargain between the beneficial Holders of First Lien Notes Claims, the beneficial Holders of Second Lien Notes Claims, the Debtors, and the Supporting Funded Debt Creditors, and the payment of the Indenture Trustee Fees, First Lien Term Loan Administrative Agents Fees, and Collateral Agent Fees under the First Lien Credit Documents and the Second Lien Notes Documents shall be part of the distribution on account of the First Lien Claims and the Second Lien Notes Claims, as applicable.

W.	Authority of the Debtors

Effective on the Confirmation Date, the Debtors shall be empowered and authorized to take or cause to be taken, prior to the Effective Date, all actions necessary or appropriate to achieve the Effective Date and enable the Reorganized Debtors to implement effectively the provisions of the Plan, the Combined Order, the Scheme of Arrangement, the Irish Confirmation Order, and the Restructuring Transactions.

X.	No Substantive Consolidation

This Plan is being proposed as a joint chapter 11 plan of the Debtors for administrative purposes only and constitutes a separate chapter 11 plan for each Debtor. This Plan is not premised upon the substantive consolidation of the Debtors with respect to the Classes of Claims or Interests set forth in this Plan.

Y.	Continuing Effectiveness of Final Orders

Payment authorization granted to the Debtors under any prior Final Order entered by the Bankruptcy Court shall continue in effect after the Effective Date. Accordingly, the Debtors or the Reorganized Debtors may pay or otherwise satisfy any Claim to the extent permitted by, and subject to, the applicable Final Order without regard to the treatment that would otherwise be applicable to such Claim under this Plan.

Article V.

TREATMENT OF EXECUTORY CONTRACTS

AND UNEXPIRED LEASES; EMPLOYEE BENEFITS; AND INSURANCE POLICIES

A.            Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided in the Plan, each of the Executory Contracts and Unexpired Leases not previously rejected, assumed, or assumed and assigned pursuant to an order of the Bankruptcy Court will be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code except any Executory Contract or Unexpired Lease (i) identified on the Rejected Executory Contract/Unexpired Lease List (which shall initially be filed with the Bankruptcy Court on the Plan Supplement Filing Date) as an Executory Contract or Unexpired Lease to be rejected, (ii) that is the subject of a separate motion or notice to reject pending as of the Effective Date, or (iii) that previously expired or terminated pursuant to its own terms (disregarding any terms the effect of which is invalidated by the Bankruptcy Code).

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement pursuant to sections 365 and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. The Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement shall each be binding and enforceable against the applicable parties thereto in accordance with its terms. For the avoidance of doubt, the assumption of the Restructuring Support Agreement, the MDT II Documents, and the CMS/DOJ/States Settlement Agreement herein shall not otherwise modify, alter, amend, or supersede any of the terms or conditions of such agreements including, without limitation, any termination events or provisions thereunder.

Entry of the Combined Order by the Bankruptcy Court shall constitute an order approving the assumptions of the Executory Contracts and Unexpired Leases pursuant to sections 365(a) and 1123 of the Bankruptcy Code and effective on the occurrence of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order, and not assigned to a third party on or prior to the Effective Date, shall re-vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as such terms may have been modified by order of the Bankruptcy Court. To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contract or Unexpired Lease or the execution of any other Restructuring Transaction (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. For the avoidance of doubt, consummation of the Restructuring Transactions shall not be deemed an assignment of any Executory Contract or Unexpired Lease of the Debtors, notwithstanding any change in name, organizational form, or jurisdiction of organization of any Debtor in connection with the occurrence of the Effective Date.

Notwithstanding anything to the contrary in the Plan, but subject to the Consent Rights in Article I.C, the Debtors or Reorganized Debtors, as applicable, reserve the right to amend or supplement the Rejected Executory Contract/Unexpired Lease List in their discretion prior to the Effective Date (or such later date as may be permitted by Article V below), provided that the Debtors shall give prompt notice of any such amendment or supplement to any affected counterparty and such counterparty shall have no less than seven (7) days to object thereto on any grounds.

B.            Payments on Assumed Executory Contracts and Unexpired Leases

Any monetary default under an Executory Contract or Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or as soon as reasonably practicable, subject to the limitation described below, or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute regarding (i) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365(b) of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (ii) any other matter pertaining to assumption, the Bankruptcy Court shall hear such dispute prior to the assumption becoming effective; provided that the Debtors or Reorganized Debtors may settle any such dispute and shall pay any agreed upon cure amount without any further notice to any party or any action, order, or approval; provided, further, that notwithstanding anything to the contrary herein, but subject to the Consent Rights in Article I.C, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease previously designated for assumption within forty five (45) days after the entry of a Final Order resolving an objection to assumption. The cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order(s) resolving the dispute and approving the assumption and shall not prevent or delay implementation of this Plan or the occurrence of the Effective Date.

Any and all Proofs of Claim based upon Executory Contracts or Unexpired Leases that have been assumed in the Chapter 11 Cases, including pursuant to the Combined Order, shall be deemed disallowed and expunged as of the Effective Date without the need for any objection thereto or any further notice to or action, order, or approval of the Bankruptcy Court.

C.            Claims Based on Rejection of Executory Contracts and Unexpired Leases

Unless otherwise provided by a Bankruptcy Court order, and except as otherwise provided in this section of or otherwise in the Plan, any Proofs of Claim asserting Rejection Damages Claims must be filed with the Notice and Claims Agent within thirty (30) days after service of notice of the effective date of the rejection of the applicable Executory Contract or Unexpired Lease (which shall be the Effective Date unless otherwise provided in an order of the Bankruptcy Court providing for the rejection of an Executory Contract or Unexpired Lease), and the foregoing information shall be included in the notice of the Effective Date to the extent any Executory Contracts or Unexpired Leases are rejected on the Effective Date. All Allowed Rejection Damages Claims shall constitute General Unsecured Claims and shall be treated in accordance with Article III.B of the Plan.

D.            Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by any Debtor, will be performed by such Debtor or Reorganized Debtor, as applicable, liable thereunder in the ordinary course of business. Accordingly, such contracts and leases (including any Executory Contracts and Unexpired Leases assumed or assumed and assigned pursuant to section 365 of the Bankruptcy Code) will survive and remain unaffected by entry of the Combined Order.

E.            Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or Reorganized Debtors, as applicable, shall have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease. If there is a dispute regarding a Debtor’s or Reorganized Debtor’s liability under an assumed Executory Contract or Unexpired Lease, the Reorganized Debtors shall be authorized to move to have such dispute heard by the Bankruptcy Court pursuant to Article X of the Plan.

F.            Directors and Officers Insurance Policies

On the Effective Date the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Effective Date pursuant to sections 105 and 365(a) of the Bankruptcy Code, without the need for any further notice to or action, order, or approval of the Bankruptcy Court. Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be Filed. The Debtors and, after the Effective Date, the Reorganized Debtors shall retain the ability to supplement such D&O Liability Insurance Policies as the Debtors or Reorganized Debtors, as applicable, may deem necessary. For the avoidance of doubt, entry of the Combined Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Liability Insurance Policies.

In addition, on or after the Effective Date, none of the Reorganized Debtors shall terminate or otherwise reduce the coverage under any D&O Liability Insurance Policies (including any “tail policy” and all agreements, documents, or instruments related thereto) in effect on or prior to the Effective Date, with respect to conduct occurring prior thereto, and all current and former directors, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policies for the full term of such policies regardless of whether such current and former directors, officers, and managers remain in such positions after the Effective Date, all in accordance with and subject in all respects to the terms and conditions of the D&O Liability Insurance Policies, which shall not be altered.

G.            Other Insurance Contracts

On the Effective Date, each of the Debtors’ Insurance Contracts in existence as of the Effective Date shall be Reinstated and continued in accordance with their terms and, to the extent applicable, shall be deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Article V of this Plan. Nothing in the Plan shall affect, impair, or prejudice the rights of the insurance carriers, the insureds, or the Reorganized Debtors under the Insurance Contracts in any manner, and such insurance carriers, the insureds, and Reorganized Debtors shall retain all rights and defenses under such Insurance Contracts. The Insurance Contracts shall apply to and be enforceable by and against the insureds and the Reorganized Debtors in the same manner and according to the same terms and practices applicable to the Debtors, as existed prior to the Effective Date. For the avoidance of doubt, nothing in this Plan shall have any application to, or impact on, any Opioid Insurance Policies (as defined in the 2020-2022 Plan).

H.            Indemnification Provisions and Reimbursement Obligations

On and as of the Effective Date, and except as prohibited by applicable law and subject to the limitations set forth herein, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan, and the New Governance Documents will provide to the fullest extent provided by law for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, equity holders, managers, members, employees, accountants, investment bankers, attorneys, other professionals, agents of the Debtors, and such current and former directors’, officers’, equity holders’, managers’, members’ and employees’ respective Affiliates (each of the foregoing solely in their capacity as such) at least to the same extent as the Indemnification Provisions, against any Claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and, notwithstanding anything in the Plan to the contrary, none of the Reorganized Debtors will amend and/or restate the New Governance Documents before or after the Effective Date to terminate or adversely affect any of the Indemnification Provisions.

I.            Employee Compensation and Benefits

1.            Compensation and Benefits Programs

Subject to the provisions of the Plan, all Compensation and Benefits Programs (other than awards of stock options, restricted stock, restricted stock units, and other equity awards) shall be treated as Executory Contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. All Proofs of Claim Filed for amounts due under any Compensation and Benefits Program shall be considered satisfied by the applicable agreement and/or program and agreement to assume and cure in the ordinary course as provided in the Plan. All collective bargaining agreements to which any Debtor is a party, and all Compensation and Benefits Programs which are maintained pursuant to such collective bargaining agreements or to which contributions are made or benefits provided pursuant to a current or past collective bargaining agreement, will be deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code and the Reorganized Debtors reserve all of their rights under such agreements. For the avoidance of doubt, the Debtors and Reorganized Debtors, as applicable, shall honor all their obligations under section 1114 of the Bankruptcy Code.

None of the Restructuring, the Restructuring Transactions, or any assumption of Compensation and Benefits Programs pursuant to the terms herein shall be deemed to trigger any applicable change of control, vesting, termination, acceleration or similar provisions therein. No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to the Plan other than those applicable immediately prior to such assumption.

2.            Workers’ Compensation Programs

As of the Effective Date, except as set forth in the Plan Supplement, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (a) all applicable state workers’ compensation laws; and (b) the Workers’ Compensation Contracts. All Proofs of Claims filed by the Debtors’ current or former employees on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court based upon the treatment provided for herein; provided that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to the Workers’ Compensation Contracts; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable non-bankruptcy law and/or the Workers’ Compensation Contracts.

Article VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.            Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan, on the Effective Date (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the full amount of the distributions that this Plan provides for Allowed Claims in the applicable Class; provided that any Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases or assumed by the Debtors prior to the Effective Date shall be paid or performed in the ordinary course of business.

In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.            Special Rules for Distributions to Holders of Disputed Claims

Except as otherwise agreed by the relevant parties: (i) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order; and (ii) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or such Claims or Interests have been Allowed or expunged.

C.            Rights and Powers of Distribution Agent

1.            Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.            Expenses Incurred on or After the Effective Date and Indemnification

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes), and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses), made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors.

D.            Delivery of Distributions

1.            Record Date for Distributions

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. The Distribution Record Date shall not apply to distributions in respect of Securities deposited with DTC, the Holders of which shall receive distributions, if any, in accordance with the customary exchange procedures of DTC or the Plan. For the avoidance of doubt, in connection with a distribution through the facilities of DTC, DTC shall be considered a single Holder for purposes of distributions.

2.            Delivery of Distributions in General

Except as otherwise provided herein, the Distribution Agent shall make distributions to Holders of Allowed Claims as of the Distribution Record Date, or, if applicable, to such Holder’s designee, as appropriate: (a) at the address for each such Holder as indicated on the Debtors’ records as of the Distribution Record Date (or of a designee designated by a Holder of First Lien Claims or Second Lien Notes Claims, as applicable); (b) to the signatory set forth on any Proof of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have not been notified in writing of a change of address); (c) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim; or (d) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors.

All distributions to Holders of DIP Claims will be made to the DIP Agent, and the DIP Agent will be, and will act as, the Distribution Agent with respect to the DIP Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of First Lien Term Loan Claims will be made to the First Lien Term Loan Administrative Agents, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee, as applicable, and the First Lien Agent, the New Takeback Term Loan Agent, or the New Takeback Notes Indenture Trustee (as applicable) will be, and will act as, the Distribution Agent with respect to the First Lien Term Loan Claims in accordance with the terms and conditions of this Plan and the applicable debt documents.

All distributions to Holders of First Lien Notes Claims and Second Lien Notes Claims shall be, or shall be deemed to be, made by or at the direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, for further distribution to the relevant Holders of First Lien Notes Claims and Second Lien Notes Claims, as applicable, under the terms of the relevant indenture. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, as applicable, shall hold or direct such distributions for the benefit of the respective Holders of Allowed First Lien Notes Claims and Second Lien Notes Claims, subject to the rights of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee to assert its applicable charging lien against such distributions.

As soon as practicable in accordance with the requirements set forth in this Article VI, the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall arrange to deliver such distributions to or on behalf of such Holders in accordance with the applicable indentures, or, if the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee are unable to make, or consent to the Distribution Agent making such distributions, the Distribution Agent, with the cooperation of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, shall make such distributions to the extent practicable. The First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall retain all rights under the indentures to exercise any charging lien against distributions regardless of whether such distributions are made by the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee. Neither the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee shall incur any liability whatsoever on account of any distributions under the Plan, whether such distributions are made by First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, or by the Distribution Agent at the reasonable direction of the First Lien Notes Indenture Trustee or the Second Lien Notes Indenture Trustee, except for fraud, gross negligence, or willful misconduct.

3.            Distributions of New Common Equity

Notwithstanding anything to the contrary in this Plan, the applicable Distribution Agent shall transfer or facilitate the transfer of the distributions of New Common Equity to be made under this Plan through the facilities of DTC. If it is necessary to adopt alternate, additional or supplemental distribution procedures for any reason including because such distributions cannot be made through the facilities of DTC, to otherwise effectuate the distributions under this Plan, the Debtors or Reorganized Debtors, as applicable, shall implement the Alternate/Supplemental Distribution Process. The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the New Common Equity to be distributed through the facilities of DTC. Notwithstanding any policies, practices or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by the Notice and Claims Agent and the applicable Distribution Agent to facilitate distributions of New Common Equity.

4.            Minimum Distributions

No fractional shares of New Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of a number of shares of New Common Equity that is not a whole number, the actual distribution of shares of New Common Equity shall be rounded as follows: (a) fractions of one-half (1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half (1/2) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Equity to be distributed under the Plan shall be adjusted as necessary to account for the foregoing rounding.

5.            Undeliverable Distributions

In the event that any distribution to any Holder of Allowed Claims is returned as undeliverable, no distribution to such Holder shall be made unless and until the Distribution Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder of Claims to such property or interest in property shall be discharged and forever barred.

E.            Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, but subject the Consent Rights in Article I.C, the Reorganized Debtors and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, including requiring as a condition to the receipt of a distribution, that the Holders of an Allowed Claim complete an IRS Form W-8 or W-9, as applicable. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens, and encumbrances.

F.            Applicability of Insurance Contracts

Notwithstanding anything to the contrary in the Plan, the Plan Supplement, the Disclosure Statement or the Combined Order (including, without limitation, any provision that purports to be preemptory or supervening, confers Bankruptcy Court jurisdiction, or requires a party to opt out of any releases):

(i)            on and after the Effective Date, all Insurance Contracts (a) are found to be and shall be treated as, Executory Contracts under the Plan and shall be assumed pursuant to sections 105 and 365 of the Bankruptcy Code by the applicable Debtor, and/or (b) shall vest in the Reorganized Debtors and ride through and continue in full force and effect in accordance with their respective terms in either case such that the Reorganized Debtors shall become and remain jointly and severally liable in full for, and shall satisfy, any premiums, deductibles, self-insured retentions and/or any other amounts or obligations arising in any way out of the receipt of payment from an Insurer in respect of the Insurance Contracts and as to which no Proof of Claim, Administrative Claim or Cure Cost claim need be filed; and

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(ii)            solely with respect to Insurance Contracts, the automatic stay of section 362(a) of the Bankruptcy Code and the injunctions set forth in the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Bankruptcy Court, solely to permit (a) claimants with valid workers’ compensation claims or direct action claims against Insurers under applicable non-bankruptcy law to proceed with their claims; (b) Insurers to administer, handle, defend, settle and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (I) workers’ compensation claims, (II) claims where a claimant asserts a direct claim against an Insurer under applicable non-bankruptcy law, or an order has been entered by this Bankruptcy Court granting a claimant relief from the automatic stay or the injunctions set forth in the Plan to proceed with its claim, and (III) all costs in relation to each of the foregoing; and (c) the Insurers to collect from any or all of the collateral or security provided by or on behalf of the Debtors (or the Reorganized Debtors) at any time and to hold the proceeds thereof as security for the obligations of the Debtors (or the Reorganized Debtors) and/or apply such proceeds to the obligations of the Debtors (or the Reorganized Debtors) under the applicable Insurance Contracts, in such order as the applicable Insurer may determine.

Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers under the Insurance Contracts and/or applicable non-bankruptcy law. For the avoidance of doubt and notwithstanding anything to the contrary herein, nothing in this Plan including this subsection shall have any application to or effect on any Opioid Insurance Policies as that term is defined in the 2020-2022 Plan.

G.            Allocation of Distributions Between Principal and Interest

Except as otherwise required by law, distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

H.            No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, any other Definitive Document, the Combined Order, the DIP Orders, or any other Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim or Interest shall be entitled to interest accruing on or after the Petition Date on any Claim.

I.             Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in United States dollars and shall be made, at the option of the Debtors or the Reorganized Debtors (as applicable), by checks drawn on, or wire transfer from, a domestic bank selected by the Debtors or the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Debtors or the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

J.            Setoffs and Recoupment

Except as otherwise provided herein, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable bankruptcy or non-bankruptcy law, or as may be agreed to by the Holder of an Allowed Claim, may set off or recoup against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim, any Claims, rights, and Causes of Action of any nature that the applicable Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action have not been

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otherwise compromised, settled, or assigned on or prior to the Effective Date (whether pursuant to the Plan, a Final Order or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such Claims, rights, and Causes of Action.

Article VII.

PROCEDURES FOR RESOLVING CONTINGENT,
UNLIQUIDATED, AND DISPUTED CLAIMS

A.            Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the Unimpaired status of all Allowed General Unsecured Claims under the Plan and as otherwise required by the Plan, Holders of Claims need not File Proofs of Claim, and the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced except that (unless expressly waived pursuant to the Plan) the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim Filed in these Chapter 11 Cases, other than Proofs of Claims Filed for Rejection Damages Claims, shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim Filed against the Debtors, regardless of the time of filing, and including Proofs of Claim Filed after the Effective Date, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure Cost or the amount of any Rejection Damages Claim pursuant to section 365 of the Bankruptcy Code shall in all cases be determined by the Bankruptcy Court.

For the avoidance of doubt, there is no requirement to File a Proof of Claim (or move the Bankruptcy Court for allowance) to be an Allowed Claim, as applicable, under the Plan, except to the extent a Claim arises on account of rejection of an Executory Contract or Unexpired Lease in accordance with Article V.C of the Plan. Except as otherwise provided herein, all Proofs of Claim Filed after the Effective Date shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.

B.            Allowance and Disallowance of Claims

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim immediately prior to the Effective Date, including, without limitation, the right to assert any objection to Claims based on the limitations imposed by section 502 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may, but are not required to, contest the amount and validity of any Disputed Claim or contingent or unliquidated Claim in the ordinary course of business in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

All Claims and Interests of any Entity from which property is sought by the Debtors under sections 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under sections 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (i) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, as applicable, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the

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aforementioned sections of the Bankruptcy Code; and (ii) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

C.            Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (i) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (ii) to settle or compromise any Disputed Claim or Interest without any further notice to or action, order, or approval by the Bankruptcy Court; and (iii) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan.

Any objections to Claims and Interests other than General Unsecured Claims shall be served and Filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court. All Claims and Interests other than General Unsecured Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.

Notwithstanding the foregoing, the Debtors and Reorganized Debtors shall be entitled to dispute and/or otherwise object to any General Unsecured Claim in accordance with applicable non-bankruptcy law. If the Debtors or Reorganized Debtors dispute any General Unsecured Claim, such dispute shall be determined, resolved, or adjudicated, as the case may be, in the manner as if the Chapter 11 Cases had not been commenced. In any action or proceeding to determine the existence, validity, or amount of any General Unsecured Claim, any and all claims or defenses that could have been asserted by the applicable Debtor(s) or the Entity holding such General Unsecured Claim are preserved as if the Chapter 11 Cases had not been commenced.

D.            Adjustment to Claims or Interests without Objection

Any duplicate Claim or Interest or any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court, except that the Reorganized Debtors shall file a notice specifying the adjustment or expungement of the Claim (and the reason for the same) and serve such notice on the affected claimant.

E.            Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of this Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Reorganized Debtors shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim.

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Article VIII.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.            Conditions Precedent to the Effective Date

The following are conditions precedent to the Effective Date that must be satisfied or waived:

1.            The Restructuring Support Agreement shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith.

2.            The Bankruptcy Court or another court of competent jurisdiction shall have entered the Combined Order in form and substance consistent with the Restructuring Support Agreement, and such order shall be a Final Order (or such requirement shall be waived by the Debtors and the Required Supporting Secured Creditors).

3.            All documents and agreements necessary to implement the Plan (including the Definitive Documents and any documents contained in the Plan Supplement) shall have been documented in compliance with the Restructuring Support Agreement (to the extent applicable), executed, and tendered for delivery. All conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms thereof (which may occur substantially concurrently with the occurrence of the Effective Date).

4.            All actions, documents, certificates, and agreements necessary to implement the Plan (including the Definitive Documents and any other documents contained in the Plan Supplement) shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Governmental Units in accordance with applicable laws.

5.            All authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan and the transactions contemplated herein shall have been obtained and shall be in full force and effect, and all applicable regulatory or government-imposed waiting periods shall have expired or been terminated.

6.            The Bankruptcy Court shall have entered the Final DIP Order on a final basis.

7.            The final version of the Plan, Plan Supplement, and all of the schedules, documents, and exhibits contained therein, and all other schedules, documents, supplements, and exhibits to the Plan, shall be consistent with the Restructuring Support Agreement.

8.            The High Court of Ireland shall have made the Irish Confirmation Order and the Scheme of Arrangement shall have become effective in accordance with its terms (or shall become effective concurrently with effectiveness of the Plan).

9.            The Irish Takeover Panel shall have either: (a) confirmed that an obligation to make a mandatory general offer for the shares of Parent pursuant to Rule 9 of the Irish Takeover Rules will not be triggered by the implementation of the Scheme of Arrangement and the Plan; or (b) otherwise waived the obligation on the part of any Person to make such an offer.

10.          The Debtors shall have paid in full all professional fees and expenses of the Retained Professionals that require the Bankruptcy Court’s approval or amounts sufficient to pay such fees and expenses after the Effective Date shall have been placed in Professional Fee Escrow Accounts pending the Bankruptcy Court’s approval of such fees and expenses.

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11.            To the extent incurred in excess of any retainer received, the reasonable fees and out of pocket expenses of the MDT II professionals (who are Brown Rudnick LLP, Houlihan Lokey Inc., and Cole Schotz) shall have been paid in full.

12.            The Debtors shall have paid the Restructuring Fees and Expenses in full, in Cash, to the extent invoiced at least five (5) Business Days prior to the Effective Date.

13.            The restructuring to be implemented on the Effective Date shall be consistent with the Plan and the Restructuring Support Agreement.

14.            There shall not have been any (a) motion, application, pleading, or proceeding pending before the Bankruptcy Court or any other court (i) challenging the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim against the Debtors held by, or payment made to, any Supporting Funded Debt Creditor (in its capacity as such) or any liens or security interests securing such Claim, or (ii) asserting (or seeking standing to assert) any purported Claims or Causes of Action against any of the Supporting Funded Debt Creditors (in their capacity as such), or (b) order entered by the Bankruptcy Court or any other court granting any relief with respect to any such motion, application, pleading, or proceeding; provided, however, that this condition shall be deemed satisfied if Consummation of the Plan would render the applicable motion, application, pleading, or proceeding moot or if the relief requested thereby otherwise contradicts any provision of the Plan or the Confirmation Order.

15.            There shall not have been instituted or threatened or be pending any material action, proceeding, application, claim, counterclaim or investigation (whether formal or informal) (or there shall not have been any material adverse development to any action, application, claim, counterclaim or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, domestic or foreign, or by any other person, domestic or foreign, in connection with the Restructuring Transactions that, in the reasonable judgment of the Debtors and the Required Supporting Secured Creditors would prohibit, prevent, or restrict consummation of the Restructuring Transactions in a materially adverse manner.

B.            Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and consummation of this Plan set forth in this Article VIII may be waived by the Debtors, with the consent of the Required Supporting Secured Creditors and, solely with respect to the conditions set forth in Articles VIII.A.1, VIII.A.3, VIII.A.4, VIII.A.7, and VIII.A.11 to the extent waiver of such conditions adversely impacts the MDT II, the MDT II, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided that the conditions set forth in Article VIII.A.10 may be waived by only the Debtors with the consent of the affected Retained Professionals. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

C.            Effect of Non-Occurrence of Conditions to the Effective Date

If the Confirmation or the consummation of this Plan does not occur with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (i) constitute a waiver or release of any claims by or Claims against or Interests in the Debtors; (ii) prejudice in any manner the rights of the Debtors, any Holders or any other Person or Entity; (iii) constitute an Allowance of any Claim or Interest; or (iv) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Person or Entity in any respect.

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D.            Substantial Consummation

“Substantial consummation” of the Plan, as defined in section 1102(2) of the Bankruptcy Code, shall be deemed to occur on the Effective Date.

Article IX.

DISCHARGE, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.            Discharge of Claims and Termination of Interests

Pursuant to and to the fullest extent permitted by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, including the MDT II Reserved Claims, the distributions, rights, and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release, and discharge, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, demands against, Liens on, obligations of, rights against the Debtors, the Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (i) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (ii) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (iii) the Holder of such a Claim or Interest has accepted the Plan. The Combined Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Effective Date.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to this Plan, the provisions of this Plan shall constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Combined Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.            Releases by the Debtors

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, PURSUANT TO SECTION 1123(B) OF THE BANKRUPTCY CODE, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASED PARTY, AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, IS AND IS DEEMED TO BE FOREVER AND UNCONDITIONALLY

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RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED BY THE DEBTORS, THEIR ESTATES, AND THE REORGANIZED DEBTORS, IN EACH CASE ON BEHALF OF THEMSELVES AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE DEBTORS, THEIR ESTATES, AND THE REORGANIZED DEBTORS, FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITIES WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR THAT ANY HOLDER OF ANY CLAIM AGAINST, OR INTEREST IN, A DEBTOR OR OTHER ENTITY, COULD ASSERT ON BEHALF OF THE DEBTORS, THEIR ESTATES, AND THE REORGANIZED DEBTORS, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE DEBTORS DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (A) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN OR (B) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION.

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ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE DEBTOR RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE DEBTOR RELEASE IS: (I) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (II) A GOOD-FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR RELEASE; (III) IN THE BEST INTERESTS OF THE DEBTORS AND ALL HOLDERS OF CLAIMS AND INTERESTS; (IV) FAIR, EQUITABLE, AND REASONABLE; (V) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VI) A BAR TO ANY OF THE DEBTORS, THE REORGANIZED DEBTORS, OR THE DEBTORS’ ESTATES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE DEBTOR RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE DEBTOR RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

C.            Releases by Holders of Claims and Interests

EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS PLAN OR THE COMBINED ORDER, AS OF THE EFFECTIVE DATE, IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION, THE ADEQUACY OF WHICH IS HEREBY CONFIRMED, EACH RELEASING PARTY, IN EACH CASE ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS, AND REPRESENTATIVES, AND ANY AND ALL OTHER ENTITIES WHO MAY PURPORT TO ASSERT ANY CLAIM OR CAUSE OF ACTION, DIRECTLY OR DERIVATIVELY, BY, THROUGH, FOR, OR BECAUSE OF THE FOREGOING ENTITIES, HAS AND IS DEEMED TO HAVE, FOREVER AND UNCONDITIONALLY, (X) RELEASED, ABSOLVED, ACQUITTED, AND DISCHARGED EACH DEBTOR AND REORGANIZED DEBTOR, AND (Y) RELEASED, ABSOLVED, AND ACQUITTED EVERY OTHER RELEASED PARTY FROM ANY AND ALL CLAIMS AND CAUSES OF ACTION, WHETHER KNOWN OR UNKNOWN, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED OR ASSERTABLE ON BEHALF OF THE DEBTORS, THEIR ESTATES, OR THE REORGANIZED DEBTORS THAT SUCH ENTITY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN ITS OWN RIGHT (WHETHER INDIVIDUALLY OR COLLECTIVELY) OR ON BEHALF OF THE HOLDER OF ANY CLAIM AGAINST, OR INTERESTS IN, A DEBTOR, BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, (I) THE MANAGEMENT, OWNERSHIP, OR OPERATION OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (II) THE PURCHASE, SALE, OR RESCISSION OF ANY SECURITY OF THE DEBTORS OR THE NON-DEBTOR AFFILIATES, (III) THE SUBJECT MATTER OF, OR THE

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TRANSACTIONS, EVENTS, CIRCUMSTANCES, ACTS OR OMISSIONS GIVING RISE TO, ANY CLAIM OR INTEREST THAT IS TREATED IN THE RESTRUCTURING TRANSACTIONS, INCLUDING THE NEGOTIATION, FORMULATION, OR PREPARATION OF THE RESTRUCTURING TRANSACTIONS, (IV) THE BUSINESS OR CONTRACTUAL ARRANGEMENTS BETWEEN ANY DEBTOR OR NON-DEBTOR AFFILIATE AND ANY OTHER ENTITY, (V) THE DEBTORS’ AND NON-DEBTOR AFFILIATES’ IN- OR OUT-OF-COURT RESTRUCTURING EFFORTS, (VI) INTERCOMPANY TRANSACTIONS, (VII) THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), THE A/R DOCUMENTS, THE CHAPTER 11 CASES, OR ANY RESTRUCTURING TRANSACTION, (VIII) ANY CONTRACT, INSTRUMENT, RELEASE, OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THE RESTRUCTURING SUPPORT AGREEMENT, THE DEFINITIVE DOCUMENTS, OR THE RESTRUCTURING TRANSACTIONS, INCLUDING THE ISSUANCE OR DISTRIBUTION OF SECURITIES PURSUANT TO THE PLAN, (IX) THE DISTRIBUTION, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT, OF PROPERTY UNDER THE PLAN OR ANY OTHER RELATED AGREEMENT, OR (X) ANY OTHER ACT, OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATING TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE EFFECTIVE DATE; PROVIDED, THAT THE RELEASING PARTIES DO NOT RELEASE CLAIMS OR CAUSES OF ACTION ARISING OUT OF, OR RELATED TO, ANY ACT OR OMISSION OF A RELEASED PARTY THAT IS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED ACTUAL FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT; PROVIDED, FURTHER, THAT THE FOREGOING “THIRD-PARTY RELEASES” SHALL NOT OPERATE TO WAIVE OR RELEASE ANY CAUSE OF ACTION OF ANY RELEASING PARTY AGAINST A RELEASED PARTY ARISING FROM ANY OBLIGATIONS OWED TO THE RELEASING PARTY THAT ARE WHOLLY UNRELATED TO THE DEBTORS OR THE REORGANIZED DEBTORS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, THE RELEASES SET FORTH ABOVE DO NOT RELEASE (I) ANY POST EFFECTIVE DATE OBLIGATIONS OF ANY PARTY OR ENTITY UNDER THE PLAN, THE COMBINED ORDER, ANY OTHER DEFINITIVE DOCUMENT, ANY RESTRUCTURING TRANSACTION, OR ANY DOCUMENT, INSTRUMENT, OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE PLAN SUPPLEMENT) EXECUTED TO IMPLEMENT THE PLAN, OR ANY CLAIM OR OBLIGATION ARISING UNDER THE PLAN, (II) ANY CAUSES OF ACTION SPECIFICALLY RETAINED BY THE DEBTORS PURSUANT TO THE SCHEDULE OF RETAINED CAUSES OF ACTION, OR (III) ANY CLAIM OR CAUSE OF ACTION OF ANY SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, AGAINST ANY DIRECTOR OR OFFICER OF MALLINCKRODT PLC TO THE EXTENT (BUT SOLELY TO THE EXTENT) NECESSARY TO PERMIT SUCH SUPPORTING PARTY, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, TO (A) OPT INTO (OR NOT OPT OUT OF) ANY SETTLEMENT OF SHAREHOLDER CLASS-ACTION LITIGATION AGAINST SUCH DIRECTOR OR OFFICER, PROVIDED, FOR THE AVOIDANCE OF DOUBT, NO SUPPORTING PARTY SHALL INSTITUTE, PROSECUTE, OR VOLUNTARILY ADVANCE OR CARRY ON ANY SUCH LITIGATION FOR ITSELF OR ON BEHALF OF ANY CERTIFIED OR PUTATIVE CLASS OR OTHERWISE, OR OBJECT TO ANY SETTLEMENT OF ANY APPLICABLE CLASS ACTION LITIGATION, AND, IF A SUPPORTING PARTY ENGAGES IN SUCH CONDUCT, THE UNDERLYING CLAIM OR CAUSE OF ACTION SHALL BE DEEMED RELEASED, OR (B) IF ANY OTHER HOLDER OF EXISTING EQUITY INTERESTS (AN “OTHER SHAREHOLDER”) RECEIVES A PAYMENT IN

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EXCESS OF $1,000,000, OR IF ANY OTHER SHAREHOLDERS RECEIVE PAYMENTS AGGREGATING IN EXCESS OF $2,500,000, IN EACH CASE IN SETTLEMENT OF LITIGATION BROUGHT INDIVIDUALLY BY SUCH OTHER SHAREHOLDER(S) IN ITS (OR THEIR) CAPACITY AS A HOLDER (OR HOLDERS) OF EXISTING EQUITY INTERESTS (WHICH LITIGATION WAS NOT INSTITUTED, PROSECUTED, OR VOLUNTARILY ADVANCED, OR CARRIED ON BY OR ON BEHALF OF THE SUPPORTING PARTY), TO PURSUE INDIVIDUAL CLAIMS AGAINST DIRECTORS OR OFFICERS OF MALLINCKRODT PLC, SOLELY IN ITS CAPACITY AS A HOLDER OF EXISTING EQUITY INTERESTS, THAT ARE OF THE SAME TYPE AND BASED ON CIRCUMSTANCES SIMILAR TO THOSE UNDERLYING THE CLAIMS BROUGHT BY SUCH OTHER SHAREHOLDER(S) THAT WERE SO SETTLED.

ENTRY OF THE COMBINED ORDER SHALL CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019, OF THE THIRD-PARTY RELEASE, WHICH INCLUDES BY REFERENCE EACH OF THE RELATED PROVISIONS AND DEFINITIONS CONTAINED IN THE PLAN, AND, FURTHER, SHALL CONSTITUTE THE BANKRUPTCY COURT’S FINDING THAT THE THIRD-PARTY RELEASE IS: (I) CONSENSUAL; (II) ESSENTIAL TO THE CONFIRMATION OF THE PLAN; (III) GIVEN IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY EACH OF THE RELEASED PARTIES, INCLUDING THE RELEASED PARTIES’ SUBSTANTIAL CONTRIBUTIONS TO FACILITATING THE RESTRUCTURING TRANSACTIONS AND IMPLEMENTING THE PLAN; (IV) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE THIRD PARTY RELEASE; (V) IN THE BEST INTERESTS OF THE DEBTORS AND THEIR ESTATES; (VI) FAIR, EQUITABLE, AND REASONABLE; (VII) GIVEN AND MADE AFTER DUE NOTICE AND OPPORTUNITY FOR HEARING; AND (VIII) A BAR TO ANY OF THE RELEASING PARTIES ASSERTING ANY CLAIM OR CAUSE OF ACTION RELEASED PURSUANT TO THE THIRD-PARTY RELEASE.

FOR THE AVOIDANCE OF DOUBT, NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE FOLLOWING SHALL NOT BE INCLUDED IN THE THIRD-PARTY RELEASE: (I) ANY RIGHTS PRESERVED UNDER THE REVISED DEFERRED CASH PAYMENT TERMS, (II) RIGHTS, CLAIMS, AND ENTITLEMENT UNDER THE MDT II CVR AGREEMENT; (III) RIGHTS UNDER THE AMENDED COOPERATION AGREEMENT; (IV) OTHER THAN AS AMENDED BY THE AMENDED COOPERATION AGREEMENT, ANY OF THE MDT II’S RIGHTS TO DISCOVERY AND ENTITLEMENTS TO DISCOVERY FROM THE DEBTORS AND ANY NON-DEBTOR AS SET FORTH IN THE COOPERATION AGREEMENT OR THE 2020-2022 PLAN, AND (V) ANY OF THE MDT II’S RIGHTS, DEFENSES, CLAIMS, AND CAUSES OF ACTION ASSIGNED UNDER THE 2020-2022 PLAN AGAINST PERSONS OTHER THAN MALLINCKRODT, INCLUDING BUT NOT LIMITED TO IN RESPECT OF OTHER OPIOID CLAIMS (AS DEFINED IN THE 2020-2022 PLAN).

D.            Exculpation

EFFECTIVE AS OF THE EFFECTIVE DATE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXCULPATED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY CLAIMS OR CAUSES OF ACTION ARISING PRIOR TO OR ON THE EFFECTIVE DATE FOR ANY ACT TAKEN OR OMITTED TO BE TAKEN BETWEEN THE PETITION DATE AND THE EFFECTIVE DATE IN CONNECTION WITH, OR RELATED TO, FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING, ADMINISTERING, CONFIRMING OR EFFECTING THE CONFIRMATION OR CONSUMMATION OF THIS PLAN, INCLUDING ANY DISBURSEMENTS MADE BY A DISTRIBUTION AGENT IN CONNECTION WITH THE PLAN,

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THE DISCLOSURE STATEMENT, THE DEFINITIVE DOCUMENTS, THE FIRST LIEN CREDIT DOCUMENTS, THE SECOND LIEN NOTES DOCUMENTS, THE DIP LOAN DOCUMENTS, THE A/R DOCUMENTS, THE EXIT FINANCING DOCUMENTS (AND ANY FINANCING PERMITTED THEREUNDER), OR ANY CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION WITH THIS PLAN OR ANY OTHER POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTORS, THE APPROVAL OF THE DISCLOSURE STATEMENT OR CONFIRMATION OR CONSUMMATION OF THIS PLAN; PROVIDED, THAT THE FOREGOING PROVISIONS OF THIS EXCULPATION SHALL NOT OPERATE TO WAIVE OR RELEASE: (I) ANY CLAIMS OR CAUSES OF ACTION ARISING FROM WILLFUL MISCONDUCT, ACTUAL FRAUD, OR GROSS NEGLIGENCE OF SUCH APPLICABLE EXCULPATED PARTY AS DETERMINED BY FINAL ORDER OF THE BANKRUPTCY COURT OR ANY OTHER COURT OF COMPETENT JURISDICTION; AND/OR (II) THE RIGHTS OF ANY PERSON OR ENTITY TO ENFORCE THIS PLAN AND THE CONTRACTS, INSTRUMENTS, RELEASES, INDENTURES, AND OTHER AGREEMENTS AND DOCUMENTS DELIVERED UNDER OR IN CONNECTION WITH THIS PLAN OR ASSUMED PURSUANT TO THIS PLAN OR FINAL ORDER OF THE BANKRUPTCY COURT; PROVIDED, FURTHER, THAT EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY UPON THE ADVICE OF COUNSEL CONCERNING ITS RESPECTIVE DUTIES PURSUANT TO, OR IN CONNECTION WITH, THE ABOVE REFERENCED DOCUMENTS, ACTIONS OR INACTIONS. NOTWITHSTANDING THE FOREGOING, THE EXCULPATED PARTIES SHALL BE ENTITLED TO THE PROTECTIONS IN SECTION 1125(E) OF THE BANKRUPTCY CODE TO THE FULLEST EXTENT PERMITTED THEREIN.

THE EXCULPATED PARTIES HAVE, AND UPON CONSUMMATION OF THE PLAN SHALL BE DEEMED TO HAVE, PARTICIPATED IN GOOD FAITH AND IN COMPLIANCE WITH THE APPLICABLE LAWS WITH REGARD TO THE SOLICITATION OF VOTES AND DISTRIBUTION OF CONSIDERATION PURSUANT TO THE PLAN AND, THEREFORE, ARE NOT, AND ON ACCOUNT OF SUCH DISTRIBUTIONS SHALL NOT BE, LIABLE AT ANY TIME FOR THE VIOLATION OF ANY APPLICABLE LAW, RULE, OR REGULATION GOVERNING THE SOLICITATION OF ACCEPTANCES OR REJECTIONS OF THE PLAN OR SUCH DISTRIBUTIONS MADE PURSUANT TO THE PLAN.

THE FOREGOING EXCULPATION SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE WITHOUT FURTHER NOTICE TO OR ORDER OF THE BANKRUPTCY COURT, ACT OR ACTION UNDER APPLICABLE LAW, REGULATION, ORDER, OR RULE OR THE VOTE, CONSENT, AUTHORIZATION OR APPROVAL OF ANY PERSON OR ENTITY.

E.            Permanent Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE COMBINED ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER OR MEANS ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE; (IV) ASSERTING A RIGHT OF SETOFF (EXCEPT TO THE EXTENT THAT THE SETOFF IS VALID AND ASSERTED WITH RESPECT TO A FILED PROOF OF CLAIM OR BY WAY OF A MOTION FILED PRIOR TO ENTRY OF THE COMBINED ORDER) OR

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SUBROGATION OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE COMBINED ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

Article X.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Combined Order and the occurrence of the Effective Date, except to the extent set forth herein or under applicable federal law, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

A.            allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

B.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Retained Professionals authorized pursuant to the Bankruptcy Code or the Plan;

C.            resolve any matters related to: (i) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Costs arising therefrom, including Cure Costs pursuant to section 365 of the Bankruptcy Code; (ii) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (iii) any dispute regarding whether a contract or lease is or was executory or expired;

D.            ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and the Combined Order;

E.            adjudicate, decide, or resolve any motions, adversary proceedings, contested, or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

F.            adjudicate, decide, or resolve any and all matters related to Causes of Action;

G.            adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

H.            resolve any cases, controversies, suits, or disputes that may arise in connection with any Claims, including claim objections, allowance, disallowance, estimation, and distribution;

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I.            enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan, the Combined Order, and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Combined Order, or the Disclosure Statement, including the Restructuring Support Agreement;

J.            enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

K.            resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the interpretation or enforcement of the Plan, the Combined Order, or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or the Combined Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Combined Order;

L.            issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with enforcement of the Plan or the Combined Order;

M.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in the Plan and enter such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions;

N.            resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid;

O.            enter and implement such orders as are necessary or appropriate if the Combined Order is for any reason modified, stayed, reversed, revoked, or vacated;

P.            determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Combined Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan, the Combined Order, or the Disclosure Statement;

Q.            enter an order or final decree concluding or closing the Chapter 11 Cases;

R.            adjudicate any and all disputes arising from or relating to distributions to Holder of Claims in Class 2 or Class 3 under the Plan;

S.            consider any modification of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Combined Order;

T.            determine requests for payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

U.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Combined Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

V.            hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

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W.            hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge, including without limitation any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

X.            hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the releases, injunctions, and exculpations provided under Article IX of the Plan;

Y.            resolve any disputes concerning whether a Person had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

Z.            enforce all orders previously entered by the Bankruptcy Court; and

AA.         hear any other matter over which the Bankruptcy Court has jurisdiction.

Additionally, the Bankruptcy Court will retain jurisdiction to adjudicate, decide, or resolve issues raised by the Monitor, but such jurisdiction will not be exclusive and the Monitor shall retain the right to seek relief in all other courts.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article X, the provisions of this Article X shall have no effect on and shall not control, limit, or prohibit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

Notwithstanding anything to the contrary in the Plan, the Bankruptcy Court’s jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date, including, without limitation, any Claims based in whole or in part on any conduct of the Debtors occurring on or before the Effective Date, shall be non-exclusive.

Article XI.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF PLAN

A.            Modification of Plan

Subject to the terms of the Restructuring Support Agreement and the limitations contained in the Plan, the Debtors or Reorganized Debtors reserve the right to, in accordance with the Bankruptcy Code, the Bankruptcy Rules, and the Restructuring Support Agreement: (i) amend or modify the Plan prior to the entry of the Combined Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; (ii) amend or modify the Plan after the entry of the Combined Order in accordance with section 1127(b) of the Bankruptcy Code and the Restructuring Support Agreement upon order of the Bankruptcy Court; and (iii) remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan upon order of the Bankruptcy Court.

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B.            Effect of Confirmation on Modifications

Entry of the Combined Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.            Revocation of Plan; Reservation of Rights if Effective Date Does Not Occur

Subject to the conditions to the Effective Date, the Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to revoke or withdraw the Plan prior to the entry of the Combined Order and to File subsequent Plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Combined Order or the Effective Date does not occur, or if the Restructuring Support Agreement terminates in accordance with its terms prior to the Effective Date, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Existing Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity; provided, that any Restructuring Fees and Expenses that have been paid as of the date of revocation or withdrawal of the Plan shall remain paid and shall not be subject to disgorgement or repayment without further order of the Bankruptcy Court.

Article XII.

MISCELLANEOUS PROVISIONS

A.            Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(g), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the documents and instruments contained in the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims and Interests (irrespective of whether Holders of such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan and any and all non-Debtor parties to Executory Contracts and Unexpired Leases, and notwithstanding whether or not such Person or Entity (i) will receive or retain any property, or interest in property, under this Plan, (ii) has filed a Proof of Claim in the Chapter 11 Cases or (iii) failed to vote to accept or reject this Plan, affirmatively voted to reject this Plan, or is conclusively presumed to reject this Plan. The Combined Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Bankruptcy Rule 3020(e) and 7062.

B.            Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or Reorganized Debtors, as applicable, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Combined Order.

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C.            Reservation of Rights

The Plan shall have no force or effect unless and until the Bankruptcy Court enters the Combined Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

D.            Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries or guardian, if any, of each Entity.

E.            No Successor Liability

Except as otherwise expressly provided in this Plan and the Combined Order, each of the Reorganized Debtors (i) is not, and shall not be deemed to assume, agree to perform, pay or otherwise have any responsibilities for any liabilities or obligations of the Debtors or any other Person relating to or arising out of the operations or the assets of the Debtors on or prior to the Effective Date, (ii) is not, and shall not be, a successor to the Debtors by reason of any theory of law or equity or responsible for the knowledge or conduct of any Debtor prior to the Effective Date, and (iii) shall not have any successor or transferee liability of any kind or character.

F.            Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall also be served on:

Debtors	Counsel to the Debtors

Mallinckrodt plc	Richards, Layton & Finger, P.A.
College Business & Technology Park	One Rodney Square
Cruiserath Road	920 N. King Street
Blanchardstown, Dublin	Wilmington, Delaware 19801
Dublin 15	Attn: Mark Collins, Michael Merchant, Amanda
Attn: Mark Tyndall	Steele, and Brendan Schlauch and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attn: George Davis, Anu Yerramalli, and Adam
Ravin and

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611
Attn: Jason Gott

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United States Trustee	Counsel to the Ad Hoc First Lien Term Loan Group
Office of the United States Trustee for the District of Delaware 844 King Street, Suite 2207 Wilmington, Delaware 19801 Attn: Jane M. Leamy and Linda Richenderfer	Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166-0193 Attn: Scott J. Greenberg, Michael J. Cohen, and Joe Zujkowski
Counsel to the Ad Hoc Crossover Group	Counsel to the Ad Hoc 2025 Noteholder Group
Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attn: Andrew Rosenberg and Alice Belisle Eaton	Davis Polk & Wardwell LLP 450 Lexington Ave New York, New York 10017 Attn: Darren S. Klein and Aryeh E. Falk
Counsel to the MDT II	Counsel to certain Holders of Claims in the Ad Hoc Crossover Group
Brown Rudnick LLP Seven Times Square New York, New York 10019 Attn: David Molton and Steven Pohl	Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Attn: James L. Bromley, Ari B. Blaut, and Benjamin S. Beller

After the Effective Date, the Reorganized Debtors have authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must File a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

G.            Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Combined Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Combined Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Combined Order shall remain in full force and effect in accordance with their terms.

H.            Entire Agreement

On the Effective Date, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

I.            Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving

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effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, the Plan Supplement, and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided that corporate governance matters relating to Debtors or Reorganized Debtors, as applicable, not incorporated in New York shall be governed by the laws of the jurisdiction of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

J.            Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. Except as otherwise provided in the Plan, such exhibits and documents included in the Plan Supplement shall initially be Filed with the Bankruptcy Court on or before the Plan Supplement Filing Date. After the exhibits and documents are Filed, copies of such exhibits and documents shall have been available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.ra.kroll.com/Mallinckrodt2023 or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

K.            Nonseverability of Plan Provisions upon Confirmation

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be acceptable to the Debtors and the Required Supporting Secured Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Combined Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors; and (iii) nonseverable and mutually dependent.

L.            Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

M.            Conflicts

To the extent that any provision of the Disclosure Statement, or any order entered prior to Confirmation (for avoidance of doubt, not including the Combined Order) referenced in the Plan (or any exhibits, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control. To the extent that any provision of the Plan conflicts with or is in any way inconsistent with any provision of the Combined Order, the Combined Order shall govern and control.

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N.            2020-2022 Confirmation Order

For the avoidance of doubt, except as expressly set forth herein, the 2020-2022 Confirmation Order shall remain in full force and effect. To the extent that any agreements (including, but not limited to, the Original Deferred Cash Payments Agreement and the Cooperation Agreement) authorized under or incorporated into the 2020-2022 Confirmation Order have been amended or modified in accordance with the terms of such agreements, such amended or modified agreements remain in full force and effect unless the agreements have been terminated or have expired in accordance with the terms of such agreements. Notwithstanding the foregoing, to the extent that the terms of the Combined Order conflict or are in any way inconsistent with any of the terms of the 2020-2022 Confirmation Order or any agreement (as may have been amended or modified from time to time) authorized under the 2020-2022 Confirmation Order, the terms of the Combined Order (including the treatment of Claim and Interests under this Plan) shall govern.

O.            No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.            Section 1125(e) Good Faith Compliance

The Debtors, the Reorganized Debtors, the Supporting First Lien Creditors, the Supporting Second Lien Creditors, and each of their respective current and former officers, directors, members (including ex officio members), managers, employees, partners, advisors, attorneys, professionals, accountants, investment bankers, investment advisors, actuaries, Affiliates, financial advisors, consultants, agents, and other representatives of each of the foregoing Entities (whether current or former, in each case in his, her or its capacity as such), shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.

Q.            2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Confirmation Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Respectfully submitted, as of the date first set forth above,

Mallinckrodt plc (on behalf of itself and all other Debtors)

By:	/s/ Jason Goodson
Name:	Jason Goodson
Title:	Executive Vice President and Chief Strategy and Restructuring Officer

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Exhibit 1

New Takeback Debt Term Sheet

Mallinckrodt plc

new takeback debt term sheet1

Summary of Settled Terms and Conditions

Takeback Debt:

Term loans (“Term Loans”) under a new senior secured first lien term loan facility (“Term Loan Facility”) and senior secured first lien notes (“Notes”) in an aggregate principal amount of $1.65 billion (collectively, the “Takeback Debt”).

Any Takeback Debt issued in satisfaction of DIP Claims will be first-out term loans (the “First Out Takeback Debt“), and any Takeback Debt issued to satisfy First Lien Claims will be second-out (the “Second Out Takeback Debt”).

Borrowers/Issuers:	Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) incorporated under the laws of the Grand Duchy of Luxembourg, and Mallinckrodt CB LLC, a Delaware limited liability company.

Guarantors:	The obligations of the Borrowers shall be unconditionally guaranteed, on a joint and several basis, by each of the obligors on the First Lien Indebtedness (subject to limited exceptions to be agreed, including exclusion of Mallinckrodt Petten Holdings B.V.).

Takeback Debt Election:	Each holder of any First Lien Claims may elect to receive Takeback Debt in the form of Term Loans or Notes, regardless of whether such holder’s First Lien Claims were on account of First Lien Notes or First Lien Term Loans; provided that any holder of First Lien Claims that elects to receive Takeback Debt in the form of Notes must certify to the reasonable satisfaction of the Debtors that it is: (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)); (ii) an institutional “accredited investor” (as described in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act); or (iii) a person other than a “U.S. person” (as defined in Rule 902(k) of Regulation S under the Securities Act), is acquiring the Notes in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act and not participating on behalf of or on account of a U.S. person.

Unless a holder of First Lien Claims affirmatively elects otherwise, each holder of First Lien Term Loans will receive Takeback Debt in the form of Term Loans on account of such First Lien Term Loans, and each holder of First Lien Notes will receive Takeback Debt in the form of Notes on account of such First Lien Notes.

Security:	Subject to customary exceptions, the Takeback Debt shall be secured by first priority liens and security interests on all collateral securing the First

1 Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Restructuring Support Agreement (the “RSA”) to which this New Takeback Loan Facility Term Sheet is attached as Exhibit H or the Prepackaged Joint Plan of Reorganization of Mallinckrodt plc and Its Debtor Affiliates under Chapter 11 of the Bankruptcy Code (the “Plan”), as applicable.

Lien Indebtedness and any currently unencumbered property of any borrower or guarantor, subject to further diligence; provided that no such liens shall be granted on any receivables or related assets transferred to, or constituting collateral of, the Exit A/R Facility (or the equity of the non-Debtor subsidiary of Mallinckrodt plc that is the borrower in respect of such facility).

All Takeback Debt (including, for the avoidance of doubt, Terms Loans and Notes, and First Out Takeback Debt and Second Out Takeback Debt) shall be secured by the same collateral and shall share liens on such collateral.

Maturity:	All Takeback Debt obligations shall be due and payable in cash on the date that is 5 years following the Plan Effective Date (“Inside Maturity”).

Interest:	First-out Term Loans: SOFR + 750 bps (subject to 4.50% SOFR floor) Second-out Term Loans: SOFR + 950 bps (subject to 4.50% SOFR floor) Second-out Notes: 14.75%

Amortization:	Term loans: 1.0% per annum payable quarterly. Notes: None.

Call Protection:	Make-whole (discounted at T + 50 bps) for first 24 months; thereafter callable at any time and from time to time, in whole or in part, at par without premium or penalty.

Covenants:	Takeback Debt to include covenants customary for facilities of this size and type, in light of prevailing market conditions, subject to reasonable consent of Company, Ad Hoc First Lien Term Loan Group and Ad Hoc Crossholder Group.

The Takeback Debt shall not be subject to any financial covenants.

Ratings:	Takeback Debt to be rated by two of the following: S&P, Moody’s or Fitch.

Prepayment:	Takeback Debt to include mandatory repayment/repurchase obligation with the net proceeds of asset sales (subject to customary exceptions) at repayment/repurchase price that includes applicable make-whole premium.

Takeback Debt to be subject to a mandatory repayment/repurchase obligation with 50% of excess cash flow at repayment/repurchase price equal to par.

Holders of Takeback Debt may decline the above-described mandatory repayment/repurchase payments. With respect to any Notes, applicable mechanics shall be structured so as to permit compliance with all applicable securities laws.

DTC Eligibility:	The Notes shall be made eligible to be held through DTC.

Intercreditor:	All First Out Takeback Debt shall have priority of payment over all Second Out Takeback Debt, whether in the form of Term Loans or Notes.

All voting or control rights of holders of Takeback Debt as such shall be shared pro rata among all holders of Takeback Debt, whether such Takeback Debt is First Out Takeback Debt or Second Out Takeback Debt or is in the form of Term Loans or Notes.

2

All Second Out Takeback Debt, whether in the form of Term Loans or Notes, shall be pari passu.

Amendments	To be customary for transactions of this type and mutually agreed by the Borrowers and Holders of Takeback Debt, including customary anti-Serta language.

Syndicated Exit Financing Consent Rights:	The terms of any Syndicated Exit Financing shall be acceptable to each of the Debtors, the Required Supporting First Lien Term Loan Group Creditors and the Required Supporting Crossover Group Creditors.

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APPENDIX 8

Privacy Statement — Examinership Appointments

Privacy Statement — Examinership Appointments

The Insolvency Practitioner appointed as examiner over the company by the court acts as joint data controller, with Grant Thornton Corporate Finance Limited, in respect of your personal data. Both parties have agreed that Grant Thornton Corporate Finance Limited shall be responsible for operating the insolvency appointment. We want to protect the privacy of all parties whose personal data we process in the course of our appointments.

Please read the following statement; it will help you to understand how we use your personal data.

About Us

In this privacy statement “we”, “our”, and “us” refers to Grant Thornton Corporate Finance Limited, the legal entity, and the Insolvency Practitioner appointed over the company collectively.

Contact details are set out below.

What personal data do we collect?

In addition to the personal data that you provide directly to us, we may process the following personal data about you that we receive from third party sources:

•	Biographical Details — name, date of birth
•	Contact Details — address, email address and telephone number(s)
•	Personal Identification — copies of official identification for the directors of the company to comply with anti money laundering legislation (e.g. passport)

•	Personal Data included with details of Assets of the Company— details of the assets owned by the company (e.g. any properties owned and / or managed by the company, including details of the occupants of the properties)

•	Employment records - if you are an employee of the company we will hold your human resources records (e.g. information including name, address, date of birth, length of service, wage, pension)

•	Personal data included with company information — including financial statements and accounts for the company (including information about directors’ remuneration and payment of shareholders dividends and pension funds)

•	Personal data included with Creditors and Debtors information — details of all outstanding debts owed to the company, and also all the companies creditor information

What are the sources of your personal data?

Personal data may be obtained from you directly. In addition, personal data will be provided to us by the directors of the company and from review of the company records, accounts and files. We may also be provided with personal data by a charge holder or creditor of the company. We may also consult publically available records in relation to the company over which we are appointed.

Why do we process your personal data?

We process your personal data in order to conduct the examinership of the company. This involves; acting in a non-executive capacity as examiner, and complying with duties, such as reporting to the High Court.

Our processing of your personal data in these circumstances is on the basis that it is necessary for the purposes of pursuing our legitimate interests and the legitimate interests of the company. The legitimate interests that we pursue are our interests in performing our appointment and operating our business. The legitimate interest of the company is the successful completion of the examinership process so that the company can continue to trade into the future. We may also be required to process your personal data in order to comply with our legal obligations.

To whom might we disclose your personal data?

We may engage third party service providers in order for us to fulfil our requirements under our appointment and we may be required to disclose personal data to those service providers in order for them to fulfil their obligations. For example, we may need to engage the following service providers in the event that we are appointed examiners over the company:

•	Investors - information is shared with investors so that they may consider investing in the company (e.g. creditor and debtor information, shareholder information and employee information).

•	Legal advisors — We may disclose details of our appointment to our legal advisors in order to confirm the validity of our appointment, and to address legal queries or issues that may arise during the course of the examinership.

•	Third Party Service Providers - this will be entirely dependent on the nature of the business of the company (e.g. a letting company, valuers etc., will have to be engaged to value the various assets).

We may also engage third party IT service providers, who may be provided with access to our networks or IT tools in the context of providing services to us.

We may be required to submit information and returns to government authorities, including, but not limited to;

•	The High Court — we will be required to prepare a report for the High Court (e.g. names of directors, employees, payments that have been made)

There may be further government bodies that we are required to provide information to such as the Companies Registration Office and the Revenue Commissioners.

We may be required in certain circumstances, by law or by regulations or by Professional Bodies, some of these may be located outside the European Economic Area (EEA), to which we belong, to make reports to regulatory and law enforcement authorities or to such bodies, or to disclose documents or information or take other action, as a result of information received by us or matters which come to our attention during the course of our engagement. We may also be required to provide Regulatory Bodies, Grant Thornton International Limited or Professional Bodies with access to our work papers in order to facilitate monitoring inspections.

Transfers Abroad

We are a multi-territory firm and therefore data is processed in all offices for the legitimate interest to ensure efficient running of the business.

In connection with the above we may transfer your personal data outside the EEA, including to a jurisdiction which is not recognised by the European Commission as providing for an equivalent level of protection for personal data as is provided for in the EEA.

If and to the extent that we do so, we will ensure that appropriate measures are in place to comply with our obligations under applicable law governing such transfers, which may include entering into a contract governing the transfer which contains the ’standard contractual clauses’ approved for this purpose by the European Commission. Further details of the measures that we have taken in this regard are available by contacting us using the contact details below.

Our retention of your personal data

We will only retain your personal data for as long as necessary to fulfil the purposes we collected it for, including for the purposes of satisfying any legal, accounting, or reporting requirements.

To determine the appropriate retention period for personal data, we consider the amount, nature, and sensitivity of the personal data, the potential risk of harm from unauthorised use or disclosure of your personal data, the purposes for which we process your personal data and whether we can achieve those purposes through other means, and the applicable legal requirements.

Your rights

You have the right, subject to certain exemptions:

•	to obtain a copy of any personal data we hold about you,

•	to request rectification or erasure of such data,

•	to request restriction of processing or to object to processing, and

•	data portability.

If you become aware that information we maintain about you is inaccurate, or if you would like to update or review your information, you may contact us using the contact information below. We will take reasonable steps to permit individuals to correct, amend, or delete information that is demonstrated to be inaccurate. We may limit or deny access to personal information where providing such access would be unreasonably burdensome or inappropriate under the circumstances. All requests to change personal information will be handled in accordance with applicable legal requirements. If you would like to change your information you should contact us at dataprivacy@ie.gt.com or contact us at our registered office:

Registered office address: 13-18 City Quay, Dublin 2, Ireland.

Grant Thornton will take steps to address your request to the extent consistent with and permitted by laws, regulations and professional standards applicable to Grant Thornton and our own internal policies.

Complaints

You also have the right to complain to the Data Protection Commission or another supervisory authority.